SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

The Clorox Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

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	4)	Date Filed:

Notice of 2013 Annual Meeting, Proxy Statement
and Annual Financial Statements

Annual Meeting of Stockholders
November 20, 2013

Notice of Annual Meeting of Stockholders

To be held on November 20, 2013

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), will be held at 9:00 a.m., Pacific time on Wednesday, November 20, 2013, in Building C of the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Pleasanton, CA 94588, for the following purposes:

1.	To elect eleven directors to serve until the 2014 Annual Meeting;
2.	To conduct an advisory vote on the compensation of the Company’s named executive officers;
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014; and
4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Company’s board of directors (the “Board”) has fixed the close of business on September 30, 2013, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available at the Annual Meeting and during the ten days prior to the Annual Meeting at the office of the Secretary of the Company at 1221 Broadway, Oakland, CA 94612-1888.

Only record holders and people holding proxies from record holders of Clorox common stock as of the record date may attend the Annual Meeting. If you plan to attend the Annual Meeting and your shares are registered in your name, you must bring a current form of government-issued photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must provide proof that you owned Clorox common stock on the record date, as well as a current form of government-issued photo identification. Please see the “Attending the Annual Meeting” section of the proxy statement for more information.

We are pleased to take advantage of the U.S. Securities and Exchange Commission’s “Notice and Access” rule that allows us to provide stockholders with notice of their ability to access proxy materials via the Internet. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet. Under this process, on or about October 3, 2013, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our Proxy Statement, Annual Report—Executive Summary, and voting instructions are available on the Internet as of the same date. As more fully described in the Notice of Internet Availability of Proxy Materials, all stockholders may choose to access our proxy materials via the Internet or may request printed copies of the proxy materials. Please see the “Information about the Meeting and Voting” section of the proxy statement for more information.

The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report—Executive Summary are available at www.edocumentview.com/CLX.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE PROXY STATEMENT AND VOTE YOUR PROXY BY TELEPHONE, VIA THE INTERNET OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING, SIGNING AND RETURNING THE PROXY CARD ENCLOSED THEREIN.

By Order of the Board of Directors,

     Angela C. Hilt
     Vice President – Corporate Secretary
     & Associate General Counsel

October 3, 2013

THE CLOROX COMPANY - 2013 Proxy Statement

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares, or need additional assistance, please contact Innisfree M&A Incorporated, who is assisting us in the solicitation of proxies:

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders may call toll-free at (877) 750-9499

Banks and brokers may call collect at (212) 750-5833

1221 BROADWAY
OAKLAND, CA 94612-1888

Table of Contents

	Information About the Meeting and Voting	1
	Proposal 1: Election of Directors	5
	Board of Directors’ Recommendation	5
	Vote Required	5
	Committees, Organization of the Board of Directors and
	Director Independence	14
	Standing Committees	14
	Evaluation of Director Qualifications and Experience	15
	Diversity	15
	Board of Directors’ Meeting Attendance	16
	The Clorox Company Governance Guidelines and Director Independence	16
	Director Independence Determination	17
	Conflict of Interest and Related Party Transaction Policies and Procedures	17
	Code of Conduct	18
	Board of Directors Leadership Structure	18
	Board of Directors’ Role in Risk Management Oversight	19
	Executive Sessions	19
	Beneficial Ownership of Voting Securities	20
	Equity Compensation Plan Information	22
	Compensation Discussion and Analysis	23
	Executive Summary	23
	How We Make Compensation Decisions	25
	Fiscal Year 2013 Compensation of Our Named Executive Officers	27
	What We Pay: Components of Our Compensation Program	28
	The Management Development and Compensation Committee Report	36
	Compensation Discussion and Analysis Tables	37
	Director Compensation	53
	Fees Earned or Paid in Cash	53
	Stock Unit Awards	54
	Stock Ownership Guidelines for Directors	54
	Compensation Committee Interlocks and Insider Participation	55
	Section 16(a) Beneficial Ownership Reporting Compliance	55
	Proposal 2: Advisory Vote on Executive Compensation	56
	Board of Directors’ Recommendation	56
	Vote Required	57
Proposal 3:	Ratification of Independent Registered Public
	Accounting Firm	58
	Board of Directors’ Recommendation	58
	Vote Required	58
	Audit Committee Report	59
	Fees of the Independent Registered Public Accounting Firm	59
	Other Information	60
	Form 10-K, Financial Statements and Annual Report	60
	Director Communications	60
	Solicitation of Proxies	60
	Stockholder Proposals for the 2013 Annual Meeting	61
	Householding	61
	Attending the Annual Meeting	62
Appendix A	Management’s Discussion and Analysis of Financial
	Condition and Results of Operations, Audited Financial
	Statements and Other Selected Financial Information	A-1

1221 BROADWAY
OAKLAND, CA 94612-1888

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), for use at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 9:00 a.m. Pacific time on Wednesday, November 20, 2013, in Building C of the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Pleasanton, CA 94588. Please refer to the “Attending the Annual Meeting” section of this proxy statement for more information about procedures for attending the Annual Meeting.

The U.S. Securities and Exchange Commission, or SEC, has adopted rules that allow us to use a “Notice and Access” model to make our proxy statement and other annual meeting materials available to you. On or about October 3, 2013, we will begin mailing a notice to our shareholders, called the Notice of Internet Availability of Proxy Materials (the “Notice”), advising that our proxy statement, Annual Report—Executive Summary, and voting instructions can be accessed on the Internet upon the commencement of such mailing. You may then access these materials and vote your shares via the Internet or by telephone or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the Notice. Using the Notice allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet.

The Notice of Annual Meeting, Proxy Statement and Annual Report—Executive Summary are available at www.edocumentview.com/CLX.

Information About the Meeting and Voting

Q: What is the purpose of this proxy statement?

A: The Board is soliciting your proxy to vote at the Company’s 2013 Annual Meeting of Stockholders to be held on November 20, 2013, and at any adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Q: Who is entitled to vote at the Annual Meeting?

A: Only stockholders of record at the close of business on September 30, 2013 (the “Record Date”) are entitled to vote at the Annual Meeting. On that date, there were 128,998,291 shares of Clorox common stock (“Common Stock”) outstanding and entitled to vote. Holders of Common Stock as of the close of business on the Record Date are entitled to one vote per share on each matter submitted to a vote of stockholders.

Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

A: Pursuant to rules adopted by the SEC, we are making this proxy statement available to our stockholders electronically via the Internet. On or about October 3, 2013, we will mail the Notice to the holders of our Common Stock as of the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report—Executive Summary. The Notice also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

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THE CLOROX COMPANY - 2013 Proxy Statement	1

Q: Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A: No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Q: How can I vote my shares?

A: You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so via the Internet or by telephone, or by requesting a printed copy of the proxy materials and mailing in the enclosed proxy card. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, the Board recommends that you submit a proxy in advance via the Internet, by telephone or by mail. In this way, your shares of Common Stock will be voted as directed by you even if you should become unable to attend the Annual Meeting. If you are not a record holder of your shares, you must follow the instructions of your broker or other nominee.

Q: May I change my vote?

A: Yes. You may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

  submitting written notice of revocation to the Secretary of the Company;
  voting again electronically by telephone or via the Internet or by submitting another proxy card with a later date; or
  voting in person at the Annual Meeting.

Q: How many shares must be present to conduct the Annual Meeting?

A: We must have a “quorum” to conduct the Annual Meeting. A quorum is a majority of the outstanding shares of Common Stock entitled to vote at the meeting, present in person or by proxy. Abstentions and broker non-votes (described below) will be counted for the purpose of determining a quorum.

Q: What are broker non-votes?

A: A broker non-vote occurs when a bank or brokerage firm does not receive voting instructions from a beneficial owner of shares and does not have the discretion to direct the voting of those shares. Broker non-votes are not counted as votes against a proposal or as abstentions, and will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal or the number of votes cast on a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting (Proposals 2 and 3) or the approval of a majority of the votes cast (Proposal 1).

Q: Will my shares be voted if I do not provide instructions to my broker?

A: If you are the beneficial owner of shares held by a broker in “street name,” the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Under applicable New York Stock Exchange (“NYSE”) rules, if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker has the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but does not have discretion to vote on “non-routine” matters, such as the election of directors or proposals on executive compensation matters. Thus, the broker is entitled to vote your shares on Proposal 3 even if you do not provide voting instructions to your broker. The broker is not entitled to vote your shares on Proposal 1 or 2 without your instructions.

Q: How do I vote if I hold shares in the Clorox 401(k) Plan?

A: If you are a participant in our 401(k) plan, you will receive a voting instruction card to direct Mercer Trust Company, as trustee of our 401(k) plan, how to vote the shares of our Common Stock attributable to your individual account. Mercer Trust Company will vote shares as instructed by participants prior to 11:59 PM (EDT) on November 19, 2013. If you do not provide voting directions to Mercer Trust Company by that time, the shares attributable to your account will not be voted.

Q: How do I vote if I cannot attend the Annual Meeting in person?

A: Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. By following the procedures for voting via the Internet or by telephone, or by requesting a printed copy of the proxy materials and completing, signing and returning the proxy card enclosed therein, you will enable Donald R. Knauss, Stephen M. Robb or Laura Stein, each of whom is named on the proxy card as a “proxy holder,” to vote your shares at the Annual Meeting in the manner you indicate on your proxy card. When you vote your proxy, you can specify whether your shares should be voted for or against each of the nominees for director identified in Proposal 1, or you can

2       THE CLOROX COMPANY - 2013 Proxy Statement

PROXY STATEMENT

abstain from voting on the director nominees. You can also specify whether your shares should be voted for or against Proposals 2 and 3, or you can abstain from voting on such proposals. Each of these proposals is described in this proxy statement.

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

  Voting via the Internet. You can vote your shares via the Internet by following the instructions provided either in the Notice or on the proxy card. If you requested and received a printed set of the proxy materials by mail, you should follow the voting instruction form you received. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card to us.

  Voting by Telephone. You can vote your shares by telephone if you requested and received a printed set of the proxy materials through the mail by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received the Notice only, you can vote by telephone by following the instructions at the website address referred to in the Notice. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote by telephone, you do not need to mail a proxy card to us.

  Voting by Mail. You can vote by mail by requesting that a printed copy of the proxy materials be sent to your specified address. Upon receipt of the materials, you may fill out the proxy card enclosed therein and sign and return it as instructed on the card.

Stockholders who hold shares through a broker or other nominee must follow that nominee’s direction to vote.

Q: May I vote in person at the Annual Meeting?

A: Yes, you may vote your shares at the Annual Meeting if you attend in person and use a written ballot. However, if your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank or nominee granting you authority to vote your shares directly at the Annual Meeting.

If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance via the Internet or by telephone, or by requesting a printed copy of the proxy materials and signing, dating and returning the proxy card enclosed therein.

Q: What are the proposals and what vote is required for each?

A: Proposal 1: Election of Directors. Proposal 1 is for the election of eleven nominees to serve as members of the Board until the 2014 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified. The Company’s Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the eleven nominees for director will be elected if he or she receives the majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast. Your broker is not entitled to vote your shares on Proposal 1 unless you provide voting instructions.

Proposal 2: Approval (on an advisory basis) of the Compensation of the Company’s Named Executive Officers. Proposal 2 is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers. Since Proposal 2 is an advisory vote, the provisions of our Bylaws regarding the vote required to “approve” a proposal are not applicable to this matter. In order to be approved on an advisory basis, Proposal 2 must receive a FOR vote from a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal and will not be counted. Your broker is not entitled to vote your shares on Proposal 2 unless you provide voting instructions.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. Proposal 3 is for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014. The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal 3. An abstention on Proposal 3 will have the same effect as a vote against Proposal 3. A broker

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THE CLOROX COMPANY - 2013 Proxy Statement	3

non-vote will not have any effect on Proposal 3 and will not be counted. Your broker, however, is entitled to vote your shares on Proposal 3 even if you do not provide voting instructions.

Q: What are the recommendations of the Board of Directors?

A: The Board recommends that you vote:

  FOR the election of the eleven nominees for director named in this proxy statement (Proposal 1);
  FOR the proposal to approve (on an advisory basis) the compensation of the Company’s named executive officers (Proposal 2); and
  FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014 (Proposal 3).

Q: What do I do if I receive more than one proxy card?

A: Stockholders who hold their shares in more than one account may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that ALL of your shares are represented at the Annual Meeting, we recommend that you vote every proxy card you receive.

Q: Who will count the votes?

A: Votes will be counted by Computershare Trust Company, N.A., our inspector of election appointed for the Annual Meeting.

Q: What happens if the Annual Meeting is postponed or adjourned?

A: If we adjourn the Annual Meeting, we will conduct the same business at a later meeting, and the Board can decide to set a new record date for determining stockholders entitled to vote at the adjourned meeting or decide to only allow the stockholders entitled to vote at the original meeting to vote at the adjourned meeting. According to our Bylaws, when a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, date, time and the proxy requirements are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally scheduled to take place, notice of the place, date, time and the proxy requirements will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board will fix a new record date for notice of such adjourned meeting and will give notice of the adjourned meeting to each stockholder entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Q: What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

A: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to the Company in a timely manner. Proposals should be addressed to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2014 Annual Meeting of Stockholders, we must receive the written proposal no later than June 5, 2014. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Pursuant to our Bylaws, a proposal may be brought before the meeting by a stockholder who was a stockholder of record at the time notice is given, is entitled to vote at the annual meeting and complied with the notice procedures specified in our Bylaws. To be timely for our 2014 Annual Meeting of Stockholders, and assuming the 2014 Annual Meeting of Stockholders takes place within 30 days of the anniversary of this year’s Annual Meeting, we must receive the written notice at our principal executive offices between July 23, 2014 and August 22, 2014. For more information regarding proposals for consideration at next year’s annual meeting, please see the “Stockholder Proposals for the 2014 Annual Meeting” section of this proxy statement. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear in person or through a qualified representative to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Q: Whom can I contact if I have questions?

A: If you have any questions about the Annual Meeting or how to vote your shares, please call Innisfree M&A Incorporated, at (877) 750-9499.

Q: Where can I find the voting results?

A: We will report final results in a filing with the SEC on Form 8-K.

4       THE CLOROX COMPANY - 2013 Proxy Statement

Proposal 1: Election of Directors

At the Annual Meeting, eleven people will be elected as members of the Board to serve until the 2014 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the eleven people listed below for election at the Annual Meeting. Each of the nominees for director has agreed to be named in this proxy statement and to serve as a director if elected. Each nominee is currently serving as a director of the Company. Esther Lee, Jeffrey Noddle and Rogelio Rebolledo were each appointed to the Board during calendar year 2013 and are being nominated for election by the stockholders for the first time. Each of Ms. Lee, Mr. Noddle and Mr. Rebolledo were recommended by members of the Nominating and Governance Committee. As previously disclosed, Mr. Mueller will be retiring from the Board on the date of the Annual Meeting and is therefore not standing for re-election.

Board of Directors’ Recommendation

The Board unanimously recommends a vote FOR each of the Board’s eleven nominees for director listed below. The Board believes that each of the nominees listed below is highly qualified and has skills, experience, backgrounds and attributes that qualify them to serve as directors of the Company (see each nominee’s biographical information and the Nominating and Governance Committee section below for more information). The recommendation of the Board is based on its carefully considered judgment that the skills, experience, backgrounds and attributes of the nominees make them the best candidates to serve on our Board.

Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company, business experience, directorships of other publicly-owned corporations, including any other directorships held during the past five years (if any), and relevant experiences and qualifications, including service on certain non-profit or non-public company boards, that contributed to the conclusion that each director is qualified to serve as a director of the Company.

The people designated in the proxy and voting instruction card intend to vote your shares represented by proxy FOR the election of each of these nominees, unless you include instructions to the contrary. In the event any director nominee is unable to serve, the persons named as proxies may vote for a substitute nominee recommended by the Board.

Vote Required

Majority Voting for Directors. The Company’s Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director). Under the Company’s Bylaws, any director who fails to be elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. A director who tenders his or her resignation would not participate in the Board’s decision.

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THE CLOROX COMPANY - 2013 Proxy Statement	5

Director Since	Name, Principal Occupation and Other Information
1990	Daniel Boggan, Jr.

Mr. Boggan served as the Chief of Staff of the Oakland, California Mayor’s office from January 2007 through August 2007. He served as a consultant to Siebert Brandford Shank & Co., LLC (a municipal finance firm) from September 2003 to March 2006. Mr. Boggan joined the National Collegiate Athletic Association in October 1994 as Group Executive Director for Education Services. He served as the National Collegiate Athletic Association’s Chief Operating Officer from January 1996 to June 1998 and served as its Senior Vice President and Chief Operating Officer from June 1998 until his retirement in August 2003. Previously, he was Vice Chancellor for business and administrative services at the University of California at Berkeley.

Other Public Company Boards:
Mr. Boggan is a director of Collective Brands, Inc. (formerly known as Payless Shoe Source, Inc.) (September 1997 to present) and Viad Corp (February 2005 to present).

Non-Profit/Other Boards:
Mr. Boggan is a trustee of The California Endowment, a trustee of The Alameda County Medical Center, and serves on various local boards.

Director Qualifications:
Mr. Boggan has considerable knowledge of the Company’s business as well as a historical perspective and focus on the long-term interests of the Company and its stockholders due to his long-standing service on the Board. He resides in Oakland, and his prior positions in Oakland’s local government and as immediate past chair of The Alameda County Medical Center provide him with an understanding of the Company’s local community. Mr. Boggan’s previous leadership positions at the National Collegiate Athletic Association and the University of California, as well as his service on several public company and non-profit boards, have provided him with a broad perspective and management, governance and leadership experience that he brings to the Company as Chair of the Nominating and Governance Committee. Additionally, his involvement with The Alameda County Medical Center and The California Endowment (a large health care foundation in California) provides him with an understanding of health and wellness matters. Age: 67.

6       THE CLOROX COMPANY - 2013 Proxy Statement

Proposal 1: Election of Directors

Director Since	Name, Principal Occupation and Other Information
2007	Richard H. Carmona, M.D., M.P.H., F.A.C.S.

Dr. Carmona has been Vice Chairman of Canyon Ranch (a life-enhancement company) since October 2006. He also serves as Chief Executive Officer of the Canyon Ranch Health Division and President of the non-profit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006, achieving the rank of Vice Admiral. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the United States Army and the Army’s Special Forces.

Other Public Company Boards:
Dr. Carmona is a director of Taser International (March 2007 to present).

Non-Profit/Other Boards:
Dr. Carmona serves on the board of Healthline Networks.

Director Qualifications:
Dr. Carmona’s experience as the Surgeon General of the United States and extensive background in public health provide him with a valuable perspective on health and wellness matters, as well as insight into regulatory organizations and institutions, which are important to the Company’s business strategy. In addition, his executive leadership experience, including with a global lifestyle enhancement company, provides him with international experience and enables him to make valuable contributions to the Company’s international growth strategies. Dr. Carmona’s experience in the United States Army and in academia also strengthens the Board’s collective qualifications, skills and experience. Age: 63.

1997	Tully M. Friedman

Mr. Friedman is the Chairman and Chief Executive Officer of Friedman Fleischer & Lowe, LLC (a private investment firm). Prior to forming Friedman Fleischer & Lowe in 1997, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director of Salomon Brothers, Inc. (an investment bank).

Other Public Company Boards:
Mr. Friedman previously served as a director of Mattel, Inc. (1984 to May 2012), Capital Source (2000 to May 2007) and Tempur-Pedic International (November 2002 to April 2006).

Non-Profit/Other Boards:
Mr. Friedman currently serves on the boards of NCDR, LLC, and is the Chairman and a director of Church’s Holding Corporation. He is also Chairman of American Enterprise Institute and Vice Chairman of the Telluride Foundation.

Director Qualifications:
Mr. Friedman’s more than forty years of experience in finance and thirty years as a private equity investor have provided him with expertise in financial matters. This enables him to make valuable contributions in the areas of mergers and acquisitions, capital deployment and other major financial decisions and in his service as Chair of our Finance Committee. In addition, Mr. Friedman’s executive leadership roles and board positions in several industries provide him with a broad perspective and experience in the areas of management, operations and strategy. Mr. Friedman also has a deep understanding of the Company’s business, having served on the Board for numerous years, enabling him to make significant contributions to the Company’s strategy, innovation and long-range plans. Age: 71.

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THE CLOROX COMPANY - 2013 Proxy Statement	7

Director Since	Name, Principal Occupation and Other Information
2006	George J. Harad

Mr. Harad was Executive Chairman of the Board of OfficeMax Incorporated (an office supply and services company), formerly known as Boise Cascade Corporation (Boise Cascade), from October 2004 until his retirement in June 2005. He served as Chairman of the Board and Chief Executive Officer of Boise Cascade from April 1995 until October 2004. Previously, Mr. Harad held various positions at Boise Cascade, including Controller, Senior Vice President and Chief Financial Officer, and President and Chief Operating Officer. Prior to joining Boise Cascade, Mr. Harad was a consultant for the Boston Consulting Group and a teaching fellow at Harvard University.

Director Qualifications:
Mr. Harad’s prior executive leadership roles enable him to provide valuable contributions with respect to management, operations, strategy, growth and long-range plans. His experience as a Chief Financial Officer has provided him with expertise in finance and accounting matters. Additionally, as a former Chief Executive Officer of a Fortune 500 company, Mr. Harad brings extensive knowledge in executive compensation matters to his position as Chair of the Management Development and Compensation Committee. Age: 69.

2006	Donald R. Knauss

Mr. Knauss was elected Chairman and Chief Executive Officer of the Company in October 2006. He was Executive Vice President of The Coca-Cola Company (a marketer and distributor of nonalcoholic beverages) and President and Chief Operating Officer for Coca-Cola North America from February 2004 until September 2006. Previously, he was President of the Retail Division of Coca-Cola North America and President and Chief Executive Officer of The Minute Maid Company, a division of The Coca-Cola Company. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps.

Other Public Company Boards:
Mr. Knauss is a director of the Kellogg Company (December 2007 to present) and URS Corporation (June 2010 to present).

Non-Profit/Other Boards:
Mr. Knauss also serves on the dean’s advisory board of the College of Arts & Sciences at Indiana University and on the board of trustees of the University of San Diego, Morehouse College and the United States Marine Corps University Foundation.

Director Qualifications:
Mr. Knauss’ leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of the Company’s strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board. His role as Chief Executive Officer also enables him to provide important contributions to strengthening the Company’s leadership, operations, strategy, growth and long-range plans. Mr. Knauss’ prior executive leadership roles include extensive international experience, providing him with valuable insights into global business strategy. In addition, Mr. Knauss’ leadership experience at other consumer packaged goods companies, including his director role at the Kellogg Company, provides him with a keen understanding of the Company’s industry and customer and consumer dynamics. Age: 62.

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Proposal 1: Election of Directors

Director Since	Name, Principal Occupation and Other Information
2013	Esther Lee

Ms. Lee has served as Senior Vice President – Brand Marketing, Advertising and Sponsorships for AT&T (a global communications company) since 2009. From July 2007 to September 2008 she served as CEO of North America and President of Global Brands for Euro RSCG Worldwide. Prior to that, she served for five years as Global Chief Creative Officer for The Coca-Cola Company. Earlier in her career, as co-founder of DiNoto Lee advertising firm, Ms. Lee worked with several consumer packaged goods companies, including Procter & Gamble, Unilever and Nestle.

Director Qualifications:
Ms. Lee brings to the Company significant executive and brand-building expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to creativity and vision for long-term growth. In addition, Ms. Lee brings to the Company significant experience in the areas of marketing and digital media. Her prior experience with global brand marketing, advertising, media and sponsorship as well as developing operating models in these areas, enable her to provide valuable contributions to the Company’s business strategies. Age: 54.

1999	Robert W. Matschullat

Mr. Matschullat served as interim Chairman and interim Chief Executive Officer of the Company from March 2006 through October 2006. He served as presiding director of the Board from January 2005 through March 2006 and served as Chairman of the Board from January 2004 through January 2005. He was the Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) from October 1995 until relinquishing his position as Chief Financial Officer in December 1999 and retiring from his position as Vice Chairman in June 2000. Prior to joining The Seagram Company Ltd., Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was on the Morgan Stanley Group board of directors.

Other Public Company Boards:
Mr. Matschullat is a director of The Walt Disney Company, Inc. (December 2002 to present) and is the Chairman of the Board of Visa, Inc. (April 2013 to present), having served as a director of Visa, Inc. since October 2007. Mr. Matschullat previously served as a director of McKesson Corporation (October 2002 to July 2007).

Director Qualifications:
Mr. Matschullat brings to the Company a wealth of public company leadership experience at the board and executive levels. Mr. Matschullat’s executive leadership experience includes service as the Chief Financial Officer of a major global company and as the division head of a major financial institution, providing him with expertise in business and financial matters as well as broad international experience. In addition, Mr. Matschullat has an extensive understanding of the Company’s business, having served more than ten years on the Board, including in the leadership roles of non-executive Chairman and presiding director of the Board. Mr. Matschullat also served as the Company’s interim Chief Executive Officer. These experiences have provided him with a long-term perspective, as well as valuable management, governance and leadership experience. Age: 65.

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Director Since	Name, Principal Occupation and Other Information
2013	Jeffrey Noddle

Mr. Noddle was the Executive Chairman of SuperValu, Inc. (a leading food retailer and provider of distribution and logistical support services) from May 2009 until his retirement in June 2010. He served as SuperValu’s Chairman and Chief Executive Officer from May 2002 to May 2009. During his career with SuperValu, which commenced in 1976, Mr. Noddle held a number of other leadership positions, including President and Chief Operating Officer, Vice President – Merchandising and President of SuperValu’s Fargo and former Miami divisions.

Other Public Company Boards:
Mr. Noddle is a director of Donaldson Company, Inc. (November 2000 to present) and Ameriprise Financial, Inc. (September 2005 to present). Mr. Noddle formerly served on the board of SuperValu, Inc. (May 2002 to June 2010).

Non-Profit/Other Boards:
Mr. Noddle also serves on the board of the University of Minnesota Carlson School of Management. He was formerly on the board of The Food Industry Center at the University of Minnesota and the Greater Twin Cities United Way. Mr. Noddle was also a member of the executive committee of the Minnesota Business Partnership and past chairman of the board of The Food Marketing Institute.

Director Qualifications:
Mr. Noddle’s prior leadership roles enable him to provide valuable operational and supply chain insights as well as strategic leadership and human resources guidance to the Company. His over thirty year career with SuperValu provides valuable perspective on the Company’s retail environment, as well as experience in the areas of mergers and acquisitions, including integration planning and execution; stockholder relations and communications; corporate governance issues; and executive succession planning; and director recruitment. Mr. Noddle’s expertise in leading one of the largest grocery retail companies in the United States and his extensive knowledge of the Company’s customers and consumers enable him to make valuable contributions to the Company. Age: 67.

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Proposal 1: Election of Directors

Director Since	Name, Principal Occupation and Other Information
2013	Rogelio Rebolledo

Mr. Rebolledo was the CEO and Chairman of the Pepsi Bottling Group, Mexico (the Mexican operations of Pepsi Bottling Group, Inc.) from January 2004 to May 2007. Prior to January 2004, Mr. Rebolledo worked for the Frito-Lay International Division of Pepsico for 27 years, becoming President and Chief Executive Officer of Frito-Lay International in 2001. He began his 31-year career in 1976 with Pepsico Inc. at Sabritas, the salty food unit of Frito-Lay International, first in Latin America and then in Asia and Europe. Mr. Rebolledo began his career at the Procter & Gamble Co., where he held a variety of marketing roles.

Other Public Company Boards:
Mr. Rebolledo is a director of the Kellogg Company (October 2008 to present). Mr. Rebolledo previously served on the boards of Best Buy Company (August 2006 to June 2012), Applebee’s International (May 2006 to October 2007), and The Pepsi Bottling Group (May 2004 to May 2007).

Non-Profit/Other Boards:
Mr. Rebolledo also serves on the boards of Jose Cuervo International and Proeza Group, and formerly was a director of The Alfa Group, which are companies in Mexico.

Director Qualifications:
Mr. Rebolledo brings to the Board more than thirty years of leadership roles in consumer packaged goods companies. His extensive background, particularly in developing business in Latin America and Asia, provides him with a deep understanding of customer and consumer dynamics. In addition, Mr. Rebolledo’s strong financial background and experience on audit and compensation committees enable him to make valuable contributions to the Company. Age: 69.

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Director Since	Name, Principal Occupation and Other Information
2005	Pamela Thomas-Graham

Ms. Thomas-Graham has served as Chief Talent, Branding and Communications Officer and member of the Executive Board of Credit Suisse Group (a leading global financial services company) since January 2010. From March 2008 to December 2009, she served as a managing director in the private equity group at Angelo, Gordon & Co. (a private investment management firm). From October 2005 to December 2007, Ms. Thomas-Graham held the position of Group President at Liz Claiborne, Inc. (a designer and marketer of apparel, accessories and fragrances). Previously, she served as Chairman of CNBC (a media and entertainment company) from February 2005 to October 2005 and served as President and Chief Executive Officer of CNBC from July 2001 to February 2005. From September 1999 to July 2001, Ms. Thomas-Graham served as an Executive Vice President of NBC and as President and Chief Executive Officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company.

Other Public Company Boards:
Ms. Thomas-Graham served as a director of Idenix Pharmaceuticals, Inc. (June 2005 to January 2010).

Non-Profit/Other Boards:
Ms. Thomas-Graham serves on the board of the New York Philharmonic (2013 to present), the Parsons School of Design (2006 to present) and the Education Committee of the Museum of Modern Art in New York City (2006 to present). She is a member of the Business Council of the Metropolitan Museum of Art in New York City (2013 to present). Additionally, she served on the Visiting Committee of Harvard Business School (2005 to 2011) and on the board of the Harvard Alumni Association (1998 to 2001).

Director Qualifications:
Ms. Thomas-Graham brings to the Company significant executive expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, growth and long-range plans. In addition, Ms. Thomas-Graham brings to the Company significant experience in the area of branding. Her prior experience as a management consultant also enables her to provide valuable contributions to the Company’s business strategies and mergers and acquisitions activities. Additionally, her leadership experience at a private equity firm provides her with financial and accounting expertise, enabling her to contribute to the oversight of the Company. Age: 50.

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Proposal 1: Election of Directors

Director Since	Name, Principal Occupation and Other Information
2005	Carolyn M. Ticknor

Ms. Ticknor was President of the Imaging and Printing Systems group of the Hewlett Packard Company (a global IT company) from 1999 until her retirement in February 2001. She served as President and General Manager of Hewlett Packard Company’s LaserJet Solutions from 1994 to 1999. In addition, Ms. Ticknor consults for entrepreneurs and venture capital firms.

Other Public Company Boards:
Ms. Ticknor served as a director of OfficeMax Incorporated (formerly Boise Cascade Corporation) from February 2000 to April 2006.

Non-Profit/Other Boards:
Ms. Ticknor served as a director of Lucile Packard Children’s Hospital, a private non-profit organization at the Stanford University Medical Center, from October 2001 until October 2009.

Director Qualifications:
Ms. Ticknor’s prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, strategy, growth and long-range plans. Her prior leadership at a global IT company enables her to provide valuable contributions with respect to the Company’s international operations, strategies and growth plans. She also brings to the Company significant expertise in the areas of innovation and supply chain management. Ms. Ticknor’s service as a director of Lucile Packard Children’s Hospital at Stanford University Medical Center enhances her understanding of health and wellness issues, as well as the Company’s focus on community involvement. Age: 66.

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Committees, Organization of the Board of Directors and Director Independence

The Board has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee. The Finance, Audit, Nominating and Governance, and Management Development and Compensation Committees consist only of non-management directors whom the Board has determined are independent under the NYSE listing standards and the

Board’s independence standards set forth in the Company’s Governance Guidelines (“Governance Guidelines”), which are discussed below. The charters for these committees other than the Executive Committee are available in the Corporate Governance section of the Company’s website at http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/company-charters, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

Standing Committees

Executive Committee. The Executive Committee is composed of directors Boggan, Friedman, Harad, Knauss (chair), Matschullat and Mueller. The Executive Committee is delegated all of the powers of the Board except certain powers reserved by law to the full Board. In addition to being available to meet between regular Board meetings on occasions when Board action is required but the convening of the full Board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the Board. The Executive Committee held no meetings during fiscal year 2013.

Finance Committee. The Finance Committee is composed of directors Boggan, Friedman (chair), Matschullat, Mueller and Thomas-Graham. The Finance Committee oversees and, when appropriate, makes recommendations to the Board with respect to the Company’s major financial policies and actions, including the approval of policies and actions related to the Company’s capital structure, equity and debt financings, capital expenditures, cash management, dividend and share repurchase activities. The Finance Committee held two meetings during fiscal year 2013.

Audit Committee. The Audit Committee is composed of directors Harad, Mueller (chair), Rebolledo, Thomas-Graham and Ticknor. The Audit Committee is the principal link between the Board and the Company’s independent registered public accounting firm. The Audit Committee has the functions and duties set forth in its charter, including, but not limited to, assisting the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications, independence and performance, (iii) the performance of the Company’s internal audit function, (iv) the Company’s system of disclosure controls and procedures and system of internal control over financial reporting, (v) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting matters, and (vi) the Company’s framework and guidelines with respect to risk assessment and risk management. The Audit Committee’s duties also include preparing the report required by the SEC proxy rules to be included in the Company’s annual proxy statement. The Audit Committee held nine meetings during fiscal year 2013. The Board has made a determination that each member of the Audit Committee satisfies the independence and experience requirements of both the NYSE and SEC. The Board has determined that directors Rebolledo and Thomas-Graham are audit committee financial experts, as defined by SEC rules, and each member of the Audit Committee is financially literate, as defined by NYSE rules.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of directors Boggan (chair), Carmona, Matschullat and Ticknor. The Nominating and Governance Committee has the functions set forth in its charter, including identifying and recruiting individuals qualified to become Board members, recommending to the Board individuals to be selected as director nominees for the annual meeting of stockholders, reviewing and recommending to the Board changes in the Governance Guidelines and the Code of Conduct, overseeing the Company’s ethics and compliance program and activities, including the Company’s compliance with legal and regulatory requirements relating to matters other than accounting and financial reporting matters, and performing a leadership role in shaping the Company’s corporate governance. The Nominating and Governance Committee held four meetings during fiscal year 2013.

Management Development and Compensation Committee. The Management Development and Compensation Committee is composed of directors Carmona, Friedman, Harad (chair), Matschullat and Noddle. The Management Development and Compensation Committee has the functions and duties set forth in its charter, including (i) reviewing and approving the performance goals and objectives for the Chief Executive Officer (“CEO”) and other executive officers and the extent to which

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such performance goals and objectives have been met; (ii) determining and approving the CEO’s compensation based on a variety of factors; (iii) reviewing periodically with the CEO the performance of each of the other executive officers and approving the compensation of each such executive officer; (iv) determining the amount and other material terms of individual short- and long-term incentive awards to be made to executive officers; (v) reviewing and approving recommendations regarding retirement income and other deferred benefit plans applicable to executive officers; (vi) reviewing and approving employment agreements and other employment-related arrangements; and (vii) evaluating the outcome of the advisory vote of the stockholders regarding “say on pay” and making recommendations or taking appropriate actions in response to such advisory vote. In addition, the Management Development and Compensation Committee oversees, with involvement of the full Board, the Company’s management development and succession planning processes. The Management Development and Compensation Committee held five meetings during fiscal year 2013.

Evaluation of Director Qualifications and Experience

In assessing potential new directors, the Nominating and Governance Committee will consider individuals from various disciplines and diverse backgrounds. While the Board has not established any specific minimum qualifications that a potential nominee must possess, director candidates, including incumbent directors, are considered based upon various criteria, including their broad-based business skills and experience, prominence and reputation in their profession, global business and social perspective, concern for long-term stockholder interests and personal integrity and judgment—all in the context of an assessment of the perceived needs of the Board at that point in time. The ability of incumbent directors to continue to contribute to the Board is also considered in connection with the renominating process.

The following skills and experiences, among others, have been specifically identified by the Nominating and Governance Committee as being important in creating a diverse and well-rounded Board:

  Significant Current or Prior Leadership Experience (such as service in a significant leadership role, including as a chief executive officer, or other executive officer or significant leadership position): enables important contributions to strengthening the Company’s leadership, management expertise, operations, strategy, growth and long-range plans.
  Leadership Experience on Public Company, Non-Profit or Other Boards: prepares directors to take an active leadership role in the oversight and governance of the Company.
  Knowledge of the Company’s Business, the Consumer Packaged Goods Industry or Other Complementary Industry: enables enhancement of and contributions to the Company’s strategy and position in the Company’s industry.
  Experience in Product Development, Marketing (including brand building and digital media), Supply Chain Management or Other Relevant Areas: facilitates support and contributions to the Company’s strategy, development of products, effective marketing to consumers, including brand building and digital media, and the Company’s business operations.
  Relevant Retail Experience: provides insights and contributions to enhancing relations and results with the Company’s customer and consumer base.
  International Experience: provides insights and ability to contribute to the Company’s increasing global business strategy.
  Financial and Accounting Expertise: enables analysis and oversight of the Company’s financial position, financial statements and results of operations.
  Regulatory Experience (including experience in the health and wellness sector): enables meaningful contributions on matters relating to the regulatory environment, including in the area of health and wellness.

Diversity

Consistent with the Governance Guidelines, the Board recognizes the value in diversity and endeavors to assemble a Board with diverse skills, professional experience, perspectives, points of view, race, ethnicity, gender and cultural background. The Nominating and Governance

Committee assesses the effectiveness of efforts to assemble a diverse Board by examining the overall composition of the Board and evaluating how a particular director candidate can contribute to the overall success of the Board.

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The Nominating and Governance Committee considers recommendations from many sources, including stockholders, regarding possible candidates for director. Such recommendations, together with biographical and business experience information (similar to that required to be disclosed under applicable SEC rules and regulations)

regarding the candidate, should be submitted to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates all candidates for the Board in the same manner, including those suggested by stockholders.

Board of Directors’ Meeting Attendance

The Board held six meetings during fiscal year 2013. All incumbent directors attended at least 75% of the meetings of the Board and committees of which they were members during fiscal year 2013. All members of the Board are expected to attend the Annual Meeting of Stockholders. Each member of the Board at the time of the Company’s 2012 Annual Meeting of Stockholders held on November 14, 2012 attended the meeting.

The Clorox Company Governance Guidelines and Director Independence

The Board has adopted Governance Guidelines that can be found in the Corporate Governance section on the Company’s website http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/governance-guidelines/, and are available in print to any stockholder who requests them from The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Governance Guidelines present a framework for the governance of the Company. They describe responsibilities, qualifications and operational matters applicable to the Board and the Board committees and include provisions relating to the evaluation of the CEO and ordinary-course and emergency succession planning. The Governance Guidelines are reviewed annually by the Nominating and Governance Committee, which recommends changes to the Board as appropriate.

The Governance Guidelines emphasize and describe the oversight role of the Board and identify various criteria for Board members intended to ensure that the Board consists of individuals who can, on the basis of their knowledge and experience, make valuable contributions to the overall conduct of the Company’s business. The Governance Guidelines currently provide for a combined Chairman and CEO position with an independent director serving as a lead director and outline various responsibilities for the lead director, which are described more fully below under Board of Directors Leadership Structure. The Governance Guidelines also include provisions relating to Board meetings, including the number of, and materials for, meetings and executive sessions, outside board service, ethics and conflicts of interest, stock ownership and retention requirements, orientation and continuing education, compensation, mandatory retirement and access to management and other employees. The Governance Guidelines require that the lead director and all independent directors provide input to the Management Development and Compensation Committee in connection with that committee’s annual evaluation of the CEO.

Finally, the Governance Guidelines provide that a majority of the Board must consist of independent directors. The Board determines whether individual Board members are independent, as defined by the NYSE, using the following standards:

1.	A director will not be deemed to be independent if the director is, or has been within the preceding three years, an employee of the Company, or an immediate family member is, or has been within the preceding three years, an executive officer of the Company; provided, however, that a director’s employment as an interim executive officer for 12 months or less shall not disqualify a director from being considered independent following that employment.

2.	A director will not be deemed to be independent if, during any 12-month period within the preceding three years, the director or an immediate family member received more than $120,000 in direct compensation from the Company, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service), compensation for former service as an interim chairman or interim CEO or other interim executive officer, compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company, or dividends on Company stock beneficially owned by the director.

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3.	A director will not be deemed to be independent if: (i) the director, or an immediate family member, is a current partner of the firm that is the Company’s independent registered public accounting firm; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm who personally works on the Company’s audit; or (iv) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

4.	A director will not be deemed to be independent if, within the preceding three years (i) the director or an immediate family member is or was employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (ii) the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to or received payments from the Company for property or services that, in any of the preceding three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.
5.	A director may be considered independent notwithstanding that the director owns, or is a partner, stockholder, officer, director or employee of an entity that owns, not more than 30% of the outstanding stock of the Company, unless the director or the entity owning the Company’s stock has a relationship with the Company that, under paragraphs 1 through 4 above or otherwise, precludes a finding of independence.

6.	A director will not be deemed independent if the director serves, or an immediate family member serves, as an executive officer of a tax-exempt organization that received contributions from the Company or The Clorox Company Foundation, in any single fiscal year within the preceding three years, more than the greater of $1 million or 2% of such organization’s consolidated gross revenues.

For purposes of these criteria, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home.

Director Independence Determination

The Board has determined that each of the Company’s directors is independent under the NYSE listing standards and the independence standards set forth in the Governance

Guidelines, except Mr. Knauss as a result of his service as the Company’s CEO.

Conflict of Interest and Related Party Transaction Policies and Procedures

The Company has a long-standing policy of prohibiting its directors, officers and employees from entering into transactions that are an actual or potential conflict of interest. The Company’s Code of Conduct has a detailed provision prohibiting conflicts of interests and is available on the Company’s website at http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/code-of-conduct/.

Additionally, the Company has a written policy regarding review and approval of related party transactions by the Nominating and Governance Committee (“Related Party Policy”). The Related Party Policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved in any calendar year will or may be expected to exceed $120,000 (including any periodic payments or installments due on or after the beginning of the Company’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon), (2) the Company is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

A “Related Party” is any (1) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if such person does not presently serve in that role) an executive officer, director or nominee for election as a director, (2) a beneficial owner of more than 5% of the Company’s Common Stock, or (3) an immediate family member of

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THE CLOROX COMPANY - 2013 Proxy Statement	17

any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Under the Related Party Policy, if a new Interested Transaction is identified for approval, it is brought to the Nominating and Governance Committee to determine if the proposed transaction is reasonable and fair to the Company. The Nominating and Governance Committee will review the material facts of all Interested Transactions that require its approval and either approve or disapprove of the entry into the Interested Transaction.

The Related Party Policy also contains categories of preapproved transactions that the Board has identified as not having a significant potential for an actual or potential conflict of interest or improper benefit.

In determining whether to approve or ratify an Interested Transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

No director participates in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director will provide all material information concerning the Interested Transaction to the Nominating and Governance Committee. There were no transactions considered to be an Interested Transaction during the Company’s 2013 fiscal year.

Code of Conduct

The Company has adopted a Code of Conduct, which can be found in the Governance section under Company Information on the Company’s website, http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/code-of-conduct/, or obtained in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

The Code of Conduct applies to all of the Company’s employees, including executives, as well as contractors and directors. We also have established a separate Supplier Code of Conduct outlining our standards and expectations of our suppliers and business partners, which can be found at http://www.thecloroxcompany.com/corporate-responsibility/people/suppliers-partners/.

Board of Directors Leadership Structure

The Board believes that it is in the best interests of the Company and its stockholders for the Board to make a determination on whether to separate or combine the roles of Chairman and CEO based upon the Company’s circumstances at any particular point in time. The Nominating and Governance Committee regularly reviews the leadership structure to determine if it is in the best interests of the Company and stockholders. Currently, the positions of Chairman and CEO are combined and held by Mr. Knauss. Mr. Knauss’ in-depth knowledge of the Company’s strategic priorities and operations enables him to facilitate effective communication between management and the Board and see that key issues and recommendations are brought to the attention of the Board, providing an effective leadership structure. Having the CEO serve as the Chairman also helps to ensure that the CEO understands and can effectuate the recommendations and decisions of the Board.

Because the Board also believes that independent leadership is important, the Board has established the position of lead director. The lead director is elected annually by and from the independent directors with clearly delineated and comprehensive duties and responsibilities and must have served as a director for a minimum of one year in order to qualify as the lead director. The duties of the lead director, which are also included in the Governance Guidelines, include coordinating the activities of the independent directors and serving as a liaison between the Chairman and the independent directors. In addition, the lead director: (i) assists the Board and Company officers in promoting compliance with and implementation of the corporate governance guidelines; (ii) presides at the executive sessions of the independent directors and has the authority to call additional executive sessions or meetings of the independent directors; (iii) presides at Board meetings in the Chairman’s absence; (iv) approves information sent to the Board; (v) approves meeting agendas and approves meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items; (vi) is available for consultation and direct communication with major stockholders if requested; and (vii) evaluates, along with the members of the Management Development and Compensation Committee and the

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Committees, Organization of the Board of Directors and Director Independence

other independent directors, the performance of the CEO. Mr. Matschullat has served as the Company’s lead director since his appointment on November 14, 2012.

In addition, all of the Company’s directors other than Mr. Knauss are “independent” as defined by the NYSE rules. The Board believes that a single leader serving as Chairman and CEO, together with the Company’s predominantly independent Board and independent lead director, promotes effective governance. Accordingly, the Board has determined that, under the present circumstances, the current leadership structure is in the best interests of the Company and its stockholders.

Board of Directors’ Role in Risk Management Oversight

The Board has responsibility for the oversight of the Company’s risk management, while the Company’s management is responsible for the day-to-day risk management process. With the oversight of the Board, the management of the Company has developed an enterprise risk management process, whereby management identifies the top individual risks that the Company faces with respect to its business, operations, strategy and other factors after interviews with key business and functional leaders in the Company and a review of external information. In addition to evaluating various key risks, management identifies ways to mitigate and manage such risks. At least annually, management reports on and discusses the identified risks and risk mitigation and management efforts with the Board. The Board allocates responsibility to a specific committee to examine a particular risk in detail if the committee is in the best position to review and assess the risk. For example, the Audit Committee reviews compliance and risk management programs and practices related to accounting and financial reporting matters; the Management Development and Compensation Committee reviews the risks related to the executive compensation structure; and the Finance Committee reviews risks related to financial risk management, such as foreign currency exchange, hedging arrangements or interest rate exposure. In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board to facilitate proper risk oversight by the entire Board.

As part of its responsibilities, the Management Development and Compensation Committee periodically reviews the Company’s compensation policies and programs to ensure that the compensation program is able to incentivize employees, including executive officers, while mitigating excessive risk taking. The overall executive compensation program contains various provisions that mitigate against excessive risk taking, including:

  An appropriate balance between annual cash compensation and equity compensation that is earned over a period of three to ten years;
  Caps on the payouts under executive and non- executive incentive plans, which protect against the possibility that executives take short-term actions to maximize bonuses that are not supportive of long-term objectives;
  Financial metrics under the executive annual incentive plan that are equally weighted between net customer sales and economic profit (as defined in the Compensation Discussion and Analysis), which discourage revenue generation at the expense of profitability and vice versa;
  Claw-back provisions applicable to current and former executives as set forth in the applicable plans that enable the recapture of previously paid compensation under certain circumstances, which serve as a deterrent to inappropriate risk-taking activities; and
  Stock ownership guidelines that require executive officers to accumulate meaningful levels of equity ownership in the Company, which align executives’ short- and long-term stockholder interests.

Based on its review and the analysis provided by its independent compensation consultant, Frederic W. Cook & Co., the Management Development and Compensation Committee has determined that the risks arising from the Company’s compensation policies and practices for its employees, including executive officers, are not reasonably likely to have a material adverse effect on the Company.

Executive Sessions

As required by the NYSE listing standards, the independent directors generally meet in executive session at each regularly scheduled board meeting without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of the Board’s affairs and the CEO’s performance.

THE CLOROX COMPANY - 2013 Proxy Statement 19

Beneficial Ownership of Voting Securities

The following table shows, as of July 31, 2013 (except as otherwise indicated), the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table (the “named executive officers”), and (iii) all current directors and executive officers of the Company as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
BlackRock, Inc.(4)
40 East 52nd Street
New York, NY 10022	8,982,896	6.89
State Street Corporation(5)
One Lincoln Street
Boston, MA 02111	8,300,705	6.36
The Vanguard Group, Inc.(6)
100 Vanguard Blvd.
Malvern, PA 19355	7,506,627	5.76
Yacktman Asset Management LP.(7)
6300 Bridgepoint Parkway, Bldg. 1, Suite 500
Austin, TX 78730	6,859,000	5.26
Daniel Boggan, Jr.	4,241	*
Richard H. Carmona	0	*
Tully M. Friedman	3,000	*
George J. Harad	6,503	*
Donald R. Knauss	1,582,619	1.2
Esther Lee	0	*
Robert W. Matschullat	1,324	*
Edward A. Mueller	0	*
Jeffrey Noddle	1,150	*
Lawrence Peiros	460,038	*
Rogelio Rebolledo	0	*
Stephen M. Robb	124,389	*
George Roeth	210,434	*
Laura Stein	189,393	*
Frank A. Tataseo	285,009	*
Pamela Thomas-Graham	9,778	*
Carolyn M. Ticknor	8,000	*
All current directors and executive officers as a group (27 persons)(8)	3,942,575	3.0

*	Does not exceed 1% of the outstanding shares.
(1)	Correspondence to all executive officers and directors of the Company may be mailed to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.
(2)	Unless otherwise indicated, each beneficial owner listed has sole voting and dispositive power concerning the shares indicated. These totals include the following numbers of shares of Common Stock that such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2013, or with respect to which such persons have shared voting or dispositive power: Mr. Boggan – 3,000 options; Mr. Friedman – 3,000 options; Mr. Harad – shared voting and dispositive power with respect to 5,503 shares held jointly with spouse and 1,000 shares held in limited partnership; Mr. Knauss – 1,457,700 options, shared voting and dispositive power with respect to 49,214 shares held in family trust and 70,000 shares held in limited liability company; Mr. Peiros – 453,830 options and shared voting or dispositive power with respect to 6,208 shares held in family trust; Mr. Robb – 115,182 options and shared voting and dispositive power with respect to 9,207 shares held in family trust; Mr. Roeth – 199,717 options and shared voting and dispositive power with respect to 8,507 shares held in family trust; Ms. Stein – 183,470 options; Mr. Tataseo – 280,193 options and shared voting and dispositive power with respect to 4,816 shares held in family trust; Ms. Thomas-Graham – 8,000 options; Ms. Ticknor – 8,000 options; and all current directors and executive officers as a group – 3,678,360 options. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and deferred dividends on deferred stock units: Mr. Peiros – 15,587; Mr. Tataseo – 16,744; and all current executive officers as a group – 32,331. The numbers in the table above do not include the following numbers of shares of Common Stock that the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Independent Directors’ Stock-Based Compensation Plan: Mr. Boggan – 29,922; Dr. Carmona – 11,077; Mr. Friedman – 43,334; Mr. Harad – 25,526; Mr. Matschullat – 67,086; Mr. Mueller – 20,729; Ms. Thomas-Graham – 14,768; and Ms. Ticknor – 20,831. The numbers in the table above do not include

20       THE CLOROX COMPANY - 2013 Proxy Statement

Beneficial Ownership of Voting Securities

the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units that were deferred at the executive officers’ election: Mr. Peiros – 34,070; Mr. Robb – 10,239; Mr. Roeth – 15,106; Ms. Stein – 27,231; Mr. Tataseo – 7,500; and all current executive officers as a group – 159,823.
(3)	On July 31, 2013, there were 130,429,805 shares of Common Stock outstanding.
(4)	Based on information contained in a report on Schedule 13G/A filed with the SEC, BlackRock, Inc. reported, as of December 31, 2012, sole voting and dispositive power with respect to these shares.
(5)	Based on information contained in a report on Schedule 13G filed with the SEC, State Street Corporation reported, as of December 31, 2012, sole voting and dispositive power with respect to these shares.
(6)	Based on information contained in a report on Schedule 13G filed with the SEC, The Vanguard Group, Inc. reported, as of December 31, 2012, sole voting and dispositive power with respect to these shares.
(7)	Based on information contained in a report on Schedule 13G filed with the SEC, Yacktman Asset Management LP reported, as of December 31, 2012, sole voting and dispositive power with respect to these shares.
(8)	Pursuant to Rule 3b-7 of the Exchange Act, executive officers include the Company’s current CEO and all current executive vice presidents and senior vice presidents.

THE CLOROX COMPANY - 2013 Proxy Statement       21

Equity Compensation
Plan Information

The following table sets out the number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of June 30, 2013.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under non- qualified stock-based compensation programs (excluding securities reflected in column [a]) (in thousands)
Equity compensation plans approved by
security holders	11,836	$65	6,202
Equity compensation plans not approved
by security holders	—	—	—
Total	11,836	$65	6,202

Column [a] includes the following outstanding equity-based awards (in thousands):

  10,257 stock options
  1,335 performance units and deferred shares
  233 deferred stock units for non-employee directors
  11 restricted stock units

22       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion
and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and program, the compensation decisions made under this program and the specific factors we considered in making those decisions. This CD&A focuses on the compensation of our “named executive officers” for fiscal year 2013, who were:

  Donald R. Knauss – Chairman and Chief Executive Officer (“CEO”);
  Frank A. Tataseo – Executive Vice President – Professional Products Division, Mergers & Acquisitions and Information Technology;
  George C. Roeth – Executive Vice President and Chief Operating Officer – Household and Lifestyle;
  Laura Stein – Senior Vice President – General Counsel;
  Stephen M. Robb – Senior Vice President – Chief Financial Officer (“CFO”); and
  Lawrence S. Peiros – Executive Vice President and Chief Operating Officer (retired April 1, 2013).

Fiscal Year 2013 Performance Highlights

In fiscal year 2013, the Company celebrated its 100th anniversary, marking a century of providing innovative products that our consumers value. Fiscal year 2013 was also a year of solid financial results for the Company in the face of a bumpy economic recovery, cautious consumers and continued pressure on margins, particularly from high inflation, price controls and foreign currency declines in Venezuela and Argentina. Despite these negative external factors, the Company was able to grow total stockholder return by 19% in fiscal year 2013. Highlights of our fiscal year 2013 accomplishments are as follows:

  grew net sales by 3%, reflecting gains in all four of our business segments, and expanded gross margin by 80 basis points;
  grew diluted net earnings per share from continuing operations by 5% to $4.31;
  continued to use our strong cash flow to invest in the business, maintained debt leverage within our target range and returned excess cash to stockholders through dividends and share repurchases, returning $335 million in dividends to stockholders and increasing the dividend by nearly 11% in May 2013;
  launched numerous innovative new products, including Clorox® concentrated bleach, which enables better product performance and a reduction of our costs and environmental footprint; SmartTube® technology, which is now incorporated into our spray cleaning bottles; a children’s version of Brita Bottles® with popular cartoon characters; an enhanced formulation for Clorox® disinfecting wipes with improved efficacy on grease; and Hidden Valley® pasta salad kits;
  grew our professional products business with record shipments of cleaning and healthcare products;
  maintained our focus on driving international growth in core geographies where we have scale and competitive advantage, and continued our international expansion of the Burt’s Bees® brand into countries in Latin America, Southeast Asia and Europe; and
  generated net proceeds of $135 million from two sale-leaseback transactions under which we sold and leased back a portion of our general office building in Oakland, California, and our former Technical and Data Center in Pleasanton, California to unrelated buyers.

How Pay was Tied to the Company’s Performance in Fiscal Year 2013

Our fiscal year 2013 results provided us with an opportunity to further establish that our pay-for-performance philosophy works as intended, with pay being driven by performance in the following ways:

  No Fiscal Year 2013 Long-Term Incentive Payout. Our three-year performance share awards did not meet the required financial target, and as a result, these awards did not pay out. These awards were granted in September 2010 and payment was determined in August 2013. Although we had a solid fiscal year 2013, the zero payout was based on not achieving the required level of growth in economic profit (“EP”) during the three-year performance period that included fiscal years 2011 through 2013. The Company sets ambitious goals for the required EP growth target, and these goals were not met for this three-year period.
  Fiscal Year 2013 Annual Incentive Payout.
  The annual incentive payout for each of our named executive officers was above target due to our solid fiscal year 2013 results, which exceeded our financial goals established at the beginning of the fiscal year.

Compensation Philosophy

The key principle of our compensation philosophy is pay for performance. In fiscal year 2013, approximately 86% of the compensation we provided to our CEO and approximately 72% of the compensation we provided to our other named executive officers was directly tied to the achievement of short- and long-term goals to drive the Company’s performance as measured by operating results,

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THE CLOROX COMPANY - 2013 Proxy Statement	23

revenue growth and stockholder return. We believe we can best ensure that compensation drives the creation of stockholder value and Company growth by keeping the majority of executive pay “at risk.” This means that the largest portion of executive compensation is variable and tied to Company and individual performance. Specifically, our executive compensation program is designed to accomplish the following:

  Pay for Performance. To reward performance that drives the achievement of the Company’s short- and long-term goals and, ultimately, stockholder value.
  Align Management and Stockholder Interests.
  To align the interests of our executive officers with our stockholders by using long-term, equity-based incentives, maintaining stock ownership and retention guidelines that encourage a culture of ownership, and rewarding executive officers for sustained and superior Company performance as measured by operating results and stockholder return.
  Attract, Retain and Motivate Talented Executives. To compete for and incentivize talented individuals by attracting, retaining and motivating high-performing executives.
  Address Risk-Management Considerations.
  To motivate our executives to pursue objectives that create long-term stockholder value and discourage behavior that could lead to unnecessary or excessive risk-taking inconsistent with our strategic and financial objectives, by providing a certain amount of fixed pay and balancing our executives’ at-risk pay between short-term (one-year) and long-term (three-year) performance horizons, using different financial and other performance metrics.
  Support Financial Efficiency. To help ensure that payouts are appropriately supported by performance and therefore qualify as performance- based compensation, which is tax deductible by the Company, under Internal Revenue Code (“IRC”) Section 162(m) (“Section 162(m)”), as appropriate.

What We Do and Don’t Do – Elements of Our Executive Compensation Program

The following elements of our executive compensation program reflect our commitment to our compensation philosophy:

  No employment contracts for any executives, other than the CEO;
  An executive compensation program designed to mitigate undue risk;
  Different performance goals for our annual and long-term incentive plans;
  Stringent stock ownership and retention guidelines for all of our executives;
  No stock option re-pricing without stockholder approval;
  Prohibition on speculative transactions involving the Company’s stock, including hedging and pledging;
  Claw-back provisions in both our annual and long-term incentive plans;
  Double trigger change-in-control provisions for stock option awards;
  No use of time-based restricted stock in our annual long-term incentive grants;
  No payment of dividend equivalents on unvested shares;
  No tax gross-ups for any employee, including executive officers;
  Modest perquisites with sound business rationale;
  Annual review of our executive compensation program by our Management Development and Compensation Committee (the “Committee”), which is composed solely of independent members of the Board; and
  Utilization of an independent compensation consultant who does not provide any additional consulting services for the Company.

Components of our Executive Compensation Program

Specifics regarding the components of our executive compensation program, the reasons why we use them and certain characteristics of these components are outlined in the table below.

Component	Purpose	Characteristics
Base Salary	Compensate named executive officers for their role and level of responsibility, as well as individual performance.	Fixed component.
Annual Incentives(1)	Promote the achievement of the Company’s annual corporate financial and strategic goals, as well as individual objectives.	Performance-based cash bonus opportunity.
Long-Term Incentives(1)	Promote the achievement of the Company’s long-term corporate financial goals and stock price appreciation.	Amounts earned under performance share grants and stock option awards will vary as the ultimate value is based on actual financial and stock price performance.

24       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

Component	Purpose	Characteristics
Retirement Plans	Provide replacement income upon retirement (serves as a long-term retention incentive).	Fixed component; however, Company retirement contributions will vary based on pay and employee contributions.
Post-Termination Compensation	Provide contingent payments to attract and retain named executive officers and promote orderly succession for key roles.	Only payable if a named executive officer’s employment is terminated under specific circumstances as described in the applicable severance plan or, with respect to the CEO, the employment agreement.
Perquisites	Provide other benefits competitive with the compensation peer group and encourage executives to attend to their health and financial affairs.	Financial planning, Company car or car allowance, paid parking, annual executive physical and health club allowance.

(1)	Payouts under the annual and long-term incentive plans are determined based on the achievement of pre-established objectives determined by the Committee at the beginning of the performance period. The performance period is one year for the annual incentive plan and three years for the performance shares awarded under the long-term incentive plan. Specific financial goals cannot be changed during the performance period, except in accordance with principles determined by the Committee at the time the goals were established that provide for adjustments in limited circumstances including, among other things, acquisitions, restructuring charges or significant changes to generally accepted accounting principles, and only if the adjustments exceed a specified minimum financial impact to the Company.

How We Make Compensation Decisions

Roles and Responsibilities in Setting Executive Compensation

Management Development and Compensation Committee. The Committee is made up entirely of independent directors as defined by our Governance Guidelines and NYSE listing standards. The Committee regularly reviews the design and implementation of our executive compensation program and provides reports of its discussions and actions to the Board. In particular, the Committee (i) oversees our executive compensation program, (ii) approves the performance goals and strategic objectives for our named executive officers, evaluates results against those targets each year and determines and approves the compensation of our CEO (after consulting with the independent members of the Board), and our other named executive officers, as well as officers at or above the level of senior vice president and any other officers covered by Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) makes recommendations to the Board with respect to the structure of overall incentive and equity-based plans.

The Committee makes decisions on compensation for the named executive officers. The Committee makes its determinations of executive compensation based on its experience in consultation with management and the Committee’s independent compensation consultant (as further described below). The Committee’s decisions are based on various factors, including the Company’s performance, individual performance, peer group data and input and recommendations from the independent compensation consultant. Individual performance and subsequent compensation decisions are evaluated based on the performance of the business or operations for which the individual is responsible, the individual’s skill set relative to industry peers, overall experience and time in the position, critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level, role relative to that of other executive officers, and, in the case of externally recruited named executive officers, compensation earned with a prior employer.

In determining the compensation package for each of the named executive officers other than the CEO, the Committee receives input and recommendations from our CEO and our Senior Vice President – Human Resources & Corporate Affairs. The named executive officers do not have a role in the determination of their own compensation. The named executive officers other than the CEO do, however, discuss their individual performance objectives with the CEO.

Special 162(m) Subcommittee. Although the Board has determined that, consistent with our Governance Guidelines and the NYSE listing standards, all members of the Committee are “independent,” the Committee determined that Mr. Robert W. Matschullat may not qualify as an “outside director” for purposes of Section 162(m) due to his service as interim CEO from May 2006 until October 2006. As a result, a subcommittee was established composed of directors Dr. Richard H. Carmona and Messrs. Tully M. Friedman, George J. Harad and Jeffrey W. Noddle (the “Subcommittee”) to take the actions required under Section 162(m) in order for performance-based compensation to be fully deductible by the Company for income tax purposes.

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THE CLOROX COMPANY - 2013 Proxy Statement	25

Board of Directors. In providing advice to the Committee regarding the compensation package for the CEO, the independent members of the Board undertake a thorough review process, whereby each independent Board member provides candid feedback regarding the CEO’s performance. To do this, the Board utilizes a variety of key substantive factors that the Board has identified as being most significant to effective CEO performance, with a focus on strategy, people, operations and values. The collective results of the CEO’s performance against these key factors are subsequently discussed by the Board, which then provides its recommendations on CEO compensation to the Committee. The Committee, after evaluating the Board’s recommendations and with input from the independent compensation consultant, then makes a final decision on the CEO’s compensation. The CEO does not have a role in his own compensation determination other than to participate in a discussion with the Board regarding his performance relative to targets set at the beginning of the fiscal year.

Independent Compensation Consultant. The Committee retains the services of an independent compensation consulting firm to assist it in the performance of its duties. During fiscal year 2013, the Committee used the services of Frederic W. Cook & Co. (“FWC”). During fiscal year 2013, FWC’s work with the Committee included data aggregation analyses, advice, guidance and recommendations on the following topics: compensation levels versus peers, market trends and incentive plan designs, an assessment of the risk and reward structure of executive compensation plans, policies and practices, including the policies and views of third-party proxy advisory firms. See the section entitled “Independence of the Compensation Consultant” for a discussion of FWC’s independence from management.

Chief Executive Officer. The CEO makes compensation recommendations to the Committee for all executive officers other than himself. In making these recommendations, the CEO evaluates the performance of each executive officer and considers his or her responsibilities as well as the compensation analysis provided by the independent compensation consultant.

Other Members of Management. Senior human resources management provides analyses regarding competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites and general compensation and benefits philosophy. Senior human resources, legal and, from time to time, finance executives attend non-executive sessions of Committee meetings to provide perspective and expertise relevant to the meeting agenda.

Independence of the Compensation Consultant

Pursuant to its charter, the Committee is authorized to retain, oversee and terminate any consultants, as well as to approve the fees and other retention terms of any consultants that it deems necessary to carry out its duties. Prior to the retention of a compensation consultant or any other external advisor, from time to time as the Committee deems appropriate, but at least annually, the Committee assesses the independence of such advisor from management. In evaluating the Committee’s compensation consultant, the Committee took into consideration all factors relevant to FWC’s independence, including the following factors specified in the NYSE listing standards:

  other services provided to the Company by FWC or any of its affiliates;
  the policies and procedures maintained by FWC to prevent a conflict of interest;
  any business or personal relationship between FWC and a Committee member;
  any business or personal relationship between FWC and an executive officer of the Company;
  any ownership of Company stock by the individuals at FWC performing consulting services for the Committee; and
  the fees paid by the Company as a percentage of FWC’s total revenue.

FWC has provided the Committee with appropriate assurances and confirmation of its independent status pursuant to the Committee’s charter and other factors. The Committee believes that FWC has been independent throughout its service to the Committee and there is no conflict of interest between FWC and the Committee.

26       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

Our Peer Group

The Committee uses a peer group composed of 15 consumer products companies (the “compensation peer group”) to provide competitive market rates for the Company’s executive officers, including the named executive officers. The compensation peer group was selected by the Committee based on the factors described below with input from FWC. The compensation peer group is used to evaluate both the levels of executive compensation and compensation practices within the consumer products industry.

For fiscal year 2013, the compensation peer group was composed of the following companies:

Avon Products, Inc.	General Mills, Inc.	Molson Coors Brewing Co.
Campbell Soup Company	H.J. Heinz Company	Newell Rubbermaid Inc.
Church & Dwight Co., Inc.	The Hershey Company	Revlon, Inc.
Colgate-Palmolive Co.	JM Smucker	S.C. Johnson & Son, Inc.
Energizer Holdings	Kellogg Company	Tupperware Brands

To determine the compensation peer group each year, the Committee considers companies that hold leadership positions in branded consumer products, are of reasonably similar size based on market capitalization and revenue, compete with the Company for executive talent and have executive positions similar in breadth, complexity and scope of responsibility to those of the Company. The Committee reviews and makes as-needed adjustments to the compensation peer group annually to ensure that the chosen companies continue to meet the relevant criteria. In fiscal year 2013, the Committee removed Alberto-Culver due to its acquisition by Unilever.

Fiscal Year 2013 Compensation of Our Named Executive Officers

For fiscal year 2013, management engaged Aon Hewitt to obtain and aggregate compensation data for our compensation peer group, which was used to advise the Committee on setting target compensation for named executive officers. FWC reviewed this information and performed an independent compensation analysis of the compensation peer group data, which FWC utilized in advising the Committee. Although each individual component of executive compensation is reviewed, particular emphasis is placed on targeting total compensation within plus or minus 15% of the median target dollar amounts of compensation of our compensation peer group. Other factors, such as level of experience, may result in target total compensation for individual named executive officers being adjusted above or below this median. Specifically, for fiscal year 2013, target compensation for the CEO was slightly above 15% of the peer group median due to his long tenure and experience as CEO. The CFO was below 15% of the peer group median due to his relatively short tenure as CFO. The other named executive officers were within plus or minus 15% of the peer group median. In addition, it may not be possible to obtain specific market data for certain positions due to the unique nature of the responsibilities. For fiscal year 2013, Mr. Tataseo’s position did not have comparable market data, so his position was evaluated based on positions with comparable responsibility and importance within the Company.

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THE CLOROX COMPANY - 2013 Proxy Statement	27

What We Pay: Components of Our Compensation Program

A substantial portion of our executive compensation is at-risk variable compensation, with 86% for the CEO and 72% for all other named executive officers (excluding Mr. Peiros who retired from the Company in April 2013) being at-risk pay. Base salary is the only fixed compensation component, as outlined in the following charts, which reflect actual compensation for fiscal year 2013.

(1)

Compensation mix represents the actual base salary and annual incentive award paid and actual long-term incentives awarded in fiscal year 2013. Refer to the Summary Compensation Table for further details.

Additional elements of the executive compensation program include retirement plans, post-termination compensation and perquisites as appropriate to support our executive compensation philosophy. Further detail is provided in the discussion of each element as follows:

Base Salary. In determining base salary levels for the named executive officers, the Committee generally seeks to establish base salaries for the named executive officers within plus or minus 15% of the median of our compensation peer group. The Committee considered factors such as the executive’s role, level of experience and sustained performance as well as the compensation peer group market data in determining each named executive officer’s base salary for fiscal year 2013. Changes in base salary are approved by the Committee in September and are effective in October of each year. For fiscal year 2013, all base salaries that went into effect in October for the named executive officers were aligned with our target pay range as defined above, with the exception of our CFO who, as a relatively new incumbent officer, was below the targeted range. For the second year in a row, the annual base salary for our CEO was not increased as his base salary was in line with the median CEO base salary of the Company’s compensation peer group. The annual base salary increases for our named executive officers, excluding the CEO and CFO but including Mr. Peiros, who retired from the Company in April 2013, ranged from 1.94% to 3.09%, with an average increase of 2.58%. The CFO’s salary was increased by 11.76% to bring his salary closer to market range in recognition of his performance and increased experience. In January 2013, Mr. Roeth was promoted to his new role of Executive Vice President and Chief Operating Officer – Household and Lifestyle and at that time received a salary increase of 14.96% in recognition of his increased responsibilities. The actual amounts earned by our named executive officers in fiscal year 2013 are listed in the “Salary” column of the Summary Compensation Table.

28       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

Annual Incentives. The Company provides annual incentive awards to the named executive officers under its Executive Incentive Compensation Plan (“Annual Incentive Plan”). Payouts under the Annual Incentive Plan are based on the level of achievement of Company performance goals set annually by the Committee, which are designed to promote the achievement of Board-approved annual corporate financial and strategic performance goals and individual objectives. Specifically, the amounts actually paid under the Annual Incentive Plan are determined based on four factors: (1) a target award for each named executive officer, which is Base Salary multiplied by the Annual Incentive Target (“Target Award”), (2) the Company’s performance measured against predetermined corporate financial goals (“Financial Performance Multiplier”), (3) the Company’s level of achievement of various strategic metrics (“Strategic Metrics Multiplier”), and (4) the named executive officer’s individual performance (“Individual Performance Multiplier”), which is based primarily on the performance of the operations or functions under the individual’s responsibility. The final individual Annual Incentive Plan payout is determined by the following formula:

The Financial Performance Multiplier can range from 0% to 200% based on an objective assessment of Company performance versus goals established by the Committee at the beginning of the year. The Strategic Metrics and Individual Performance Multipliers typically have a much narrower range, which makes the impact they can have on the total payout significantly less than the Financial Performance Multiplier. Over the past three years, the range for the strategic metrics multipliers was 95% to 100% and the range for the Individual Performance Multipliers was

70% to 115%. For comparison, the range for the Financial Performance Multipliers during this same time period was 70% to 148%.

The actual annual incentive calculation is illustrated below using the CEO’s Annual Incentive Plan payout as an example. Because the Financial Performance Multiplier was 121% in fiscal year 2013, the impact it had on the final incentive payout was much greater than that of either the Strategic Metrics Multiplier or the Individual Performance Multiplier.

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THE CLOROX COMPANY - 2013 Proxy Statement	29

Each of the elements of the annual incentive formula is further described below.

Base Salary. The named executive officer’s fiscal year 2013 base salary is the starting point for the annual incentive calculation.

Annual Incentive Target. Each year, the Committee sets an annual incentive target level for each named executive officer as a percentage of his or her base salary. The annual incentive target level is typically set at the median of bonus targets for comparable positions in our compensation peer group. The table below identifies the targets for the fiscal year 2013 annual incentive awards.

Named Executive Officer	Annual Incentive Target (% of Base Salary)
Donald R. Knauss - Chairman and CEO	145%
Frank A. Tataseo - Executive Vice President - Professional Products Division, Mergers & Acquisitions and
Information Technology	75%
George C. Roeth - Executive Vice President and Chief Operating Officer - Household and Lifestyle	80%
Laura Stein - Senior Vice President - General Counsel	70%
Stephen M. Robb - Senior Vice President - Chief Financial Officer	75%
Lawrence S. Peiros - Former Executive Vice President and Chief Operating Officer (retired April 1, 2013)	90%

Financial Performance Multiplier. At the beginning of each fiscal year, the Committee sets financial goals for the Annual Incentive Plan based on the targets approved by the Board. At the end of the year, the Committee reviews the results of the Company’s performance against the financial goals set at the beginning of the year.

For fiscal year 2013, the Committee established financial goals with continued focus on increasing net sales and economic profit, as these terms are defined below, in order to drive sustainable growth in short- and long-term stockholder returns. These metrics are weighted equally as the Committee continues to believe this mix effectively balances a focus on both top-line and bottom-line performance. In selecting the metrics and setting the performance goals in the Annual Incentive Plan, the Committee carefully considered whether the goals appropriately align with the goals in the long-term incentive program such that the overall compensation design does not unintentionally encourage participants to take unnecessary or excessive risk or actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

For fiscal year 2013, the financial goals for the Annual Incentive Plan, the potential percentage of target award payouts for achieving those goals and the actual results as determined by the Committee were as follows:

	Annual Incentive Financial Goals (in millions)
Goal	0% (Minimum)	100% (Target)	200% (Maximum)	Actual
Net Sales (weighted 50%)(1)	$5,460	$5,629	$5,798	$5,623
EP (weighted 50%)(2)	$367	$407	$447	$426

(1)	Net sales as reported in the Company’s consolidated financial statements.
(2)

EP is defined by the Company as earnings from continuing operations before income taxes, non-cash restructuring and asset impairment costs and interest expense, which is then tax affected, and reduced by a capital charge. The calculation of the capital charge and additional information about EP is provided in Exhibit 99.3 to the Company’s Annual Report on Form 10-K for fiscal year 2013.

Strategic Metrics Multiplier. At the beginning of each fiscal year, the Committee sets multiple strategic metrics for the Annual Incentive Plan based on what it determines will best drive the Company’s overall strategy, which is to be a high-performance organization of enthusiastic owners; to win with superior capabilities in Desire, Decide and

Delight; to accelerate growth both in and beyond the core; and to relentlessly drive out waste. For fiscal year 2013, the Committee set 12 metrics, each with one or more associated targets that are objectively measurable, to be evaluated in determining the Strategic Metrics Multiplier for use in determining the payout under the Annual Incentive Plan.

30       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

For fiscal year 2013, each of these 12 strategic metrics and the Company’s results against these metrics were as follows:

Strategic Metric	FY13 Result	Strategic Metric	FY13 Result
High-performing employee engagement	Met or Exceeded	Targeted goals related to reshaping the portfolio	Not Met
Diversity targets, both within the Company and for our suppliers	Met or Exceeded	Targeted level of cost savings	Met or Exceeded
Consumer product preference	Met or Exceeded	Gross margin improvement	Met or Exceeded
Dollar share, both domestically and internationally	Not Met	Successful execution of certain global infrastructure investments	Met or Exceeded
Future net sales growth projections	Met or Exceeded	Successful execution of real estate strategy, including our transition to the new campus in Pleasanton	Met or Exceeded
Innovation and strategic product pipeline	Met or Exceeded	Reduction of the Company’s environmental footprint	Met or Exceeded

Based on the Company’s performance against these strategic metrics, the Committee determined that the level of payout for the Strategic Metrics Multiplier was 95%. The Strategic Metrics Multiplier typically has a much narrower range of payout than the Financial Performance Multiplier, which in turn makes the impact it has on the total Annual Incentive Plan payout significantly less than the Financial Performance Multiplier. Over the past three years, the range for the Strategic Metrics Multiplier was 95% to 100%.

Individual Performance Multiplier. Consistent with our pay-for-performance philosophy, payouts, initially determined by financial results and the performance against strategic metrics, are multiplied by the Individual Performance Multiplier. Based on its review of individual performance, the Committee reviewed and approved the Individual Performance Multiplier for each named executive officer to reflect each officer’s fiscal year 2013 individual contributions. Specifically, the range of Individual Performance Multipliers was 100% to 110% due to the significant contributions made in the fiscal year by our named executive officers. In particular, the high end of the range was awarded to the CFO for outstanding contributions made with respect to critical real estate transactions, cost savings efforts and development of talent. The high end of the range was also awarded to the EVP - Professional Products Division, Mergers & Acquisitions and Information Technology for outstanding business results within the Professional Products Division, which exceeded its financial targets, and Information Technology, which delivered a key infrastructure project. The low end of the range was awarded to the Chairman and CEO for strong business results despite a challenging external environment. Larry Peiros, who retired effective April 1, was also awarded a 100% multiplier in recognition of his contributions in fiscal 2013. The Individual Performance Multipliers typically have a much narrower range of payout than the Financial Performance Multiplier, which in turn makes the impact they have on the total Annual Incentive Plan payout less than the Financial Performance Multiplier.

Final Individual Annual Incentive Plan Payouts. In accordance with the calculation methodology described above, the final annual incentive payouts to our named executive officers in fiscal year 2013, excluding the CEO, ranged from $437,410 to $567,810, and from 115% to 126% of the named executive officers’ Target Awards. Mr. Knauss’ annual incentive payout was $1,916,790 and 115% of his Target Award. These payouts are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives. We provide annual long-term incentive compensation in the form of performance shares and stock options to our named executive officers because we believe these forms of compensation align company performance and executive officer compensation with the interests of our stockholders. These incentive awards also support the achievement of our long-term corporate financial goals.

Unlike many of our industry peers, we do not use time-based restricted stock as a form of annual long-term incentive opportunity because we believe that doing so reduces the degree to which the total long-term incentive opportunity is sensitive to changes in our multi-year operating performance. However, we do use time-based restricted stock, on occasion, for special purposes, such as a promotion or replacement of compensation being forfeited by an externally recruited executive at a prior employer.

The Committee annually reviews the costs of, and potential stockholder dilution attributable to, our long-term incentive program to ensure that the overall program is financially efficient and in line with our compensation peer group. The Committee also seeks to calibrate the long-term incentive program design to appropriately drive performance in line with our compensation peer group. In determining the total value of the long-term incentive opportunity for each named executive officer, the Committee reviews the compensation peer group data presented by both

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THE CLOROX COMPANY - 2013 Proxy Statement	31

management and its independent compensation consultant on a position-by-position basis and also considers recommendations by the CEO for the other named executive officers.

The Committee’s goal is to target long-term incentive awards in amounts that are competitive with the median of our compensation peer group. Actual long-term incentive award target levels for individual named executive officers may vary above or below the median based on a variety of factors, such as the named executive officer’s sustained performance, the individual’s experience, critical nature of his or her role and expected future contributions. Like the annual incentive awards, actual payouts under long-term incentive awards will vary from the target based on how the Company performs against its predetermined target goals. The value of payouts will also vary based on changes in the market price of our Common Stock.

The Committee determined that the named executive officers would receive 50% of the value of their total annual long-term incentive award granted in fiscal year 2013 in performance shares and 50% in stock options. The Committee believes this mix of equity awards supports several important objectives, including compensating named executive officers for achievement of long-term goals tied to our business strategy, rewarding named executive officers for sustained increases in the price of our Common Stock, enhancing retention by mitigating the impact of price fluctuations of our Common Stock and ensuring that the overall cost of the program is aligned with the compensation realized by the named executive officers and the performance delivered to stockholders. The Committee does not consider the amount of outstanding performance shares, stock options and restricted stock currently held by a named executive officer when making annual awards of performance shares and stock options because such amounts represent compensation attributable to prior years.

Final Long-term Incentive Award. In accordance with the methodology described above, the final long-term incentive awards to our named executive officers were made in September of fiscal year 2013. The Committee considered factors such as the executive’s role, level of experience and sustained performance as well as the compensation peer group market data in determining each named executive officer’s long-term incentive award. For fiscal year 2013, the annual long-term incentives for our named executive officers, excluding the CEO but including Mr. Peiros, who retired from the Company in April 2013, ranged from a value of $650,000 to $1,600,000. Mr. Knauss received a long-term incentive award valued at $5,400,000. In addition, in fiscal year 2013 Mr. Roeth received an additional grant of stock options valued at $275,000 at the time of his promotion to Executive Vice President and Chief Operating Officer – Household and Lifestyle, in recognition of his increased responsibilities. The actual long-term incentives awarded to our named executive officers in fiscal year 2013 are listed in the Stock Awards and Option Awards columns of the Summary Compensation Table.

Performance Shares. Performance shares are grants of restricted stock units that pay out after a three-year performance period only if the Company meets predetermined financial performance goals. We believe that performance shares align the interests of our named executive officers with the interests of our stockholders because the number of shares earned and the shares’ potential value are tied to the achievement of sustained profitability. In selecting the performance goals for the performance shares, the Committee considers whether the goals are appropriately aligned with those in the Annual Incentive Plan so that the overall compensation design does not unintentionally encourage participants to take unnecessary or excessive risk or actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

The payout of the performance share award granted in fiscal year 2013 is subject to the Company’s achievement of a cumulative economic profit (“cumulative EP”) target. The percentage range for payouts is from 0%, in the event the minimum required financial goals are not met, to a maximum of 150% of the target number of shares, with a payout of 50% of the target number of shares when the minimum cumulative EP target is attained.

For the grant made in September 2010, which was scheduled to payout in August 2013, the Committee established an objective measure of cumulative operating profit at the beginning of the performance period to determine the performance level that would be necessary for any payout to occur. In the event that the cumulative operating profit goal was achieved, the Committee also approved specific goals for the performance period based on different levels of cumulative EP for the performance period from July 2010 through June 2013. The cumulative EP target, which is a specified percentage of growth, was set so that the target payout of 100% would be met if EP growth of approximately 7% per year was achieved during the performance period. The Committee believes this metric directly supports the Company’s corporate strategy and long-term financial goals and correlates to stock price performance.

In August 2013, the Committee certified the results of the September 2010 grant. The financial targets for this grant were based on achieving cumulative operating profit of $3,018 million and a cumulative EP goal over the three-year performance period of $1,585 million. The cumulative operating profit result of $2,824 million did not meet the required threshold, and therefore, the Committee certified

32       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

a payout of zero. This zero payout supports the Company’s belief in pay-for-performance over the long term. Despite the Company’s solid operating results in fiscal year 2013, we did not achieve our multi-year performance goals so the long-term incentive did not pay out.

Stock Options. Stock options align the interests of the named executive officers with those of stockholders because the stock options only have value if the price of the Company’s stock increases after the stock options are granted. Stock options vest in 25% increments over a four-year period (beginning one year from the date of grant) and expire ten years from the date of grant. In fiscal year 2013, the Committee awarded stock options to our named executive officers as part of our annual long-term incentive plan. The exercise price for these stock options was equal to the closing price of our Common Stock on the date of grant. Information on all stock option grants is shown in the Grants of Plan-Based Awards table.

Retirement Plans

The named executive officers participate in the same tax-qualified retirement benefit programs available to all other United States-based salaried and non-union hourly employees. The Company’s retirement plans are designed to provide replacement income upon retirement and to be competitive with programs offered by our peers.

In addition, because the IRC limits the amount of benefits that can be contributed to and paid from a tax-qualified retirement plan, the Company also provides our executive officers, including our named executive officers, with additional retirement benefits intended to restore amounts that would otherwise be payable under the Company’s tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. We call these plans “restoration plans” because they restore total executive retirement benefits to the same percentage level provided to our salaried employees who are not limited by IRC restrictions.

A brief description of each of our retirement programs is set forth below. Each of our named executive officers participates in these retirement programs except for our CEO, who does not participate in the Executive Retirement Plan (the “ERP”) but does participate in an individual replacement supplemental executive retirement plan.

The Clorox Company Pension Plan. The Clorox Company Pension Plan (the “Pension Plan”) is a cash balance pension plan and was frozen effective July 1, 2011. This freeze did not affect the benefits previously accrued under the Pension Plan, which remain fully funded.

The Clorox Company 401(k) Plan. With the freeze of the Pension Plan effective July 1, 2011, the 401(k) Plan (the “401(k) Plan”) became the retirement plan for the Company. The Company makes an annual fixed contribution of 6% of eligible pay and a matching contribution of up to 4% of eligible pay to employees under the 401(k) Plan.

Nonqualified Deferred Compensation Plan. Under the Nonqualified Deferred Compensation Plan (the “NQDC”), eligible employees may voluntarily defer the receipt of up to 50% of base salary and up to 100% of their annual incentive awards. In fiscal year 2013, deferred amounts could be invested in accounts that generally mirrored the funds available in the 401(k) Plan. The NQDC permits the Company to contribute amounts that exceed the IRC compensation limits in the tax-qualified plans through a 401(k) restoration provision.

Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan (the “SERP”), a defined benefit plan, was closed to new participants effective April 2007 and, effective June 30, 2011, was frozen with regard to pay and offsets, while still allowing age and service credits to continue to accrue. Benefits under the SERP have historically been calculated as an annuity based on a percentage of average compensation adjusted by age and years of service and offset by the annuity value of Company contributions to the tax-qualified retirement plans and by Social Security. Effective July 1, 2011, the SERP was replaced by the ERP (described below). Making the change from the SERP to the ERP created a defined contribution structure that is more closely aligned with the benefits provided by the Company’s compensation peer group.

Executive Retirement Plan. Our executive officers (including the named executive officers other than Mr. Knauss) are participants in the ERP. Under the ERP, we make an annual contribution of 5% of an eligible participant’s base salary and annual incentive award into the plan. Our named executive officers who are eligible for a benefit under the SERP also receive annual “step-down” transition contributions into the ERP. These transition contributions began in July 2011, when the ERP became effective, and are made over a three- or a five-year period, depending on the named executive’s officer’s organizational level at the time the ERP became effective. The transition contributions range from 7% in the first year to 5% in the final year for the three-year transition and from 9% in the first year to 5% in the final year for the five-year transition.

Replacement Supplemental Executive Retirement Plan. Pursuant to his employment agreement, and to compensate for the loss of retirement benefits at his prior employer when he became our CEO, Mr. Knauss participates in a replacement SERP. The replacement SERP

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THE CLOROX COMPANY - 2013 Proxy Statement	33

provides retirement benefits that are equal to the greater of the amount calculated under the Company SERP frozen effective June 30, 2011, described above, or the benefits to which he would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. Mr. Knauss is fully vested in the replacement SERP, and he is the sole participant in the plan.

Further details about the provisions of the Pension Plan, NQDC, SERP, ERP, and Mr. Knauss’ replacement SERP are provided in the “Overview of Pension Benefits” and the “Overview of the Nonqualified Deferred Compensation Plans” sections below.

Post-Termination Compensation

The Company has a severance plan ("Severance Plan") that provides the named executive officers (other than the CEO) with post-termination payments in the event such named executive officers’ employment is terminated by the Company other than for cause. These payments are intended to provide a measure of financial security following the loss of employment, which we think is important to attract and retain our executives, as well as to protect the Company’s interests. These severance benefits are designed to be competitive with our compensation peer group and external market practice. The Company also entered into a revised employment agreement with the CEO in May 2010, which provides for severance benefits under similar conditions.

The Company also has an Executive Change in Control Severance Plan (the “CIC Plan”) to provide for the payment of severance benefits to certain eligible executives of the Company, including all of the Company’s named executive officers other than the CEO, in the event their employment with the Company terminates involuntarily in connection with a change in control of the Company. The Company also has entered into a change in control agreement with Mr. Knauss to provide change in control severance benefits. These payments help mitigate the impact associated with termination after a change in control and further align the interests of our executive officers with our stockholders. Under the CIC Plan and change in control agreement (for Mr. Knauss only), the named executive officer is eligible for change in control severance benefits in the event that employment is terminated in connection with a change in control either by the Company without cause or by the named executive officer for good reason. See the section entitled “Potential Payments upon Termination or Change in Control” for additional information.

Perquisites

We provide our named executive officers with other limited benefits we believe are competitive with our compensation peer group and consistent with the Company’s overall executive compensation program. We believe these benefits allow our named executive officers to work more efficiently and, in the case of the financial planning program, help them optimize the value received from our compensation and benefits programs. These perquisites are a Company car or car allowance, paid parking at the Company’s headquarters, an annual executive physical exam, reimbursement for health club membership, financial planning services and, in the case of the CEO, limited corporate airplane usage.

Compensation for Mr. Knauss – Chairman and CEO

The compensation of the Chairman and CEO, Mr. Knauss, is consistent with the executive compensation philosophy and program described above that applies generally to all of our named executive officers. Mr. Knauss’ target total compensation is designed to be competitive with the compensation of other CEOs in the compensation peer group and his annual incentive and long-term incentive awards are linked to Company performance.

In the beginning of fiscal year 2013, the Committee, with input from its independent compensation consultant, reviewed all the elements of Mr. Knauss’ compensation, including base salary and annual incentive and long-term incentive award opportunities, relative to the CEO compensation of the compensation peer group. Based on this review, and in connection with an evaluation of Mr. Knauss’ individual performance and overall Company performance for fiscal year 2012, the Committee did not increase Mr. Knauss’ base salary for fiscal year 2013. This was the second year in a row that Mr. Knauss’ base salary was not increased. However, in recognition of his strong fiscal year 2012 performance and level of experience, the Committee did increase Mr. Knauss’ annual incentive target for fiscal year 2013 by 5% (from 140% to 145% of base salary), and also increased his long-term incentive award value by approximately 3%, or $150,000.

The decision to increase Mr. Knauss’ incentive pay and not increase his base salary was intended to place more emphasis on variable or at-risk pay, which is not guaranteed and therefore supports our pay-for-performance philosophy. Mr. Knauss’ overall compensation was competitive with the target range of CEO compensation within the compensation peer group when considering his tenure and experience as CEO.

Shortly after fiscal year 2013 ended, the Committee reviewed Mr. Knauss’ performance for the year and determined that he would receive an annual incentive payout of $1,916,790. This award was comprised of the Financial Performance Multiplier of 121%, the Strategic Metrics Multiplier of 95% and a CEO Individual Performance Multiplier of 100%, as described earlier under Annual Incentives. Mr. Knauss’

34       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

individual performance was viewed as strong by the Board, and the Company exceeded its financial targets for the year and delivered substantial value to stockholders. However, Mr. Knauss’ annual incentive payout was 30% lower than the prior fiscal year, which was primarily due to lower Company financial performance versus the targets approved by the Board at the beginning of the fiscal year and a lower Individual Performance Multiplier versus the prior year.

Other Executive Compensation Policies and Practices

Tally Sheets. To help ensure that our executive compensation design is aligned with our overall compensation philosophy of pay for performance and that total compensation levels are appropriate, the Committee annually reviews compensation tally sheets for each of our named executive officers. These tally sheets outline current target total compensation (including the elements described above), the potential wealth creation of long-term incentive awards under various assumed stock prices and the potential value of payouts under various termination scenarios. As such, these tally sheets ensure that the Committee has a comprehensive understanding of all elements of the Company’s compensation program and enable the Committee to consider changes to the Company’s compensation program, arrangements and plans in light of best practices and emerging trends. The Committee may consider the information presented in the tally sheets in determining future compensation.

Results of 2012 Advisory Vote to Approve Executive Compensation. At our 2012 annual meeting of stockholders held on November 14, 2012, we asked our stockholders to approve, on an advisory basis, our fiscal year 2012 compensation awarded to our named executive officers, commonly referred to as a “say-on-pay” vote. Our stockholders overwhelmingly approved the compensation to our named executive officers, with approximately 95% of votes cast in favor of our proposal. We value this positive endorsement by our stockholders of our 2012 executive compensation policies and believe that the outcome signals our stockholders’ support of our compensation program. As a result, we continued our general approach to compensation for fiscal year 2013, specifically our pay-for-performance philosophy and our efforts to attract, retain and motivate our named executive officers. We value the opinions of our stockholders and will continue to consider the results from this year’s and future advisory votes on executive compensation, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Stock Award Granting Practices. The Company awards annual long-term incentive grants each September at a regularly scheduled Committee meeting, which typically occurs during the third week of the month, or about six weeks after the Company has publicly reported its annual earnings. The meeting date is the effective grant date for the awards, and the exercise/grant price is equal to the closing price of the Common Stock on that date.

The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers. In fiscal year 2013, the Committee made a special stock option grant to Mr. Roeth in recognition of his promotion to Executive Vice President and Chief Operating Officer – Household and Lifestyle in January 2013. More details about this onetime grant may be found in the Grants of Plan – Based Awards Table.

Executive Stock Ownership Guidelines. To preserve the linkage between the interests of executive officers of the Company and our stockholders, all executive officers, including the named executive officers, are expected to accumulate and maintain a significant level of direct stock ownership. Ownership levels can be achieved in a variety of ways, such as by retaining stock received upon the exercise of stock options or the vesting of stock awards or by purchasing stock in the open market. At a minimum, executive officers are expected to establish and maintain direct ownership of Common Stock having a value equal to a multiple of each executive officer’s annual base salary. The current stock ownership level guidelines are as follows:

Chief Executive Officer	6x annual base salary
Executive Officers (excluding the CEO)	3x annual base salary
Other Senior Executives	2x annual base salary

As of the date of this proxy statement, all of the named executive officers have met the required ownership levels.

Retention Ratios. Executive officers, including the named executive officers, are required to retain a certain percentage of shares obtained upon either the exercise of stock options or the release of restrictions on performance shares and restricted stock, after satisfying applicable taxes. The CEO is expected to retain 75% of shares acquired (after taxes) until the minimum ownership level is met. After attaining the minimum ownership level, the CEO must retain 50% of any additional shares acquired (after taxes) until retirement or termination. Other named executive officers must retain 75% of shares acquired (after taxes) until the minimum required ownership levels are met and thereafter must retain 25% of shares acquired (after taxes) for one year after receipt.

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THE CLOROX COMPANY - 2013 Proxy Statement	35

Ownership levels are based on shares of Common Stock owned by the named executive officer or held pursuant to Company plans, including performance shares that have vested and been deferred for settlement. Unexercised stock options and shares that have not vested due to time or performance restrictions are excluded from the ownership levels. Named executive officers achieve ownership levels over time through the ongoing required retention ratios associated with the exercise of stock options and vesting of full-value shares or by purchasing stock in the open market.

Securities Trading Policy. To ensure the alignment of the interests of our stockholders and executive officers, including our named executive officers, the Company’s Insider Trading Policy does not permit executive officers to engage in short-term or speculative transactions or derivative transactions involving the Company’s stock, including options trading, hedging or pledging the Company’s stock as collateral. Trading is permitted only during announced trading periods or in accordance with a previously established trading plan that meets SEC requirements. At all times, including during announced trading periods, executive officers are required to receive preclearance from the Company’s General Counsel or Corporate Secretary prior to entering into any transactions in Company securities, unless those sales occur in accordance with a previously established trading plan that meets SEC requirements.

Clawback Provisions. Under our Annual Incentive Plan and long-term incentive plan, in the event of a restatement of financial results to correct a material error or other factors as outlined in the long-term incentive plan, the Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Committee determines such executive officer’s fraud or intentional misconduct was a significant contributing factor to the need for a restatement.

Tax Deductibility Limits on Executive Compensation. Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year, unless such amounts are determined to be performance-based compensation. Our policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans against the possible loss of a tax deduction when taxable compensation for any of the executive officers subject to Section 162(m) exceeds $1 million per year. The Annual Incentive Plan and long-term incentive plan are designed to meet the requirements of Section 162(m) for performance-based compensation.

The Management Development and Compensation Committee Report

As detailed in its charter, the Management Development and Compensation Committee of the Board oversees the Company’s executive compensation program and policies. As part of this function, the Committee discussed and reviewed with management the CD&A. Based on this review and discussion, we have recommended to the Board that the CD&A be included in the proxy statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

George J. Harad, Chair
Richard H. Carmona
Tully M. Friedman
Robert W. Matschullat
Jeffrey W. Noddle

36       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

Compensation Discussion and Analysis Tables

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned, paid or awarded to our named executive officers for the fiscal years ended June 30, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Donald R. Knauss	2013	$1,150,000	—	$2,699,798	$2,699,456	$1,916,790	$1,790,104	$464,916	$10,721,064
Chairman and Chief	2012	1,154,423	—	2,625,408	2,625,111	2,740,220	1,978,367	334,860	11,458,389
Executive Officer	2011	1,135,385	—	2,625,295	2,625,018	732,550	1,812,176	246,354	9,176,778
Frank A. Tataseo	2013	522,500	—	449,966	449,944	497,880	0	240,164	2,160,454
Executive Vice President	2012	514,442	—	449,790	450,036	600,230	1,635,484	193,888	3,843,870
- Professional Products	2011	504,404	—	450,070	449,993	265,130	138,384	100,001	1,907,982
Division, Mergers &
Acquisitions and
Information Technology
George C. Roeth	2013	478,742	—	325,216	599,968	437,410	0	196,809	2,038,145
Executive Vice President
and Chief Operating
Officer - Household
and Lifestyle
Laura Stein	2013	545,875	—	380,020	379,940	464,690	0	238,507	2,009,032
Senior Vice President –	2012	532,252	—	380,277	380,030	580,340	1,858,718	203,021	3,934,638
General Counsel	2011	519,836	—	380,266	380,024	255,050	214,647	100,315	1,850,138
Stephen M. Robb	2013	462,500	—	380,020	379,940	450,460	0	165,603	1,838,523
Senior Vice President –	2012	396,361	—	187,413	437,511	401,100	849,638	116,665	2,388,688
Chief Financial Officer
Lawrence S. Peiros	2013	547,000	—	799,700	799,823	567,810	1,359,372	345,693	4,419,398
(retired April 1, 2013)	2012	713,942	—	800,081	799,971	1,047,620	2,132,983	261,457	5,756,054
Executive Vice President	2011	672,508	—	799,754	800,007	389,150	208,366	125,746	2,995,531
and Chief Operating
Officer

(1)	Reflects actual salary earned for fiscal years 2013, 2012 and 2011. Fiscal year 2012 had an extra day of earnings in the pay cycle (versus 2013 and 2011) due to the leap year. Thus, Mr. Knauss’ reported salary shows a reduction from fiscal year 2012 to fiscal year 2013; however, his actual annual base salary was $1,150,000 in both years.
(2)	The amounts reflected in these columns are the values determined under FASB ASC Topic 718 for the awards granted in the fiscal years ended June 30, 2013, 2012 and 2011, in accordance with the applicable accounting standard. The assumptions made in valuing stock awards and option awards reported in these columns are discussed in Note 1, Summary of Significant Accounting Policies under subsection “Share-Based Compensation,” and in Note 16, Share-Based Compensation Plans, to the Company’s consolidated financial statements for the three years in the period ended June 30, 2013, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013. The award granted to Mr. Peiros for 2013 was forfeited due to his retirement. Additional information regarding the stock awards and option awards granted to our named executive officers during fiscal year 2013 is set forth in the Grants of Plan-Based Awards Table.
(3)	The grant date fair value of the performance share awards reflected in this column is the target payout based on the probable outcome of the performance-based conditions, determined as of the grant date. The maximum potential payout of the stock awards would be 150% of the target shares awarded on the grant date. The maximum value of the performance share award for 2013 determined as of the date of grant would be as follows for each respective named executive officer: Mr. Knauss – $4,049,698; Mr. Tataseo – $674,950; Mr. Roeth - $487,824; Ms. Stein – $570,030; Mr. Robb – $570,030; and Mr. Peiros – $1,199,550. The award granted to Mr. Peiros for 2013 was forfeited due to his retirement. See the Grants of Plan-Based Awards Table for more information about the performance shares granted under the 2005 Stock Incentive Plan.
(4)	Reflects annual incentive awards earned for fiscal years 2013, 2012 and 2011 and paid out in September 2013, 2012 and 2011, respectively, under the Annual Incentive Plan. Information about the Annual Incentive Plan is set forth in the Compensation Discussion and Analysis under Annual Incentives. Per the terms of the Annual Incentive Plan, Mr. Peiros was considered retirement-eligible and thus received a pro-rata award for fiscal year 2013.

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THE CLOROX COMPANY - 2013 Proxy Statement	37

(5)	The amounts reflect the aggregate change in the present value of accumulated benefits during fiscal years 2013, 2012 and 2011 under the SERP, including Mr. Knauss’ replacement SERP, the Pension Plan and the cash balance restoration benefit of the NQDC (note that the SERP, the Pension Plan and the cash balance restoration benefit of the NQDC are all frozen benefits; refer to the Pension Benefits Table for further information). Each plan amount in fiscal year 2013 is set forth in the following table:

	Donald R. Knauss	Frank A. Tataseo	George C. Roeth	Laura Stein	Stephen M. Robb	Lawrence S. Peiros
SERP (includes, for Mr. Knauss, the replacement SERP)	$1,721,272	$(164,278)	$(134,475)	$(235,214)	$(89,816)	$1,264,873
The Pension Plan	936	4,380	4,807	3,320	3,801	48,066
Cash Balance Restoration Benefit	67,896	64,722	29,918	20,699	26	46,433
Total	$1,790,104	$(95,176)	$(99,750)	$(211,195)	$(85,989)	$1,359,372

(6)

The amounts shown in the column represent (i) actual Company contributions under the Company’s 401(k) Plan, (ii) nonqualified contributions under the NQDC and ERP, other than the frozen cash balance restoration benefit, which is reflected in the change in pension value column (refer to the Nonqualified Deferred Compensation section for further information), and (iii) perquisites available to named executive officers of the Company. Amounts are set forth in the following table:

	Donald R. Knauss	Frank A. Tataseo	George C. Roeth	Laura Stein	Stephen M. Robb	Lawrence S. Peiros
The 401(k) Plan	$25,000	$25,134	$24,481	$23,146	$26,621	$20,041
NQDC/ERP	364,022	178,735	142,268	180,219	111,156	296,197
Company Provided Perquisites	75,894	36,295	30,060	35,142	27,826	29,455
Total	$464,916	$240,164	$196,809	$238,507	$165,603	$345,693

The following table sets forth the perquisites we make available to our named executive officers and the cost to the Company for providing these perquisites during fiscal year 2013. The amount included under Non-Business Use of Company Aircraft represents the incremental cost to the Company of Mr. Knauss’ non-business use of the Company aircraft of $31,882 in fiscal year 2013. The incremental cost is determined on a per flight basis and consists of the variable costs incurred as a result of flight activity. Other Perquisites consists of paid parking at the Company’s headquarters, health club reimbursement and an annual executive physical.

	Donald R. Knauss	Frank A. Tataseo	George C. Roeth	Laura Stein	Stephen M. Robb	Lawrence S. Peiros
Executive Automobile Program	$13,200	$13,200	$13,200	$13,200	$13,200	$9,900
Basic Financial Planning	22,111	17,004	10,932	18,582	11,026	14,612
Non-Business Use of Company Aircraft	31,882	—	—	—	—	—
Other Perquisites	8,701	6,091	5,928	3,360	3,600	4,943
Total	$75,894	$36,295	$30,060	$35,142	$27,826	$29,455

38       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

GRANTS OF PLAN-BASED AWARDS

This table shows grants of plan-based awards to the named executive officers during fiscal year 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Share Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald R. Knauss
Annual Incentive(1)		$ —	$1,667,500	$8,530,000
Performance Shares(2)	9/11/2012				18,720	37,440	56,160				$2,699,798
Stock Options(3)	9/11/2012								387,930	$72.11	2,699,456
Frank A. Tataseo
Annual Incentive(1)		—	393,750	5,118,000
Performance Shares(2)	9/11/2012				3,120	6,240	9,360				449,966
Stock Options(3)	9/11/2012								64,660	72.11	449,944
George C. Roeth
Annual Incentive(1)		—	412,000	5,118,000
Performance Shares(2)	9/11/2012				2,255	4,510	6,765				325,216
Stock Options(3)	9/11/2012								46,700	72.11	324,967
Stock Options(3)	1/2/2013								37,568	74.09	275,001
Laura Stein
Annual Incentive(1)		—	385,000	5,118,000
Performance Shares(2)	9/11/2012				2,635	5,270	7,905				380,020
Stock Options(3)	9/11/2012								54,600	72.11	379,940
Stephen M. Robb
Annual Incentive(1)		—	356,250	5,118,000
Performance Shares(2)	9/11/2012				2,635	5,270	7,905				380,020
Stock Options(3)	9/11/2012								54,600	72.11	379,940
Lawrence S. Peiros(4)
(retired April 1, 2013)
Annual Incentive(1)		—	662,850	5,118,000
Performance Shares(2)	9/11/2012				5,545	11,090	16,635				799,700
Stock Options(3)	9/11/2012								114,940	72.11	799,823

(1)	Represents estimated possible payouts for annual incentive awards for fiscal year 2013 under the Annual Incentive Plan for each of our named executive officers. The Annual Incentive Plan is an annual cash incentive opportunity and therefore awards are earned in the year of grant. The target amounts represent the potential payout if both Company performance, including financial and strategic metrics, and individual performance are at target levels. The maximum amount represents the stockholder-approved maximum payout in the Annual Incentive Plan of 1.0% of Company earnings before income taxes for the CEO and .6% of Company earnings before income taxes for all other named executive officers. The Annual Incentive Plan is designed to meet the requirements of IRC Section 162(m), and the maximum column reflects maximum awards possible under the Annual Incentive Plan. The Committee historically has paid annual incentive awards that are substantially lower than the maximum Annual Incentive Plan payouts. See the Summary Compensation Table for the actual payout amounts in fiscal year 2013 under the Annual Incentive Plan. See “Compensation Discussion and Analysis – Annual Incentives” for additional information about the Annual Incentive Plan.
(2)	Represents possible future payouts of Common Stock underlying performance shares awarded in fiscal year 2013 to each of our named executive officers as part of their participation in the 2005 Stock Incentive Plan. These awards will vest upon the achievement of performance measures based on cumulative operating profit and cumulative economic profit growth over a three-year period, with the threshold, target and maximum awards equal to 50%, 100% and 150%, respectively, of the number of performance shares granted. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out under the 2005 Stock Incentive Plan. See “Compensation Discussion and Analysis – Long-Term Incentives” for additional information.
(3)	Represents stock options awarded to each of our named executive officers under the 2005 Stock Incentive Plan. All stock options vest in equal installments on the first, second, third and fourth anniversaries of the grant date. Mr. Roeth was awarded a one-time off-cycle stock option grant on January 2, 2013 when he was promoted to Executive Vice President and Chief Operating Officer – Household and Lifestyle.
(4)	The option and performance share awards granted to Mr. Peiros in fiscal year 2013 were forfeited due to his retirement.

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THE CLOROX COMPANY - 2013 Proxy Statement	39

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following equity awards granted to our named executive officers were outstanding as of the end of fiscal year 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Donald R. Knauss
Stock Options(3)	275,000			$63.21	10/2/2016
	185,000			61.16	9/18/2017
	227,710			63.95	9/16/2018
	223,747	74,583(4)		57.25	9/15/2019
	155,695	155,695(5)		66.48	9/14/2020
	70,568	211,702(6)		68.37	9/14/2021
	—	387,930(7)		72.11	9/11/2022
Performance Shares(3)								0	(8)	0
								38,400	(9)	3,192,576
								37,440	(10)	3,112,762
Frank A. Tataseo
Stock Options(3)	26,563			$57.00	9/21/2015
	31,700			61.51	9/19/2016
	41,100			61.16	9/18/2017
	47,940			63.95	9/16/2018
	39,292	13,098(4)		57.25	9/15/2019
	26,690	26,690(5)		66.48	9/14/2020
	12,150	36,450(6)		68.15	9/13/2021
	—	64,660(7)		72.11	9/11/2022
Performance Shares(3)								0	(8)	0
								6,600	(9)	548,724
								6,240	(10)	518,794

40       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
George C. Roeth
Stock Options(3)	17,600				$53.88	9/51/2014
	17,700				57.00	9/21/2015
	17,900				61.51	9/19/2016
	24,700				61.16	9/18/2017
	28,760				63.95	9/16/2018
	26,190	8,730	(4)		57.25	9/15/2019
	19,275	19,275	(5)		66.48	9/14/2020
	8,775	26,325	(6)		68.15	9/13/2021
	—	46,700	(7)		72.11	9/11/2022
	—	37,568	(11)		74.09	1/2/2023
Performance Shares(3)									0	(8)	0
									4,770	(9)	396,578
									4,510	(10)	374,961
							2,210	183,739(12)
Laura Stein
Stock Options(3)	32,900				$61.16	9/18/2017
	38,350				63.95	9/16/2018
	33,180	11,060	(4)		57.25	9/15/2019
	22,540	22,540	(5)		66.48	9/14/2020
	10,260	30,780	(6)		68.15	9/13/2021
	—	54,600	(7)		72.11	9/11/2022
Performance Shares(3)									0	(8)	0
									5,580	(9)	463,921
									5,270	(10)	438,148

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THE CLOROX COMPANY - 2013 Proxy Statement	41

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Stephen M. Robb
Stock Options(3)	11,400				$61.51	9/19/2016
	15,400				61.16	9/18/2017
	17,980				63.95	9/16/2018
	16,372	5,458	(4)		57.25	9/15/2019
	11,120	11,120	(5)		66.48	9/14/2020
	5,063	15,187	(6)		68.15	9/13/2021
	8,117	24,350	(13)		64.96	11/17/2021
	—	54,600	(6)		72.11	9/11/2022

Performance Shares(3)									0	(8)	0
									2,750	(9)	228,635
									5,270	(10)	438,148

Lawrence S. Peiros
(retired April 1, 2013)(14)	34,100				61.51	9/19/2016
Stock Options(3)	20,000				63.89	1/5/2017
	53,400				61.16	9/18/2017
	71,910				63.95	9/16/2018
	93,130				57.25	9/15/2019
	94,900				66.48	9/14/2020
	86,390				68.15	9/13/2021

Performance Shares(3)
									0	(8)	0
									6,848	(9)	569,340

(1)	Represents unvested restricted stock units under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 28, 2013 (June 30 fell on a Sunday). The ultimate value will depend on the value of our Common Stock on the actual vesting date.
(2)	Represents unvested “target” number of performance shares under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 28, 2013 (June 30 fell on a Sunday), except as noted below in footnote (8). The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.
(3)	Grants were made under the 2005 Stock Incentive Plan.
(4)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 15, 2009.
(5)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 14, 2010.
(6)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 14, 2011 for Mr. Knauss and September 13, 2011 for all other named executive officers.

42       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

(7)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 11, 2012.
(8)	Represents the actual number of performance shares that were paid out under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2011 through 2013). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. After completion of the 2013 fiscal year the Committee determined whether the performance measures had been achieved and based on the results, on August 15, 2013, the Committee approved the payout of this award at 0% of target.
(9)	Represents the “target” number of performance shares that can be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2012 through 2014). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2014.
(10)	Represents the “target” number of performance shares that can be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2013 through 2015). Performance is based on achievement of cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2015.
(11)	Represents unvested one-time off-cycle stock option grant that was granted to Mr. Roeth when he was promoted to Executive Vice President and Chief Operating Officer – Household and Lifestyle effective January 1, 2013.
(12)	Represents unvested one-time off-cycle restricted stock grant that was granted to Mr. Roeth March 1, 2011, due to increased responsibility at the time of grant.
(13)	Represents unvested one-time off-cycle stock option grant that was granted to Mr. Robb when he was promoted to Senior Vice President – Chief Financial Officer effective November 17, 2011.
(14)	The awards granted to Mr. Peiros for fiscal year 2013 were forfeited due to his retirement. The performance share awards granted to Mr. Peiros for fiscal years 2011 and 2012 were pro-rated due to his retirement. The stock options granted to Mr. Peiros that were unvested at the date of his retirement, excluding those granted in fiscal year 2013, automatically vested at the date of his termination per the provisions of the long-term incentive plan.

OPTION EXERCISES AND STOCK VESTED

This table shows stock options exercised and stock vested for the named executive officers during fiscal year 2013.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Donald R. Knauss	—		$—	31,508(4)	$2,278,343(4)
Frank A. Tataseo	37,637	(3)	1,146,611	5,512(4)	398,573(4)
George C. Roeth	—		—	2,338(4)	196,345(4)
Laura Stein	79,600	(3)	1,204,169	4,653(4)	336,458(4)
Stephen M. Robb	20,700	(3)	590,562	2,293(4)	165,807(4)
Lawrence S. Peiros (retired April 1, 2013)	77,200	(3)	2,129,246	8,969(4)	648,548(4)

(1)	The dollar value realized reflects the difference between the closing price of the Common Stock on the date of exercise and the stock option exercise price.
(2)	The dollar value realized reflects the market value of the vested shares based on the closing price of the Common Stock on the vesting date, unless otherwise noted.
(3)	Represents exercise of nonqualified stock options granted in previous years under the Company’s 2005 Stock Incentive Plan.
(4)	Stock awards listed represent the vesting of performance shares at 66% of target, granted through participation in the 2005 Stock Incentive Plan. The grant from the plan had a three-year performance period (fiscal years 2010 through 2012). Performance is based on achievement of cumulative operating profit and economic profit growth. On August 16, 2012, the Committee approved the payout of this award at 66% of target, and the award was settled on August 20, 2012. The actual realized value of the vested shares was based upon the value of the Common Stock on the date the shares were settled unless settlement of the shares was deferred, in which case it was based on the closing price of the Common Stock of $83.14 on June 28, 2013 (June 30 fell on a Sunday).
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THE CLOROX COMPANY - 2013 Proxy Statement	43

Overview of Pension Benefits

Historically, pension benefits have been paid to the named executive officers under the following plans: (i) the Pension Plan; (ii) the cash balance restoration provision in the NQDC; (iii) the SERP; and (iv) in the case of Mr. Knauss, the replacement SERP, which was put in place to compensate for Mr. Knauss’ loss of retirement benefits from his prior employer when he became our CEO and is described in further detail below. Effective July 1, 2011, the Pension Plan and the cash balance restoration provision under the NQDC were frozen. The SERP was also frozen as of June 30, 2011 with regard to pay and offsets, while still allowing age and service credits, as described in the Retirement Plan section of the CD&A.

The Replacement Supplemental Executive Retirement Plan. Pursuant to his employment agreement, Mr. Knauss participates in a replacement SERP that provides retirement benefits that are equal to the greater of the amount calculated under the Company SERP, described above, or the benefits to which he would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. Mr. Knauss is fully vested in the replacement SERP, and he is the sole participant in the plan. Eligible compensation for the replacement SERP is the average of five years of base salary prior to retirement plus the average of five years of Annual Incentive Plan awards received by Mr. Knauss prior to his retirement.

All items in the above overview are included in the Change in Pension Value column of the Summary Compensation Table and the Pension Benefits Table.

PENSION BENEFITS TABLE

The following table sets forth each named executive officer’s pension benefits under the Company’s pension plans for fiscal year 2013.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Donald R. Knauss	The Pension Plan(3)	7	$33,170	$—
	Replacement SERP/SERP(4)	7	8,453,986	—
	Cash Balance Restoration(5)	7	383,133	—
Frank A. Tataseo	The Pension Plan(3)	19	155,261	—
	SERP(4)	19	4,471,311	—
	Cash Balance Restoration(5)	19	341,091	—
George C. Roeth	The Pension Plan(3)	26	170,445	—
	SERP(4)	26	2,256,023	—
	Cash Balance Restoration(5)	26	170,922	—
Laura Stein	The Pension Plan(3)	16	117,700	—
	SERP(4)	16	3,220,116	—
	Cash Balance Restoration(5)	16	161,311	—
Stephen M. Robb	The Pension Plan(3)	24	134,759	—
	SERP(4)	24	1,210,005	—
	Cash Balance Restoration(5)	24	67,027	—
Lawrence S. Peiros(6)	The Pension Plan(3)	33	262,989	—
(retired April 1, 2013)	SERP(4)	33	6,631,151	—
	Cash Balance Restoration(5)	33	364,239	34,313

(1)	Numbers of years of credited service is rounded to the nearest whole number.
(2)	Present value of the accumulated benefit was calculated using the following assumptions: mortality table: RP2000; discount rate: 4.40%; age and pay at June 30, 2013.
(3)	The Pension Plan was frozen effective July 1, 2011. Participants keep their accumulated pay credits and receive only quarterly interest credits after that date.
(4)	The SERP was frozen with regards to pay and offsets effective June 30, 2011. Age and service credits continue to accrue.
(5)	The cash balance restoration provision in the NQDC was eliminated effective July 1, 2011 when the Pension Plan was frozen. Participants keep their accumulated pay credits but no contributions were made under this provision after July 1, 2011.
(6)	Mr. Peiros retired effective April 1, 2013; amounts reflected in the payments in the last fiscal year column are payments he received after his retirement date.

44       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

Overview of the Nonqualified Deferred Compensation Plans

Executive Retirement Plan. Our executive officers (including each of our named executive officers other than Mr. Knauss) are eligible for participation in the ERP. The ERP provides that the Company will make an annual contribution of 5% of an eligible participant’s base salary plus annual incentive payment into the plan. For named executive officers who were age 55 or older as of July 1, 2011, when the ERP was introduced, Company contributions are fully vested in the ERP. For named executive officers who had not attained age 55 as of July 1, 2011, Company contributions will vest over a three-year period and will fully vest upon the participant’s attainment of age 62 with ten years of service (at which time they are considered retirement-eligible under the ERP). An eligible participant can elect distribution in a lump sum or up to 15 annual installments upon a qualifying payment event.

Our named executive officers who were eligible participants in the SERP at the time it was frozen receive annual “step-down” transition contributions into the ERP over a three- or five-year period that began July 2011 when the ERP became effective. The named executive officers eligible for the five-year “step-down” transition contribution are Messrs. Tataseo and Roeth and Ms. Stein who received a 9% transition contribution in the first year decreasing to a 5% transition contribution in the fifth year. Mr. Robb received a three-year “step-down” transition contribution from 7% in the first year to 5% in the third year as he was at a lower organizational level at the time the SERP was frozen. Mr. Knauss is not eligible for the annual “step-down” transition contributions.

Nonqualified Deferred Compensation Plan. Under the NQDC, participants, including each of our named executive officers, may voluntarily defer the receipt of up to 50% of base salary and up to 100% of annual incentive awards. In addition, the NQDC offers a 401(k) restoration provision. All Company retirement contributions are made in the form of (i) a fixed 6% employer annual contribution and (ii) an employer match of up to 4% of pay into the 401(k) Plan, subject to IRC compensation limits. Contributions on eligible compensation that exceed the IRC compensation limits are contributed into a participant’s NQDC account under the 401(k) restoration provision.

Participants in the NQDC may elect to receive benefits from the NQDC either in a lump sum or up to 15 annual payments upon a qualifying payment event. Participants are provided the option of selecting from an array of investment crediting rates that mirror the investment fund options available in the 401(k) Plan, except for the capital preservation fund which has the same investment objectives but is offered through a different investment firm than the similar fund in the 401(k) Plan. The NQDC uses the same benefit formulas, the same types of compensation to determine benefits and the same vesting requirements as our frozen tax-qualified retirement plans. The responsibility to pay benefits under the NQDC was an unfunded and unsecured obligation of the Company through fiscal year 2013, but will be funded for contributions from January 1, 2012 on, beginning in fiscal year 2014.

The following table provides information regarding the accounts of the named executive officers under the NQDC and ERP in fiscal year 2013.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)(5)
Donald R. Knauss	$161,000	$364,022	$761,794	$4,576,897
Frank A. Tataseo	39,678	178,735	676,299	3,878,558
George C. Roeth	31,163	142,268	99,771	732,181
Laura Stein	113,830	180,219	137,708	1,486,206
Stephen M. Robb	25,275	111,156	15,006	749,860
Lawrence S. Peiros (retired April 1, 2013)	62,642	296,197	734,878	6,713,227

(1)	For Messrs. Knauss and Peiros, the amount represents base salary that the executive deferred, and for Messrs. Tataseo, Roeth, Robb and Ms. Stein the annual base salary deferral and incentive award deferred during fiscal year 2013. Deferred base salary is also reported in the Summary Compensation Table – Salary. Deferred annual incentive awards are also reported in the Summary Compensation Table – Non-Equity Incentive Plan Compensation.
(2)	Represents that portion of the Company’s 401(k) match and Company contribution of up to 10% of eligible compensation that is in excess of IRC compensation limits pursuant to the 401(k) restoration provision of the NQDC and the Company’s contribution under the ERP. These contributions are also reported in the Summary Compensation Table – All Other Compensation and are included under the caption “NQDC” in footnote (6) to the Summary Compensation Table – All Other Compensation.
(3)	Earnings are based on an array of investment options that mirror the 401(k) Plan (except for the capital preservation fund, which has the same investment objectives but is offered through a different investment firm than the similar fund in the 401(k) Plan). Earnings vary based on participant investment elections.
(4)	Reflects aggregate balances under the restoration provision of the NQDC and any deferred base salary and annual incentive awards as of the end of fiscal year 2013.

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THE CLOROX COMPANY - 2013 Proxy Statement	45

(5)	The executive and registrant contribution total amounts in the table below are also reported as compensation in the Summary Compensation Table in the years indicated:

Fiscal Year	Donald R. Knauss	Frank A. Tataseo	George C. Roeth	Laura Stein	Stephen M. Robb	Lawrence S. Peiros
2013	$525,022	$218,413	$173,431	$294,050	$136,431	$358,838
2012	425,038	395,276		137,134	64,768	818,646
2011	244,664	38,706		248,898		217,598

Potential Payments Upon Termination or Change in Control

Payments upon Termination

Severance Plan for Named Executive Officers Other than Mr. Knauss. Under the terms of the Severance Plan, our named executive officers are eligible to receive benefits in the event their employment is terminated by the Company without cause (other than in connection with a change in control). No benefits are payable under the terms of the Severance Plan if the Company terminates the named executive officer for cause or the named executive officer voluntarily resigns.

Regardless of the manner in which a named executive officer’s employment terminates, each named executive officer would retain the amounts that he or she has earned over the course of his or her employment prior to the termination event, such as the named executive officer’s balances under the NQDC, vested and accrued retirement benefits and previously vested stock options, except as outlined below under Termination for Cause. For further information about previously earned amounts, see the tables entitled Summary Compensation Table, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vested, Pension Benefits Table and Nonqualified Deferred Compensation.

Under the Severance Plan, each named executive officer agrees to return and not retain proprietary information received during his or her term of employment and thereafter and all information regarding the Company that he or she receives during the term of his or her employment, and also agrees that he or she will not solicit for employment any employee of the Company for two years after his or her termination.

Termination benefits under the Severance Plan for our named executive officers other than Mr. Knauss are as follows:

Involuntary Termination Without Cause. If the Company terminates a named executive officer’s employment without cause, the Severance Plan entitles the named executive officer to receive a severance payment after the termination in the form of a lump-sum payment. The severance amount under the Severance Plan is two times the named executive officer’s current base salary. Under the Severance Plan, the named executive officer is also entitled to an amount equal to 75% of his or her actual Annual Incentive Plan award for the current fiscal year, using the actual Company Financial Performance Multiplier and the Strategic Metrics Multiplier and assuming an Individual Performance Multiplier of 100%, pro-rated to the date of termination.

The Severance Plan provides that the named executive officer is entitled to continue to participate in the Company’s medical and dental insurance programs for up to two years following termination on the same terms as active employees. In addition, at the end of this coverage, a named executive officer will be eligible to participate in the Company’s medical and/or dental plans offered to former employees who retire at age 55 or older, provided they have completed at least ten years of service, on the same terms as such other former employees. If eligible, this coverage will continue until the named executive officer turns age 65. Thereafter, the named executive officer may participate in the Company’s general retiree health plan as it may exist in the future, if otherwise eligible. If the named executive officer will be age 55 or older and have completed at least ten years of service at the end of, and including, the two-year period following termination, the named executive officer will be deemed age 55 and/or with ten years of service under any pre-65 retiree health plan as well as the SERP.

The above severance-related benefits are provided only if the named executive officer executes a general release prepared by the Company.

Termination Due to Retirement. Under the Company’s policy, which is applicable to all employees, upon retirement the named executive officer is entitled to his or her salary through the last day of employment and is eligible for a pro-rata portion of the Annual Incentive Plan award for the fiscal year in which his or her retirement occurs. Based on the provisions of the respective plans, he or she will also be eligible to receive SERP, ERP and other benefits under the Company’s various retirement plans. In addition to the amounts that the named executive officer has earned or accrued over the course of his or her employment under the Company’s qualified and nonqualified plans, named executive officers who are at least age 55 with ten years of service or who have 20 years of service regardless of age, are eligible to receive retirement-related benefits under the long-term incentive program. Stock options held for longer than one year will vest in full and remain exercisable for five

46       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Discussion and Analysis

years following the named executive officer’s retirement, or until the expiration date, whichever is sooner, and performance shares will be paid out on a pro-rata basis at the end of the relevant performance period based on the actual level of performance achieved during that period.

Termination Due to Death or Disability. Under the Company’s policy, which is applicable to all employees, if the named executive officer’s employment is terminated due to his or her death, the named executive officer’s beneficiary or estate is entitled to (i) the named executive officer’s salary through the date of his or her death; (ii) a pro-rata portion of the named executive officer’s actual Annual Incentive Plan award for the fiscal year of his or her death; and (iii) benefits pursuant to the Company’s life insurance plan. Stock options will vest in full and all vested options remain exercisable for an additional year following the named executive officer’s death, or until the expiration date, whichever is earlier, and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

If the named executive officer begins to receive benefits under the Company’s long-term disability plan, the Company may terminate the named executive officer’s employment at any time, in which case the named executive officer will receive his or her salary through the date of his or her termination and will also be entitled to a pro-rata portion of his or her actual Annual Incentive Plan award for the fiscal year of his or her termination. Stock options will vest in full and all vested options will remain exercisable for an additional year following the named executive officer’s disability, or until the expiration date, whichever is earlier, and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

Termination for Cause. The Company may terminate a named executive officer’s employment for cause at any time without notice. Upon the named executive officer’s termination for cause, the named executive officer is entitled to his or her salary through the date of his or her termination, but is not entitled to any Annual Incentive Plan award for the fiscal year in which his or her termination for cause occurs. Cause under the Severance Plan means: (i) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after having been warned in writing; (ii) a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) gross negligence in the course of employment; (iv) the failure to obey a lawful direction of the Board or a corporate officer to whom he or she reports, directly or indirectly; and (v) an action that is inconsistent with the Company’s best interests and values. All outstanding stock option grants awarded since September 2005 are forfeited upon a termination for cause. In addition, any retirement-related benefits a named executive officer would normally receive related to performance shares are also forfeited upon a termination for cause.

Voluntary Termination. A named executive officer may resign from his or her employment at any time. Upon the named executive officer’s voluntary resignation, the named executive officer is entitled to his or her salary through the date of termination, but is not entitled to any Annual Incentive Plan award for the fiscal year of termination. All unvested outstanding stock option and performance share grants are forfeited upon voluntary termination.

The Company also maintains a Change in Control Severance Plan for the benefit of each of the named executive officers (other than Mr. Knauss). Please see the “Potential Payments upon Termination or Change in Control” section for further details on the Change in Control Severance Plan.

Mr. Knauss’ Employment Agreement. In May 2010, Mr. Knauss agreed to enter into a revised employment agreement with the Company that reflects current market trends and practices and is generally aligned with the terms of the Severance Plan. Mr. Knauss’ agreement provides that his annual salary will be subject to periodic review in accordance with the Company’s regular administrative practices for named executive officers, as described in the CD&A. Mr. Knauss’ employment agreement also states that Mr. Knauss is eligible to participate in the replacement SERP, which is described in the “Overview of Pension Benefits” section, and other compensation, incentive and benefit plans made available to the Company’s named executive officers.

Upon completion of seven years of service on October 2, 2013, Mr. Knauss became retirement-eligible under all Company welfare benefit, equity and other incentive plans and programs applicable to the Company’s executive officers; however, such benefits will be offset by any comparable retiree benefits on a benefit-by-benefit and coverage-by-coverage basis received from his previous employer. Mr. Knauss participates in the Company SERP and is eligible for an early retirement benefit since he has completed seven years of service. Mr. Knauss is also eligible for an additional retirement benefit through a replacement SERP, which is intended to duplicate the rights and benefits to which he would have been entitled under the supplemental executive retirement plan of his previous employer. However, the supplemental retirement benefit that Mr. Knauss will be eligible to receive upon retirement will be limited to the greater of the amount attributable to the Company SERP or the replacement SERP. For information regarding the Company SERP and the replacement SERP, see “Overview of Pension Benefits”.

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The terms of Mr. Knauss’ employment agreement relating to termination by the Company without cause, due to retirement, due to death or disability, and for cause are similar to the terms of the Severance Plan for our other named executive officers, which are described above. Mr. Knauss’ termination benefits however differ from the other named executive officers’ termination benefits. Upon termination by the Company without cause, or by Mr. Knauss for good reason (each as defined in his employment agreement and described in further detail below), and provided that Mr. Knauss executes a general release, Mr. Knauss will receive severance-related benefits as follows:

  A lump-sum amount equal to two times his current base salary plus two times 75% of the average of his Annual Incentive Plan awards for the preceding three years;
  A pro-rata portion of the Annual Incentive Plan award for the fiscal year in which termination occurs based on the actual Financial Performance Multiplier and Strategic Metrics Multiplier and assuming an Individual Performance Multiplier of 100%, paid at the end of the fiscal year;
  Continuation of medical and dental benefits for the two-year period after termination, or until age 65, whichever is earlier. In addition, since Mr. Knauss has completed seven years of service, he is entitled to participate in the medical and dental benefits offered to former employees who retire at age 55 with at least ten years of service; and
  If Mr. Knauss gives the Company at least three months’ notice prior to terminating his employment, his termination will be deemed to be due to retirement for purposes of the Company’s long-term incentive plan. If Mr. Knauss does not elect to commence benefits under the SERP, then outstanding stock awards will vest in accordance with the terms of the respective award agreements.

  “Good reason” is defined in Mr. Knauss’ employment agreement as the: (i) assignment of duties inconsistent with Mr. Knauss’ position or material diminution of his position, excluding appointment of a non-executive Chairman of the Board; (ii) the Company’s failure to provide compensation and benefits as provided in Mr. Knauss’ employment agreement; (iii) relocation of Mr. Knauss’ office that increases his commute by more than 50 miles; (iv) termination of his employment by the Company other than as expressly permitted by Mr. Knauss’ employment agreement; or (v) failure of the Company to obtain a successor company’s agreement to assume Mr. Knauss’ employment agreement. In addition, a failure by the Board to appoint Mr. Knauss to the Board will also constitute good reason. A failure by the stockholders to elect Mr. Knauss to the Board will not constitute good reason.

“Cause” is defined in Mr. Knauss’ employment agreement as: (i) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after having been warned in writing; (ii) a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) gross negligence in the course of employment; or (iv) the failure to obey a lawful direction of the Board.

In addition to the employment agreement, the Company also entered into a revised change in control agreement with Mr. Knauss, on November 15, 2011, which is described below in “Potential Payments upon Change in Control”.

Potential Payments upon Change in Control

Change in Control Severance Plan for Named Executive Officers Other Than Mr. Knauss. Under the CIC Plan, executives are eligible for change in control severance benefits, subject to the execution of a waiver and release, in the event that he or she is terminated without cause or resigns for good reason (each as defined under the CIC Plan and further described below) during (i) the two-year period following a change in control or (ii) a period of up to one year prior to the change in control in limited circumstances where the executive’s termination is directly related to or in anticipation of a change in control.

The severance benefits under the CIC Plan include (i) a lump-sum severance payment equal to two times the sum of the executive’s base salary and average Annual Incentive Plan award for the three years prior to termination; (ii) a lump-sum amount that would equal the difference between the actuarial equivalent of the benefit the named executive officer would have been entitled to receive if his or her employment had continued until the second anniversary of the date of termination and the actuarial equivalent of the aggregate benefits paid or payable as of the date of termination under the qualified and nonqualified retirement plans; (iii) continuation of healthcare benefits for a maximum of two years following a severance-qualifying termination, (iv) continued financial planning services for the year of termination; (v) vesting of all outstanding equity awards granted prior to the change in control; and (vi) a pro-rata portion of the average Annual Incentive Plan award for the three years preceding termination. In addition, the CIC Plan provides for an excise tax cutback such that the excise tax under Sections 280G and 4999 of the IRC will not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback will not apply).

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Compensation Discussion and Analysis

The CIC Plan permits the Committee to make changes to the CIC Plan that are adverse to covered executives with 12 months advance notice. If a change in control of the Company occurs during that 12-month period, then such changes would not become effective. Each participant under the CIC Plan is subject to certain restrictive covenants including confidentiality and non-disparagement provisions and a non-solicitation provision during the term of his or her employment and for two years thereafter.

“Cause” is generally defined as (i) willful and continued failure to substantially perform duties upon written demand or (ii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. A termination for cause requires a vote of 75% of the Board at a meeting after notice to the executive has been given and the executive has had an opportunity to be heard.

“Good Reason” is generally defined as (i) an assignment of duties inconsistent with the executive officer’s position (including offices and reporting requirements), authority, duties or responsibilities (other than reassignments with a substantially similar level and scope of authority, duties, responsibilities and reporting relationships); (ii) any failure to substantially comply with any of the material provisions of compensation plans, programs, agreements or arrangements as in effect immediately prior to the change in control, which material provisions will consist of base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, savings and retirement benefits in the aggregate and welfare benefits (including medical, dental, life, disability and severance benefits) in the aggregate; (iii) relocation of principal place of employment that increases his or her commuting distance by more than 50 miles; (iv) termination of employment by the Company other than as expressly permitted by the CIC Plan; or (v) failure of a successor company to assume the CIC Plan.

Change in Control Agreement with Mr. Knauss. On November 15, 2011, the Committee approved a new change in control agreement for Mr. Knauss to better align with market practice and provide more consistency with the CIC Plan. The new agreement replaced the change in control agreement with Mr. Knauss that became effective on October 2, 2006, when Mr. Knauss began his employment as Chairman and CEO of the Company. Key changes from the prior change in control agreement included the elimination of the tax gross-up for tax liabilities in the event of a change in control and the elimination of the annual renewal provision in the prior agreement.

In the event that Mr. Knauss is terminated without cause or resigns for good reason (each as defined in his change in control agreement and further described below) within the three-year period following a change in control, he will be entitled to the following change in control severance benefits, subject to the execution of a general release and waiver:

  Cash compensation equal to three times his base salary and three times his average Annual Incentive Plan awards for the preceding three years, plus 100% of his average Annual Incentive Plan awards for the preceding three years, pro-rated to the date of termination. This amount will be paid in a lump sum after termination.
  Payment of an amount that would equal the difference between the actuarial equivalent of the benefit Mr. Knauss would have been eligible to receive if his employment had continued until the third anniversary of the date of termination and the actuarial equivalent of his actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. This amount will also be paid in a lump sum after termination.
  Continued participation in health, welfare and insurance benefits until the third anniversary of the date of termination. In addition, for purposes of determining Mr. Knauss’ eligibility for retiree benefits under other Company plans and programs, he will be deemed to have continued employment during such period and to have retired on the last day of such period.
  Financial planning services for the calendar year of termination.
  Any outstanding stock awards granted to Mr. Knauss under the Company’s long-term incentive program prior to the change in control will automatically vest upon a qualifying termination following a change in control in accordance with the terms of the award agreements.

“Good reason” is defined in Mr. Knauss’ change in control agreement as (i) a material diminution of position or an assignment of inconsistent duties; (ii) a decrease in or failure to provide compensation and benefits; (iii) a material change in work location; (iv) a termination of Mr. Knauss’ employment by the Company other than as expressly permitted by his agreement; (v) any material failure by the Company to have a successor corporation assume the agreement; or (vi) a failure of the Board to nominate Mr. Knauss to the Board at any time. Failure by the stockholders to elect Mr. Knauss to the Board will not constitute good reason.

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“Cause” is defined in Mr. Knauss’ change in control agreement as the (i) willful and continued failure to perform duties after receiving a written warning or (ii) willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

In the event that any payments made in connection with a change in control would be subject to the “golden parachute” excise tax, the provision in Mr. Knauss’ change in control agreement provides for the best after-tax result whereby Mr. Knauss would receive final payment based on the greater net after-tax result under the following scenarios: (i) Mr. Knauss receives full value of all benefit payments and pays excise tax (and all other taxes) on the benefit payments or (ii) the Company cuts back benefit payments (cash severance payment is reduced) to the safe harbor limit to avoid triggering excise tax on the benefit payments. Mr. Knauss and the Company pay all other income and employment statutory taxes in the same manner as regular taxable compensation.

In addition to the above benefits, under Mr. Knauss’ change in control agreement, if Mr. Knauss dies during the two-year protection period following a change in control or if Mr. Knauss’ employment is terminated due to disability during the two-year protection period following a change in control, all stock options granted to him under his employment agreement become fully vested and, in the case of the stock options, will remain exercisable for one year following the date of death or termination due to disability or, if earlier, until the expiration of the term of the option. Furthermore, upon a change in control, should the continuing entity not assume or replace the stock options awarded to Mr. Knauss under his employment agreement, such awards will become immediately vested upon the change in control.

Mr. Knauss is subject to the same restrictive covenants as set forth in the CIC Plan, described in detail above.

Estimated Potential Payments upon
Termination or Change in Control

The following table reflects the estimated amount of compensation payable to each of the Company’s named executive officers (excluding Mr. Peiros, who was no longer an employee at the end of fiscal year 2013 due to his retirement) upon termination of the named executive officer’s employment under different scenarios. The amounts exclude earned amounts such as vested or accrued benefits, other than benefits vested under the Company’s SERP or replacement SERP. If a named executive officer is eligible for his or her SERP benefit as of the assumed termination date, the respective SERP benefit amount reported under the Retirement column is also included in the scenarios for Involuntary Termination Without Cause and Termination After Change in Control on the Retirement Benefits line.

The amounts shown are calculated using an assumed termination date effective as of the last business day of fiscal year 2013 (June 28, 2013) and the closing trading price of our Common Stock of $83.14 on such date. Although the calculations are intended to provide reasonable estimates of the potential compensation payable upon termination, they are based on assumptions outlined in the footnotes of the table and may not represent the actual amount the named executive officer would receive if an eligible termination event were to occur.

The table does not include compensation or benefits provided under plans or arrangements that are generally available to all salaried employees with the exception of disability and life insurance. Amounts reflected for change in control assume that each named executive officer is involuntarily terminated by the Company without cause or voluntarily terminates for good reason within two years after a change in control. For further details about the post-termination amounts shown in the following table, see the respective discussions above.

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Compensation Discussion and Analysis

TERMINATION TABLES

Name and Benefits	Involuntary Termination Without Cause (or Good Reason for CEO Only)		Termination After Change In Control		Retirement		Disability		Death
Donald R. Knauss
Cash Severance	$6,687,510	(1)	$10,703,360	(2)	$—		$—	(3)	$—	(3)
Stock Options	—		11,930,533	(4)	—		11,930,533	(5)	11,930,533	(5)
Restricted Stock	—		—		—		—		—
Performance Shares	—		6,845,776	(6)	—		10,088,874	(7)	10,088,874	(7)
Retirement Benefits	8,453,986	(8)	12,069,934	(9)	8,453,986	(8)	8,367,533	(10)	4,429,865	(11)
Health and Welfare Benefits	—	(12)	11,692	(13)	—		—		—
Disability/Life Insurance(14)	—		—		—		1,778,004		1,150,000
Financial Planning(15)	16,500		16,500		—		—		—
Total Estimated Value	$15,157,996		$41,577,795		$8,453,986		$32,164,944		$27,599,272
Frank A. Tataseo
Cash Severance	$1,443,750	(16)	$2,390,930	(17)	$—	(18)	$—	(3)	$—	(3)
Stock Options	1,108,821	(19)	2,043,335	(4)	1,108,821	(19)	2,043,335	(5)	2,043,335	(5)
Restricted Stock	—		—		—		—		—
Performance Shares	992,608	(20)	1,169,532	(6)	992,608	(20)	1,715,882	(7)	1,715,882	(7)
Retirement Benefits	5,542,182	(21)	5,542,182	(22)	5,542,182	(23)	4,471,311	(10)	2,872,856	(11)
Health and Welfare Benefits	32,358	(12)	38,563	(24)	—		—		—
Disability/Life Insurance(14)	—		—		—		485,988		525,000
Financial Planning(15)	16,500		16,500		—		—		—
Total Estimated Value	$9,136,219		$11,201,042		$7,643,611		$8,716,516		$7,157,073
George C. Roeth
Cash Severance	$1,442,000	(16)	$2,159,080	(17)	$—	(18)	$—	(3)	$—	(3)
Stock Options	786,931	(19)	1,796,899	(4)	786,931	(19)	1,796,844	(5)	1,796,844	(5)
Restricted Stock	—		183,739	(25)	—		183,739	(25)	183,739	(25)
Performance Shares	717,128	(20)	845,001	(6)	717,128	(20)	1,239,873	(7)	1,239,873	(7)
Retirement Benefits	—		—		—		2,256,023	(10)	1,574,619	(11)
Health and Welfare Benefits	33,534	(12)	39,154	(24)	—		—		—
Disability/Life Insurance(14)	—		—		—		524,124		515,000
Financial Planning(15)	16,500		16,500		—		—		—
Total Estimated Value	$2,996,093		$5,040,318		$1,504,059		$6,000,603		$5,310,075
Laura Stein
Cash Severance	$1,388,750	(16)	$2,458,040	(17)	$—	(18)	$—	(3)	$—	(3)
Stock Options	—		1,725,490	(4)	—		1,725,490	(5)	1,725,490	(5)
Restricted Stock	—		—		—		—		—
Performance Shares	—		988,292	(6)	—		1,449,886	(7)	1,449,886	(7)
Retirement Benefits	—		—		—		3,220,116	(10)	1,998,717	(11)
Health and Welfare Benefits	20,816	(12)	26,885	(24)	—		—		—
Disability/Life Insurance(14)	—		—		—		601,608		550,000
Financial Planning(15)	16,500		16,500		—		—		—
Total Estimated Value	$1,426,066		$5,215,207		$—		$6,997,100		$5,724,093
Stephen M. Robb
Cash Severance	$1,306,250	(16)	$1,814,450	(17)	$—	(18)	$—	(3)	$—	(3)
Stock Options	996,902	(19)	1,599,140	(4)	996,902	(19)	1,599,140	(5)	1,599,140	(5)
Restricted Stock	—		—		—		—		—
Performance Shares	413,512	(20)	562,934	(6)	413,512	(20)	941,986	(7)	941,986	(7)
Retirement Benefits	—		—		—		1,210,005	(10)	834,183	(11)
Health and Welfare Benefits	33,534	(12)	39,027	(24)	—		—		—
Disability/Life Insurance(14)	—		—		—		364,550		475,000
Financial Planning(15)	16,500		16,500		—		—		—
Total Estimated Value	$2,766,698		$4,032,051		$1,410,414		$4,115,681		$3,850,309

(1)	This amount represents two times Mr. Knauss’ current base salary of $1,150,000, plus two times 75% of his average Annual Incentive Plan awards for the preceding three years, plus 100% of his current year Annual Incentive Plan award target of $1,667,500, pro-rated to the date of termination.

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(2)	This amount represents three times Mr. Knauss’ current base salary, plus three times the average Annual Incentive Plan awards for the preceding three years, plus the average Annual Incentive Plan awards for the preceding three years, pro-rated to the date of termination.
(3)	Named executive officers whose termination is the result of disability or death are eligible to receive a pro-rata Annual Incentive Plan award through the date of termination. However, all bonus-eligible employees active as of June 30, 2013 are eligible to receive an annual incentive award, so a pro-rata Annual Incentive Plan award would not be applicable since the assumed termination date is June 30, 2013.
(4)	This amount represents the value of the accelerated vesting of all outstanding stock options, calculated as the difference between the June 28, 2013 (June 30 fell on a Sunday) closing Common Stock price of $83.14 and the exercise price for each option.
(5)	This amount represents the value of the accelerated vesting of outstanding stock options upon the named executive officer’s termination of employment due to disability or death, calculated as the difference between the June 28, 2013 (June 30 fell on a sunday) closing Common Stock price of $83.14 and the exercise price for each option.
(6)	Performance shares will vest on a pro-rata basis after a change in control. This amount assumes a targeted payout and is valued at the closing price of our Common Stock on June 28, 2013 (June 30 fell on a Sunday) of $83.14.
(7)	This amount represents the value of the accelerated vesting of performance shares upon a death or disability, assuming a target payout and valued at the closing price of our Common Stock on June 28, 2013 (June 30 fell on a Sunday) of $83.14. Upon a death or disability termination, the entire performance share grant will vest. The actual payout will not be determined until the end of the performance period.
(8)	Mr. Knauss received three years of benefit accruals for the replacement SERP under the terms of his employment agreement; he is not eligible for any additional retirement benefits in the event of an involuntary termination or retirement above what he has already accrued. Mr. Knauss is vested in the replacement SERP. These benefits are described further in the sections entitled Mr. Knauss’ Employment Agreement and Overview of Pension Benefits.
(9)	This amount represents the difference between the actuarial equivalent of the benefit Mr. Knauss would have been eligible to receive if his employment had continued until the third anniversary of the date of termination, under the qualified and nonqualified retirement plans and the actuarial equivalent of Mr. Knauss’ actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. Mr. Knauss’ amount also includes the value of the SERP benefit he would receive upon termination, as he is already vested in this benefit.
(10)	This amount represents the present value of the SERP benefit payable to the named executive officer at the time of termination due to disability. For Mr. Knauss, this amount includes the present value accrued as of June 30, 2013 of the replacement SERP benefit under a termination due to disability.
(11)	This amount represents the present value of the SERP benefit payable to the named executive officer’s beneficiary at the time of death. For Mr. Knauss, this amount represents the present value accrued as of June 30, 2013 of the replacement SERP benefit payable to his beneficiary.
(12)	This amount represents the estimated Company cost of providing continuing medical and dental benefits for the two-year period following termination. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this benefit.
(13)	This amount represents the estimated Company cost of providing welfare benefits, including medical, dental, disability and life insurance, for the three-year period following a qualifying termination after a change in control. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this portion of the benefit.
(14)	These amounts represent benefits payable pursuant to the Company’s disability and life insurance plans. The disability benefit represents the same benefit level offered to other salaried employees. The death benefit represents the life insurance coverage elected by the named executive officer, and is also the same program that is offered to other salaried employees.
(15)	This amount represents the cost of providing financial planning for the year of termination.
(16)	This amount reflects two times the named executive officer’s current base salary. In addition, for Messrs. Tataseo, Roeth and Robb, who are retirement-eligible, this amount includes 100% of their current year target Annual Incentive Plan award pro-rated to the date of termination. For Ms. Stein, this amount includes 75% of her current year Annual Incentive Plan award, pro-rated to the date of termination.
(17)	This amount represents two times the named executive officer’s current base salary, plus two times the average Annual Incentive Plan awards for the preceding three years, plus the average Annual Incentive Plan awards for the preceding three years, pro-rated to the date of termination.
(18)	Messrs. Tataseo, Roeth and Robb are retirement-eligible and thus are eligible for a pro-rata Annual Incentive Plan award upon retirement. However, all bonus-eligible employees active as of June 30, 2013 are eligible to receive an annual incentive award, so a pro-rata Annual Incentive Plan award would not be applicable as of this date as the assumed termination date is June 30, 2013.
(19)	Messrs. Tataseo, Roeth and Robb are retirement-eligible and, thus, all unvested stock options held greater than one year will automatically vest upon termination. This amount represents the value of the accelerated vesting of the stock options, calculated as the difference between the June 28, 2013 (June 30 fell on a Sunday) closing Common Stock price of $83.14 and the exercise price for each option.
(20)	Messrs. Tataseo, Roeth and Robb are retirement-eligible and, thus, are entitled to receive a pro-rata portion of all performance shares held at least one year at the date of termination. This value represents the pro-rata vesting of the eligible shares from the September 2010 and September 2011 grants, assuming a target payout and valued at the closing price of our Common Stock on June 28, 2013 (June 30 fell on a Sunday) of $83.14. The actual payout of the shares will not be determined until the end of the performance period. Named executive officers who are not retirement-eligible forfeit shares upon termination under these scenarios.
(21)	For Mr. Tataseo, this amount is the present value of the SERP benefit he would receive upon termination as he is already vested in this benefit.
(22)	This amount represents the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the second anniversary of the date of termination or the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. Mr. Tataseo’s amount also includes the value of the SERP benefit he would receive upon termination, as he is already vested in this benefit.
(23)	As described above, for Mr. Tataseo, this amount represents the value of vested benefits under the Company SERP per the provisions of the plan and would be payable upon retirement.
(24)	This amount represents the estimated Company cost of providing welfare benefits including medical, dental, disability and life insurance, for the two-year period following a qualifying termination after a change in control.
(25)	This amount represents value of restricted stock held by Mr. Roeth that will vest upon change in control, death or disability.

52       THE CLOROX COMPANY - 2013 Proxy Statement

Director Compensation

Only our non-employee directors receive compensation for their services as directors. The Company’s non-employee director compensation program is comprised of cash compensation and an annual grant of deferred stock units.

The following table sets forth information regarding compensation for each of the Company’s non-employee directors during fiscal year 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Daniel Boggan, Jr.	103,750	123,750	—	227,500
Richard H. Carmona	93,750	123,750	—	217,500
Tully M. Friedman	103,750	123,750	—	227,500
George J. Harad	113,750	123,750	—	237,500
Robert W. Matschullat*	115,625	123,750	—	239,375
Gary G. Michael	43,424	90,000	—	133,424
Edward A. Mueller	113,750	123,750	—	237,500
Jeffrey Noddle	41,695	31,250	—	72,945
Rogelio Rebolledo	41,695	31,250	—	72,945
Pamela Thomas-Graham	93,750	123,750	—	217,500
Carolyn M. Ticknor	93,750	123,750	—	217,500

*	Mr. Michael retired from the Board effective November 14, 2012.
(1)	The amounts reported in the “Fees Earned or Paid in Cash” column reflect the total annual cash retainer and other cash compensation earned by each director in fiscal year 2013 and include amounts deferred into cash or deferred stock units and/or amounts issued in Common Stock in lieu of cash at the director’s election. The annual cash retainer is paid to each director in quarterly installments.
(2)	The amounts reported reflect the grant-date fair value for financial statement reporting purposes of the annual grant of deferred stock units earned during fiscal year 2013. Awards are granted on an annual basis at the end of each calendar year. Refer to Note 15 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, for a discussion of the relevant assumptions used in calculating the grant-date fair value under applicable accounting guidance. As of June 30, 2013, the following directors had the indicated aggregate number of deferred stock units accumulated in their deferred accounts for all years of service as a director, which includes deferrals of cash compensation, annual awards of deferred stock units and additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Boggan – 29,922 units; Dr. Carmona – 11,077 units; Mr. Friedman – 43,334 units; Mr. Harad – 25,526 units; Mr. Matschullat – 67,086 units; Mr. Mueller – 20,729 units; Ms. Thomas-Graham – 14,768 units; and Ms. Ticknor – 20,831 units.
(3)	No stock options were granted to directors in fiscal year 2013. The award of stock options as an element of director compensation was discontinued in October 2006. Prior to October 2006, each new non-employee director received a one-time grant of 8,000 options upon joining the board of directors, which award vested in two equal installments over a two-year period. The Company’s prior policy of making annual grants to non-employee directors of stock options that vested over a two-year period was discontinued in 2004. As of June 30, 2013, the following directors had vested options for the indicated aggregate number of shares: Mr. Boggan – 3,000 shares; Mr. Friedman – 3,000 shares; Ms. Thomas-Graham – 8,000 shares; and Ms. Ticknor – 8,000 shares.

Fees Earned or Paid in Cash

Cash compensation consists of annual cash retainer amounts and any special assignment fees. The following table lists the various retainers paid for board service and service as the lead director or a committee chair during fiscal year 2013:

Annual director retainer*	$93,750
Lead director retainer	25,000
Committee chair retainers:
Nominating and Governance Committee	10,000
Finance Committee	10,000
Audit Committee	20,000
Management Development and Compensation Committee	20,000

*	The annual director retainer through September 30, 2012 was $90,000. The annual director retainer was increased to $95,000 effective October 1, 2012. The aggregate amount of the annual retainer for board service in fiscal year 2013 was $93,750.

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THE CLOROX COMPANY - 2013 Proxy Statement	53

Directors who serve as a Board member, lead director or committee chair for less than the full fiscal year receive pro-rated retainer amounts based on the number of days they served in such position during the fiscal year. In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $2,500 per day for any special assignment requested by the Board. No special assignment fees were paid in fiscal year 2013.

Payment Elections

Under the Company’s Independent Directors’ Deferred Compensation Plan, a director may annually elect to receive all or a portion of his or her cash compensation in the form of cash, Common Stock, deferred cash or deferred stock units.

Payment in stock. Directors who elect to receive cash compensation amounts in the form of Common Stock are issued shares of Common Stock based on the fair market value of the Common Stock as determined by the closing price of the Common Stock on the last trading day of the quarter for which the fees were earned.

Elective deferral program. For directors who elect deferred cash, the amount deferred is credited to an unfunded cash account that is credited with interest at an annual interest rate equal to Wells Fargo Bank, N.A.’s prime lending rate in effect on January 1 of each year. Upon termination of service as a director, the amounts credited to the director’s deferred cash account are paid out in five annual cash installments or in one lump sum cash payment, at the director’s election. For directors who elect deferred stock units, the amount deferred is credited to an unfunded account in the form of units equivalent to the fair market value of the Common Stock on the date on which the fees are scheduled to be paid. When dividends are declared, additional deferred stock units are allocated to the director’s deferred stock unit account in amounts equivalent to the dollar amount of Common Stock dividends paid by the Company divided by the fair market value of the Common Stock on the date the dividends are paid. Upon termination of service as a director, the amounts credited to the deferred stock unit account, which include any elective deferrals and the annual deferred stock unit grants described below, are paid out in shares of Common Stock in five annual installments or in one lump sum, at the director’s election.

Stock Unit Awards

In addition to the cash compensation amounts described above, each non-employee director also receives an annual grant of deferred stock units, the value of which was increased from $120,000 to $125,000 effective October 1, 2012. The aggregate value of the deferred stock unit award amount earned by each non-employee director for fiscal year 2013 was $123,750. Awards are made as of the last business day in the calendar year and represent payment for services provided during such calendar year.

Directors who serve as non-employee Board members for less than the full calendar year receive pro-rated awards based on the number of full fiscal quarters they served as a non-employee Board member during the calendar year. As noted above, deferred stock units accrue dividend equivalents and the balance of a director’s deferred stock unit account is paid out in Common Stock following the director’s termination of service in the same manner described above.

Stock Ownership Guidelines for Directors

The Board believes that the alignment of directors’ interests with those of stockholders is strengthened when Board members are also stockholders. The Board therefore requires that each non-employee director, within five years of being first elected, owns Common Stock or deferred stock units having a market value of at least five times their annual cash retainer. This program is designed to ensure that directors acquire a meaningful and significant ownership interest in the Company during their tenure on the Board. As of June 30, 2013, each non-employee director was in compliance with the guidelines.

54       THE CLOROX COMPANY - 2013 Proxy Statement

Compensation Committee Interlocks and Insider Participation

Each of Richard H. Carmona, Tully M. Friedman, George J. Harad and Robert W. Matschullat served as a member of the Management Development and Compensation Committee during all of fiscal year 2013, and Jeffrey Noddle served since his appointment on January 23, 2013. None of the members was an officer or employee of the Company or any of the subsidiaries during fiscal year 2013 or in any prior fiscal year other than Mr. Matschullat, who served as interim Chief Executive Officer of the Company from March 2006 through October 2006. No executive officer of the Company served on the Board or compensation committee of any other entity that has or had one or more executive officers who served as a member of the Board or Management Development and Compensation Committee during fiscal year 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and SEC regulations require the Company’s directors, certain officers and holders of more than 10% of the Company’s Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. The reporting directors, officers and 10% stockholders are also required by SEC rules to furnish the Company with copies of all

Section 16(a) reports they file. Based solely on its review of copies of such reports received or written representations from its directors and such covered officers, the Company believes that its directors and officers complied with all applicable Section 16(a) filing requirements during fiscal year 2013.

THE CLOROX COMPANY - 2013 Proxy Statement       55

Proposal 2: Advisory Vote on Executive Compensation

In accordance with the provisions of Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers. This proposal gives our stockholders the opportunity to express their views on the Company’s executive compensation, and is commonly referred to as a “say-on-pay” proposal. This vote is only advisory and will not be binding upon the Company or the Board. However, the Management Development and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and encourages all stockholders to vote their shares on this matter.

The Company’s compensation programs are designed to enable and reinforce its overall business strategy by aligning pay with the achievement of short- and long-term financial and strategic objectives to build stockholder value and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success. The key principle underlying these compensation programs is pay for performance. Our pay-for-performance principle and the alignment of our compensation programs with the building of stockholder value are fully discussed in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 23. The Board urges you to consider the factors discussed in the Compensation Discussion and Analysis section of this proxy statement when deciding how to vote on this Proposal 2.

At our 2012 Annual Meeting of Stockholders held on November 14, 2012, our stockholders overwhelmingly approved our executive compensation policies, with approximately 95% of votes cast in favor of our proposal. We value this positive endorsement by our stockholders and believe that the outcome signals our stockholders’ support of our compensation program. As a result, we continued our general approach to compensation for fiscal year 2013, specifically our pay-for-performance philosophy and our efforts to attract, retain and motivate our named executive officers. We provide our stockholders the opportunity to vote on the compensation of our named executive officers every year. The next vote on executive compensation will be at the 2014 Annual Meeting of Stockholders.

Board of Directors’ Recommendation

The Board recommends a vote FOR the advisory vote on executive compensation. The Company is asking its stockholders to support the compensation of the named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers in fiscal year 2013 and the philosophy, policies and practices underlying that compensation, which are described in this proxy statement. The Board believes that the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals.

Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

“RESOLVED, that the stockholders of The Clorox Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in The Clorox Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

56       THE CLOROX COMPANY - 2013 Proxy Statement

Proposal 2: Advisory Vote on Executive Compensation

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. The people designated in the proxy and voting instruction card will vote your shares FOR approval unless you include instructions to the contrary.

This vote is advisory, and therefore not binding on the Company, the Board or the Management Development and

Compensation Committee. However, the Board and the Management Development and Compensation Committee value the opinions of the Company’s stockholders and, to the extent there is any significant vote against the named executive officers’ compensation as disclosed in the proxy statement, we will consider such stockholders’ concerns and the Management Development and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE CLOROX COMPANY - 2013 Proxy Statement       57

Proposal 3: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending

June 30, 2014. Ernst & Young LLP has been so engaged since February 15, 2003.

Board of Directors’ Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP. While ratification of the selection of Ernst & Young LLP by stockholders is not required by law, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the Board to continue this policy). The Audit Committee and the Board recommend the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014.

The people designated in the proxy and voting instruction card will vote your shares represented by proxy FOR ratification unless you include instructions to the contrary. If stockholders fail to ratify the appointment of this firm, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the

Annual Meeting is required to ratify the appointment of Ernst & Young LLP.

58       THE CLOROX COMPANY - 2013 Proxy Statement

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available on the Company’s website at http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/company-charters/, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended June 30, 2013, the independent registered public accounting firm’s judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee obtained from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence of the auditors and discussed with the auditors their independence. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, for filing with the SEC.

THE AUDIT COMMITTEE

Edward A. Mueller, Chair
George J. Harad
Rogelio Rebolledo
Pamela Thomas-Graham
Carolyn Ticknor

Fees of the Independent Registered Public Accounting Firm

The table below includes fees related to fiscal years 2013 and 2012 of the Company’s independent registered public accounting firm, Ernst & Young LLP:

	2013	2012
Audit Fees(1)	$4,144,000	$4,076,000
Audit-Related Fees(2)	259,000	81,000
Tax Fees(3)	263,000	199,000
All Other Fees(4)	—	—
Total	$4,666,000	$4,356,000

(1)	Consists of fees for professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the Company’s Annual Reports on Form 10-K for each of the fiscal years ended June 30, 2013 and 2012, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during those fiscal years.

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THE CLOROX COMPANY - 2013 Proxy Statement	59

(2)	Consists of fees for assurance and related services (including audits of one of the Company’s business units and the Company’s employee benefit plans) not included in the Audit Fees listed above.
(3)	Consists of fees for tax compliance, tax advice and tax planning for the fiscal years ended June 30, 2013 and 2012. These services included tax return preparation and review services for foreign subsidiaries and affiliates and advisory services on tax matters.
(4)	Consists of fees for all other services not included in the three categories set forth above. There were no such services in fiscal years 2013 and 2012.

The Audit Committee has established a policy that requires it to approve all services provided by the Company’s independent registered public accounting firm before services are provided. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, and certain specified audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent registered public accounting firm for any other non-audit services.

Other Information

Form 10-K, Financial Statements and Annual Report—Executive Summary

The following portions of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 are attached as Appendix A to this proxy statement: Management’s Discussion and Analysis of Financial Condition and Results of Operations; Management’s Report on Internal Control over Financial Reporting; Report of Independent Registered Public Accounting Firm; Consolidated Financial Statements; Valuation and Qualifying Accounts and Reserves; and Reconciliation of

Economic Profit. The Company’s Form 10-K has been filed with the SEC and posted on the Company’s website and a copy may be obtained, without charge, by calling Clorox Stockholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The 2013 Annual Report—Executive Summary is available with the Proxy Statement at www.edocumentview.com/CLX.

Director Communications

Stockholders and interested parties may direct communications to individual directors, including the lead director, to a Board committee, to the independent directors as a group or to the Board as a whole, by addressing the communications to the named individual, to the committee, to the independent directors as a group or to the Board as a whole and sending them to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Secretary will review all communications so addressed and will forward to the addressee(s) all communications determined to bear substantively on the business, management or governance of the Company.

Solicitation of Proxies

We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained Innisfree M&A Incorporated (“Innisfree”) to assist in soliciting proxies for the Annual Meeting at an estimated cost of $20,000 plus out-of-pocket expenses. In addition, we have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

60       THE CLOROX COMPANY - 2013 Proxy Statement

Other Information

Stockholder Proposals for the 2014 Annual Meeting

In the event that a stockholder wishes to have a proposal considered for presentation at the 2014 Annual Meeting of Stockholders and included in the Company’s proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to the Company’s Secretary so that it is received no later than June 5, 2014. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under the Company’s Bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to nominate a director or propose other business for consideration at that meeting, notice must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2014 Annual Meeting of Stockholders, the notice must be received by the Secretary on any date beginning no earlier than the close of business on July 23, 2014, and ending no later than the close of business on August 22, 2014. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Householding

The SEC’s “householding” rules permit us to deliver only one Notice of Annual Meeting and Proxy Statement or Notice of Internet Availability of Proxy Materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Clorox Stockholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the proxy materials to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the proxy materials, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials and wish to receive a single copy in the future should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

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THE CLOROX COMPANY - 2013 Proxy Statement	61

Attending the Annual Meeting

The Annual Meeting will be held on Wednesday, November 20, 2013, at 9:00 a.m. Pacific time, in Building C of the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Pleasanton, CA 94588. Check-in for the Annual Meeting begins promptly at 8:30 a.m. To attend the Annual Meeting, you must be a stockholder of the Company as of the close of business on the Record Date and provide proof that you owned Clorox Common Stock on the Record Date or hold a legal proxy from a Record Date stockholder. Please see the more detailed information below. Admission will be on a first-come, first-served basis and seating is limited. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by proxy.

If you plan to attend the Annual Meeting this year, please be aware of the following information:

  To be admitted to the Annual Meeting, you must have a current form of government-issued photo identification (such as a driver’s license or passport).
  Because attendance at the Annual Meeting is limited to Record Date stockholders, you must provide proof that you owned Clorox Common Stock on the Record Date.
  If you hold your shares with Clorox’s transfer agent, Computershare Trust Company, N.A., your ownership of Clorox Common Stock as of the Record Date will be verified through reports provided by Computershare prior to admittance to the meeting.
  If you hold your shares with a broker, trustee, bank or nominee, you must provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement showing that you owned Clorox Common Stock for the statement period immediately prior to the Record Date, a copy of your Notice of Internet Availability of Proxy Materials, a copy of your proxy and voting instruction card, a letter or legal proxy provided by your broker, trust, bank or nominee, or other similar evidence of ownership on the Record Date.
  If you are not a Record Date stockholder, you will be admitted to the Annual Meeting only if you have a legal proxy from a Record Date stockholder.
  Cameras, recording equipment and other electronic devices will not be allowed in the meeting except for use by the Company.
  For your protection, briefcases, purses, packages, etc. may be subject to inspection as you enter the meeting. We regret any inconvenience this may cause you.
  Directions to the Annual Meeting are available at: http://www.thecloroxcompany.com/contact/bayarea.

By Order of the Board of Directors,

Angela C. Hilt Vice President – Corporate Secretary & Associate General Counsel

October 3, 2013

62       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The Clorox Company
(Dollars in millions, except per share amounts)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of The Clorox Company’s (the Company or Clorox) financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. This section should be read in conjunction with the Consolidated Financial Statements and Supplementary Data included in this Annual Report on Form 10-K. The following sections are included herein:

  Executive Overview
  Results of Operations
  Financial Position and Liquidity
  Contingencies
  Quantitative and Qualitative Disclosures about Market Risk
  Recently Issued Accounting Pronouncements
  Critical Accounting Policies and Estimates
  Summary of Non-GAAP Financial Measures

EXECUTIVE OVERVIEW

Clorox is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,400 employees worldwide as of June 30, 2013, and fiscal year 2013 net sales of $5,623. Clorox sells its products primarily through mass merchandisers, retail outlets, e-commerce channels, distributors and medical supply providers. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt’s Bees® and güd® natural personal care products. The Company manufactures products in more than two dozen countries and markets them in more than 100 countries.

The Company primarily markets its leading brands in midsized categories considered to have attractive economic profit potential. Most of the Company’s products compete with other nationally advertised brands within each category and with “private label” brands.

The Company operates through strategic business units that are aggregated into four reportable segments: Cleaning, Household, Lifestyle and International.

  Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning and disinfecting products under the Clorox®, Dispatch®, Aplicare®, HealthLink® and Clorox HealthcareTM brands.

  Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States. Products within this segment include plastic bags, wraps and containers under the Glad® brand; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; and charcoal products under the Kingsford® and Match Light® brands.

THE CLOROX COMPANY - 2013 Proxy Statement       A-1

  Lifestyle consists of food products, water-filtration systems and filters, and natural personal care products marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; and natural personal care products under the Burt’s Bees® and güd® brands.

  International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, charcoal and cat litter products, dressings and sauces, plastic bags, wraps and containers and natural personal care products, primarily under the Clorox®, Javex®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Nevex®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley® and Burt’s Bees® brands.

Non-GAAP Financial Measures

This Executive Overview, the succeeding sections of MD&A and Exhibit 99.3 include certain financial measures that are not defined by accounting principles generally accepted in the United States of America (U.S. GAAP). These measures, which are referred to as non-GAAP measures, are listed below.

  Economic profit (EP)
  Free cash flow and free cash flow as a percentage of net sales
  Earnings from continuing operations before interest and taxes (EBIT) margin (the ratio of EBIT to net sales)
  Debt to earnings from continuing operations before interest, taxes, depreciation and amortization ratio (EBITDA ratio)

Where indicated, each of the following non-GAAP financial measures excludes the fiscal year 2011 noncash goodwill impairment charge:

  Adjusted diluted net earnings per share from continuing operations
  Earnings from continuing operations before income taxes and noncash goodwill impairment charge

For a discussion of these measures and the reasons management believes they are useful to investors, refer to “Summary of Non-GAAP Financial Measures” below. For a discussion of the EBITDA ratio, please refer to “Credit Arrangements” below. This MD&A and Exhibit 99.3 include reconciliations to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Fiscal Year 2013 Financial Highlights

In fiscal year 2013, Clorox reported earnings from continuing operations of $574. The Company delivered solid results, including 3% net sales growth, $4.31 diluted net earnings per share from continuing operations and free cash flow of $583 million, which was approximately 10% of net sales. This compares to earnings from continuing operations of $543 and diluted net earnings per share from continuing operations of $4.10 in fiscal year 2012.

Key fiscal year 2013 financial results are summarized as follows:

  The Company’s fiscal year 2013 net sales grew 3%, with gains in all four segments, reflecting strong product innovation and the benefit of price increases, partially offset by unfavorable foreign currency exchange rates.

  Gross margin increased 80 basis points to 42.9% in fiscal year 2013 from 42.1% in fiscal year 2012, reflecting the benefit of cost savings and price increases, partially offset by higher manufacturing and logistics costs.

A-2       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

  EP increased to $426 in fiscal year 2013 compared to $402 in fiscal year 2012 (refer to the reconciliation of EP to earnings from continuing operations before income taxes in Exhibit 99.3).

  The Company delivered diluted net earnings per share from continuing operations in fiscal year 2013 of $4.31, an increase of approximately 5% from fiscal year 2012 diluted net earnings per share of $4.10.

  Free cash flow was $583 or 10% of net sales in fiscal year 2013, an increase from $428 or 8% of net sales in fiscal year 2012 (refer to “Free cash flow” below).

  The Company returned $335 in dividends to stockholders and in May 2013 announced an increase of nearly 11% in the annual cash dividend to $2.84 per share from $2.56 per share. In fiscal year 2013, the Company repurchased a total of 1.5 million shares of its common stock at a cost of approximately $128.

Strategic Goals and Initiatives

Since 2007, Clorox has been operating under its Centennial Strategy, which has guided its strategic choices and financial goals to drive growth through fiscal year 2013. The Company delivered solid results, including 3% compounded annual growth rate for net sales and 6% compounded annual growth rate for EP in the past five-year period. In October of this year, the Company will unveil its 2020 strategy, which builds on the success of the Centennial Strategy and directs the Company to the highest value opportunities for long-term, profitable growth and strong stockholder returns.

The Company’s long-term financial goals include sales growth of 3-5%, EBIT margin growth between 25-50 basis points and free cash flow as a percentage of net sales of about 10-12%, which Clorox anticipates using to invest in the business, maintain debt leverage within its target range and return excess cash to stockholders. With a commitment to maintaining a healthy dividend, the Company’s goal is to continue delivering total stockholder returns in the top third of its peer group.

Clorox is also focused on addressing the competitive intensity it continues to anticipate in disinfecting wipes and laundry additives in fiscal year 2014, with demand-building plans that include an increase in merchandising activity as well as product innovation. In addition, the Company is focused on managing the challenges that continue to pressure its margins, particularly in Venezuela and Argentina, as well as the recent changes in the economy impacting foreign currencies and commodity costs.

Clorox will continue to reshape its portfolio toward businesses aligned with the four consumer megatrends of health & wellness, sustainability, the multicultural marketplace and affordability/value. The Company is also focused on the growth pillars of U.S. retail, professional products and international businesses: growing U.S. retail through execution of its “3D” demand creation model; growing professional products by expanding its healthcare business organically and through bolt-on acquisitions; and growing international businesses by focusing on existing markets where the Company has significant scale and competitive advantage.

Clorox also will continue enhancing its capabilities in the “3Ds”: Desire, Decide and Delight, as a means of increasing consumer loyalty. 3D capabilities include targeted marketing communications to drive consumer desire, stand-out product packaging and in-store promotions to compel purchase decisions at the point of decide and superior-quality products to delight consumers. Moreover, Clorox continues to drive its product innovation efforts, with an annual target of 3 percentage points of incremental sales growth from new products.

Looking forward, the Company will continue to execute against its strategy to deliver profitable growth and long-term stockholder value.

RESULTS OF OPERATIONS

Management’s discussion and analysis of the Company’s results of operations, unless otherwise noted, compares fiscal year 2013 to fiscal year 2012, and fiscal year 2012 to fiscal year 2011, using percentage and basis point changes calculated on a rounded basis, except as noted.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-3

CONSOLIDATED RESULTS

Continuing operations

Net sales in fiscal year 2013 increased 3%. Volume was flat, driven by higher shipments in the professional products business, primarily due to base healthcare and cleaning business strength and the benefit of acquisitions in fiscal year 2012; higher shipments of Glad® premium trash bags, primarily due to new product innovation and increased merchandising events; higher shipments of Clorox® disinfecting wipes behind strong merchandising activities and a heightened flu season; higher shipments of Hidden Valley® products behind strong merchandising activity and innovation; higher shipments of Burt’s Bees® natural personal care products, primarily driven by new product innovation and promotional events; and higher shipments of the new concentrated Clorox® liquid bleach. These increases were offset by lower shipments of charcoal products, primarily due to poor weather conditions and price increases; the exit from international nonstrategic export businesses; lower shipments of Brita® water-filtration products, primarily due to decreased merchandising activities, price increases and a comparison to strong volume in the prior year behind the launch of the Brita® Bottle; lower shipments of Glad® base trash bags, primarily due to decreased merchandising and a shift to premium trash products, and Glad® food storage products, primarily due to distribution losses; lower shipments of Clorox 2® stain fighter and color booster, primarily due to category softness and distribution losses; and lower shipments in Canada. Net sales growth outpaced volume primarily due to the benefit of price increases (approximately 270 basis points), partially offset by unfavorable foreign currency exchange rates (approximately 60 basis points).

Net sales in fiscal year 2012 increased 5%. Volume increased 2%, driven by higher shipments in the professional products business, primarily due to the acquisitions of HealthLink and Aplicare, Inc.; higher shipments of Clorox® disinfecting wipes behind strong merchandising activities; higher shipments in Argentina; higher shipments of Fresh Step® cat litter behind new product innovation; higher shipments of Burt’s Bees® natural personal care products, primarily driven by increased merchandising and new products, including the launch of the güd® natural personal care line; and higher shipments of the Brita® Bottle. These increases were partially offset by lower shipments of Clorox® laundry additives, primarily due to price increases; the fiscal year 2012 exit from international nonstrategic export business; lower shipments of Glad® base trash bags due to price increases; lower shipments in Venezuela, primarily driven by the Venezuelan government’s price control law; and lower shipments of Pine-Sol® cleaners, primarily due to price increases. Net sales growth outpaced volume growth primarily due to the benefit of price increases (approximately 480 basis points), partially offset by unfavorable product mix (approximately 110 basis points) and higher trade-promotion spending (approximately 60 basis points).

A-4       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

Gross profit increased 5% in fiscal year 2013, from $2,304 to $2,412, and gross margin, defined as gross profit as a percentage of net sales, increased 80 basis points to 42.9%. Gross margin expansion in fiscal year 2013 reflects 160 basis points from cost savings and 120 basis points from the benefit of price increases. These factors were partially offset by 170 basis points from higher manufacturing and logistics costs, including the impact of inflationary pressures in Argentina and Venezuela.

Gross profit increased 1% in fiscal year 2012, from $2,273 to $2,304, and gross margin decreased 140 basis points to 42.1%. Gross margin contraction in fiscal year 2012 reflects 220 basis points from higher commodity costs, 180 basis points from higher manufacturing and logistics costs and 90 basis points from unfavorable product mix. These factors were partially offset by 220 and 160 basis points from the benefits of price increases and cost savings, respectively.

Expenses

				% Change		% of Net sales
	2013	2012	2011	2013 to 2012	2012 to 2011	2013	2012	2011
Selling and administrative expenses	$807	$798	$735	1%	9%	14.4%	14.6%	14.1%
Advertising costs	500	482	502	4	(4)	8.9	8.8	9.6
Research and development costs	130	121	115	7	5	2.3	2.2	2.2

Selling and administrative expenses increased slightly in fiscal year 2013, primarily driven by higher wages and employee benefits, largely due to international inflation, as well as investments made in systems and processes to support the long-term growth of the Burt’s Bees business. These increases were largely offset by prior year non-repeating advisory fees related to a withdrawn proxy contest, as well as fiscal year 2013 lower employee incentive compensation costs and cost savings.

Selling and administrative expenses increased in fiscal year 2012, driven by higher employee incentive compensation costs, non-repeating advisory fees related to a withdrawn proxy contest in fiscal year 2012, and fiscal year 2012 investments in IT systems and the new Pleasanton facility, partially offset by cost savings.

Advertising costs as a percentage of sales increased slightly during fiscal year 2013. Activity was primarily in support of new products, including the launch of new concentrated Clorox® liquid bleach and Burt’s Bees® natural personal care products.

Advertising costs as a percentage of sales decreased during fiscal year 2012, primarily driven by reduced media spending.

Research and development costs increased slightly as a percentage of net sales in fiscal year 2013, primarily driven by costs related to the investment in and transition to the Company’s new Pleasanton research and development facility.

Research and development costs as a percentage of net sales remained flat in fiscal year 2012 as the Company continued to support its new products and established brands with an emphasis on innovation.

Goodwill impairment, interest expense, other (income) expense, net, and the effective tax rate on income from continuing operations

	2013	2012	2011
Goodwill impairment	$—	$—	$258
Interest expense	122	125	123
Other (income) expense, net	—	(13)	(23)
Income taxes on continuing operations	279	248	276

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THE CLOROX COMPANY - 2013 Proxy Statement	A-5

Goodwill impairment

During fiscal year 2011, the Company recorded a noncash goodwill impairment charge related to the Burt’s Bees business of $258, of which $164 and $94 was reflected in the Lifestyle and International reportable segments, respectively. There was no substantial tax benefit associated with this noncash charge (see Note 7 of the Notes to Consolidated Financial Statements).

Interest expense decreased $3 in fiscal year 2013, primarily due to a lower weighted-average interest rate on long-term debt resulting from the issuance of senior notes in September 2012 and the maturities of senior notes in October 2012 and March 2013. Interest expense in fiscal year 2012 increased by $2, primarily due to higher average commercial paper balances.

Other (income) expense, net, of $0 in fiscal year 2013 included $(12) of income from equity investees, $(4) from gains on fixed asset sales, net, and $(4) of low-income housing partnership gains; partially offset by $11 of foreign currency exchange losses and $9 of amortization of trademarks and other intangible assets.

Other (income) expense, net, of $(13) in fiscal year 2012 included $(11) of income from equity investees and $(6) of income from transition services related to the Company’s sale of its global auto care businesses (Auto Businesses); partially offset by $9 of amortization of trademarks and other intangible assets.

Other (income) expense, net, of $(23) in fiscal year 2011 included $(13) of low-income housing partnership gains, $(9) of income from transition services related to the Company’s sale of its Auto Businesses and $(8) of income from equity investees; partially offset by $9 of amortization of trademarks and other intangible assets.

The effective tax rate on earnings from continuing operations was 32.7%, 31.4% and 49.0% in fiscal years 2013, 2012 and 2011, respectively. The increase in the fiscal year 2013 effective tax rate was primarily due to lower tax on foreign earnings and higher uncertain tax position releases in fiscal year 2012. The current and prior year periods also reflect benefits from tax settlements. The substantially lower tax rate in fiscal year 2012 as compared to fiscal year 2011 was primarily due to the non-deductible noncash goodwill impairment charge of $258 in fiscal year 2011 related to the Burt’s Bees reporting unit, as there was no substantial tax benefit associated with this noncash charge. Also contributing to the decrease in fiscal year 2012 was lower tax on foreign earnings, favorable tax settlements and a decrease in the blended state tax rate, partially offset by higher uncertain tax position releases in fiscal year 2011.

Diluted net earnings per share from continuing operations

The following table presents a reconciliation of diluted net earnings per share from continuing operations to adjusted diluted net earnings per share from continuing operations for fiscal year 2011, which excludes the then-recorded noncash goodwill impairment charge:

				% Change
	2013	2012	2011	2013 to 2012	2012 to 2011
Diluted net earnings per share from continuing operations	$4.31	$4.10	$2.07	5.1%	98.1%
Add back: Noncash goodwill impairment per share	—	—	1.86	—	(100)
Adjusted diluted net earnings per share from continuing operations	$4.31	$4.10	$3.93	5.1	4.3

Diluted net earnings per share from continuing operations increased $0.21 in fiscal year 2013, driven by the benefit of price increases and strong cost savings. These factors were partially offset by higher manufacturing and logistics costs and other supply chain costs, including the impact of inflationary pressures in Argentina and Venezuela, unfavorable foreign currency exchange rates and a higher effective tax rate. Government imposed price controls in Argentina and Venezuela also had a negative impact on net sales, gross margin and diluted net earnings per share from continuing operations.

A-6       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

Diluted net earnings per share from continuing operations increased $2.03 in fiscal year 2012, driven primarily by the noncash goodwill impairment charge of $258 recognized in fiscal year 2011. Excluding the fiscal year 2011 noncash goodwill impairment charge, the Company’s adjusted diluted net earnings per share from continuing operations increased $0.17 in fiscal year 2012, driven by price increases implemented across the portfolio, higher volume, strong cost savings, share repurchases and a lower effective tax rate. These factors were partially offset by higher commodity costs; inflationary pressures impacting manufacturing and logistics costs; and higher selling and administrative costs, primarily due to higher employee incentive compensation costs and investments in the Company’s information technology (IT) systems and a new facility located in Pleasanton, Calif.

Free cash flow

	2013	2012	2011
Net cash provided by continuing operations	$777	$620	$690
Less: capital expenditures	(194)	(192)	(228)
Free cash flow	$583	$428	$462
Free cash flow as a percentage of net sales	10.4%	7.8%	8.8%

Free cash flow as a percentage of net sales increased in fiscal year 2013, primarily due to favorable changes in working capital, the prior year settlement of interest rate forward contracts and higher earnings.

Free cash flow as a percentage of net sales decreased in fiscal year 2012, primarily due to lower tax payments in fiscal year 2011, resulting from favorable tax depreciation rules, and the timing of tax payments in fiscal year 2012.

Discontinued operations

In September 2010, the Company entered into a definitive agreement to sell its Auto Businesses to an affiliate of Avista Capital Partners in an all-cash transaction. In November 2010, the Company completed the sale pursuant to the terms of a Purchase and Sale Agreement (Purchase Agreement) and received cash consideration of $755. The Company also received cash flows of approximately $30 related to net working capital that was retained by the Company as part of the sale. Included in earnings from discontinued operations for the fiscal year ended June 30, 2011, was an after-tax gain on the transaction of $247.

The following table includes financial results attributable to the Auto Businesses as of June 30, 2011:

Net sales	$95
Earnings before income taxes	$34
Income tax expense on earnings	(11)
Gain on sale, net of tax	247
Earnings from discontinued operations, net of tax	$270

SEGMENT RESULTS FROM CONTINUING OPERATIONS

The following presents the results from continuing operations of the Company’s reportable segments and certain unallocated costs reflected in Corporate (see Note 20 of the Notes to Consolidated Financial Statements for a reconciliation of segment results to consolidated results):

Cleaning

				% Change
	2013	2012	2011	2013 to 2012	2012 to 2011
Net sales	$1,783	$1,692	$1,619	5%	5%
Earnings from continuing operations before income taxes	420	381	356	10	7

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THE CLOROX COMPANY - 2013 Proxy Statement	A-7

Fiscal year 2013 versus fiscal year 2012: Net sales, volume and earnings from continuing operations before income taxes increased during fiscal year 2013. Cleaning segment volume growth was 3%, driven by higher shipments in the professional products business, primarily due to base healthcare and cleaning business strength and the benefit of acquisitions in fiscal year 2012; higher shipments of Clorox® disinfecting wipes behind strong merchandising activities and a heightened flu season; and higher shipments of the new concentrated Clorox® liquid bleach. These increases were partially offset by lower shipments of Clorox® 2 stain fighter and color booster due to category softness and distribution losses and lower shipments of Pine-Sol® cleaners, primarily due to price increases. Net sales growth outpaced volume growth primarily due to the benefit of price increases (approximately 170 basis points). The increase in earnings from continuing operations before income taxes was primarily due to higher net sales and $35 of cost savings, primarily related to the new concentrated Clorox® liquid bleach and package redesign. These increases were partially offset by $24 of higher manufacturing and logistics and other supply chain costs; $13 of higher selling and administrative costs, primarily related to the acquisitions in fiscal year 2012 and costs associated with the transition to new concentrated Clorox® liquid bleach; and $10 of higher advertising and sales promotion expenses, primarily in support of new concentrated Clorox® liquid bleach.

Fiscal year 2012 versus fiscal year 2011: Net sales, volume and earnings from continuing operations before income taxes increased during fiscal year 2012. Cleaning segment volume growth was 2%, driven by higher shipments in the professional products business, primarily due to the acquisitions of HealthLink and Aplicare, Inc. and distribution gains in health care channels; higher shipments of Clorox® disinfecting wipes behind strong merchandising activities; and higher shipments of Clorox® disinfecting bathroom cleaner due to product innovation. These increases were partially offset by lower shipments of Clorox® laundry additives, primarily due to price increases. Net sales growth outpaced volume growth primarily due to the benefit of price increases (approximately 450 basis points), partially offset by unfavorable product mix (approximately 190 basis points). The increase in earnings from continuing operations before income taxes was primarily due to higher net sales, $22 of cost savings due to various manufacturing efficiencies and $10 of lower advertising and sales promotion expenses. These increases were partially offset by $30 of higher commodity costs, primarily resin, $14 of unfavorable product mix and $14 of higher manufacturing and logistics costs.

Household

				% Change
	2013	2012	2011	2013 to 2012	2012 to 2011
Net sales	$1,693	$1,676	$1,611	1%	4%
Earnings from continuing operations before income taxes	336	298	278	13	7

Fiscal year 2013 versus fiscal year 2012: Net sales and earnings from continuing operations before income taxes increased while volume decreased during fiscal year 2013. Household segment volume decline was 3%, driven by lower shipments of charcoal products due to poor weather conditions and price increases, and lower shipments of Glad® base trash bags, primarily due to decreased merchandising and a shift to premium trash products, and Glad® food storage products, primarily due to distribution losses. These decreases were partially offset by higher shipments of Glad® premium trash bags primarily due to new product innovation and increased merchandising events. The variance between net sales and volume was primarily due to the benefit of price increases (approximately 340 basis points). The increase in earnings from continuing operations before income taxes was driven by $31 of cost savings, primarily related to various manufacturing efficiencies, and $26 from the benefit of price increases; partially offset by $15 of higher manufacturing and logistics and other supply chain costs.

Fiscal year 2012 versus fiscal year 2011: Net sales, volume and earnings from continuing operations before income taxes increased during fiscal year 2012. Household segment volume growth was 1%, driven by higher shipments of Fresh Step® cat litter behind new product innovation and higher shipments of Glad® OdorShield® trash bags with Febreze®; partially offset by lower shipments of Glad® base trash bags due to price increases. Net sales growth outpaced volume growth primarily due to the benefit of price increases (approximately 530 basis points). The increase in earnings from continuing operations before income taxes was primarily due to higher net sales and $35 of cost savings related to various manufacturing efficiencies. These increases were partially offset by $44 of higher commodity costs, primarily resin, and $30 of higher manufacturing and logistics costs.

A-8       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

Lifestyle

				% Change
	2013	2012	2011	2013 to 2012	2012 to 2011
Net sales	$929	$901	$849	3%	6%
Earnings from continuing operations before income taxes	259	265	91	(2)	191
Noncash goodwill impairment	—	—	164	—	(100)
Earnings from continuing operations before income
taxes and noncash goodwill impairment charge	$259	$265	$255	(2)	4

Fiscal year 2013 versus fiscal year 2012: Net sales and volume increased while earnings from continuing operations before income taxes decreased during fiscal year 2013. Lifestyle segment volume growth was 2%, driven by higher shipments of Hidden Valley® products behind strong merchandising activity and innovation, and higher shipments of Burt’s Bees® natural personal care products, primarily driven by new product innovation and promotional events. These increases were partially offset by lower shipments of Brita® water-filtration products, primarily due to decreased merchandising activities, price increases and a comparison to strong volume in the prior year behind the launch of the Brita® Bottle; and lower shipments of KC Masterpiece® sauces, primarily due to competitive activity. Net sales growth outpaced volume growth primarily due to the benefit of price increases (approximately 120 basis points). The decline in earnings from continuing operations before income taxes was primarily due to approximately $12 of higher other supply chain costs and $8 of higher selling and administrative expenses, both driven, in part, by investments in systems and processes to support the long-term growth of the Burt’s Bees business, and $7 of higher advertising and sales promotion expenses in support of new products. These increases were partially offset by higher net sales and $10 of cost savings, primarily related to various manufacturing efficiencies.

Fiscal year 2012 versus fiscal year 2011: Net sales, volume, earnings from continuing operations before income taxes and earnings from continuing operations before income taxes and noncash goodwill impairment charge increased during fiscal year 2012. Lifestyle segment volume growth was 3%, driven by higher shipments of Burt’s Bees® natural personal care products, due to increased merchandising and new products, including the launch of the güd® natural personal care line, higher shipments of the Brita® Bottle and the acquisition of Soy Vay Enterprises, Inc. These increases were partially offset by lower shipments of bottled Hidden Valley® salad dressings due to price increases and lower shipments of Brita® pour through water-filtration products. Net sales growth outpaced volume growth primarily due to the benefit of price increases (approximately 360 basis points). The increase in earnings from continuing operations before income taxes was primarily driven by the noncash goodwill impairment charge of $164 in fiscal year 2011. The increase in earnings from continuing operations before income taxes and noncash goodwill impairment charge was primarily due to higher net sales and $10 of cost savings related to various manufacturing efficiencies, partially offset by $20 of higher commodity costs, primarily soybean oil.

International

				% Change
	2013	2012	2011	2013 to 2012	2012 to 2011
Net sales	$1,218	$1,199	$1,152	2%	4%
Earnings from continuing operations before income taxes	96	119	55	(19)	116
Noncash goodwill impairment	—	—	94	—	(100)
Earnings from continuing operations before income
taxes and noncash goodwill impairment charge	$96	$119	$149	(19)	(20)

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THE CLOROX COMPANY - 2013 Proxy Statement	A-9

Fiscal year 2013 versus fiscal year 2012: Net sales increased while volume and earnings from continuing operations before income taxes decreased during fiscal year 2013. International segment volume decline was 2%, driven by the exit from nonstrategic export businesses and lower shipments in Canada, partially offset by higher shipments in Asia and certain regions in Latin America. The variance between net sales and volume was primarily due to the benefit of price increases (approximately 450 basis points) and favorable product mix (approximately 160 basis points), partially offset by unfavorable foreign currency exchange rates (approximately 290 basis points). The decrease in earnings from continuing operations before income taxes was primarily due to $55 of higher manufacturing and logistics and other supply chain costs and $12 of higher selling and administrative costs, both factors reflecting the impact of inflationary pressures in Argentina and Venezuela; $24 of unfavorable foreign currency exchange rates; and other smaller items. These decreases were partially offset by $53 from the benefit of price increases; $15 of cost savings, primarily related to various manufacturing efficiencies; and $11 of favorable product mix. Government imposed price controls in Argentina and Venezuela also had a negative impact on International segment net sales, gross margin and earnings from continuing operations before income taxes.

Fiscal year 2012 versus fiscal year 2011: Net sales, volume and earnings from continuing operations before income taxes increased while earnings from continuing operations before income taxes and the noncash goodwill impairment charge decreased during fiscal year 2012. International segment volume growth was 2%, driven by higher shipments in Argentina, partially offset by the exit from nonstrategic export businesses, and lower shipments in Venezuela, primarily as a result of the Venezuelan government’s price control law. Net sales growth outpaced volume growth, primarily due to the benefit of price increases (approximately 530 basis points), partially offset by unfavorable foreign currency exchange rates (approximately 110 basis points). The increase in earnings from continuing operations before income taxes was primarily driven by the noncash goodwill impairment charge of $94 in fiscal year 2011. The decrease in earnings from continuing operations before income taxes and noncash goodwill impairment charge was primarily due to $37 of higher manufacturing and logistics costs due to the impact of inflationary pressures in Argentina and Venezuela; $25 of higher selling and administrative costs associated with investments in IT systems; and $19 of higher commodity costs, primarily resin. These decreases were partially offset by higher net sales and $14 of cost savings, primarily related to various manufacturing efficiencies.

Venezuela

The financial statements of the Company’s subsidiary in Venezuela are consolidated under the rules governing the preparation of financial statements in a highly inflationary economy. As such, the subsidiary’s non-U.S. dollar (non-USD) monetary assets and liabilities are remeasured into USD each reporting period with the resulting gains and losses reflected in other (income) expense, net.

On February 8, 2013, the Venezuelan government announced a devaluation of the official currency exchange rate (CADIVI) from 4.3 to 6.3 bolívares fuertes (VEF) per USD and the elimination of the alternative currency exchange system, SITME. Prior to February 8, 2013, the Company had been utilizing the rate at which it had been obtaining USD through SITME to remeasure its Venezuelan financial statements, which was 5.7 VEF per USD at the announcement date. In response to these developments, the Company began utilizing the CADIVI rate of 6.3 VEF per USD. The Company recorded a remeasurement loss of $4 related to the devaluation in fiscal year 2013, which was reflected in other (income) expense, net.

In March 2013, the Venezuelan government announced the creation of a new alternative currency exchange system (SICAD), which is intended to complement CADIVI. Based on a number of factors, including the limited number of SICAD auctions held to date, restrictions placed on eligible participants, the amount of USD available to purchase through the auction process, and the lack of official information about the resulting exchange rate, the Company does not believe it is appropriate to use the SICAD rate as the official remeasurement rate at this time.

As a measure of sensitivity given the uncertainty of exchange rates in Venezuela, based on the VEF-denominated net monetary position as of June 30, 2013, a hypothetical additional 10% VEF devaluation would result in an additional remeasurement loss of $3.

A-10       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

Price Control Laws

In fiscal years 2013 and 2012, government imposed price control laws in Argentina and Venezuela negatively impacted the net selling prices of certain products sold in those countries. The Company’s ability to grow net sales and net earnings in Argentina and Venezuela will be affected by a number of factors, including the government imposed price controls, possible future currency devaluations, local economic conditions, inflation rates and the availability of raw materials and utilities.

Corporate

				% Change
	2013	2012	2011	2013 to 2012	2012 to 2011
Losses from continuing operations before income taxes	$(258)	$(272)	$(217)	(5)%	25%

Corporate includes certain non-allocated administrative costs, interest income, interest expense and certain other non-operating income and expenses. Corporate assets include cash and cash equivalents, property and equipment, other investments and deferred taxes.

Fiscal year 2013 versus fiscal year 2012: The decrease in losses from continuing operations before income taxes was primarily due to prior year non-repeating advisory fees related to a withdrawn proxy contest, as well as lower employee incentive compensation costs in fiscal year 2013. These factors were partially offset by higher wages and employee benefit costs in fiscal year 2013.

Fiscal year 2012 versus fiscal year 2011: The increase in losses from continuing operations before income taxes was primarily due to higher employee incentive compensation and benefit costs, higher low-income housing partnership gains in fiscal year 2011 and non-repeating advisory fees related to a withdrawn proxy contest in fiscal year 2012; partially offset by lower IT expenses reflected in Corporate.

FINANCIAL POSITION AND LIQUIDITY

Management’s discussion and analysis of the Company’s financial position and liquidity describes its consolidated operating, investing and financing activities, contractual obligations and off-balance sheet arrangements.

The following table summarizes cash activities as of June 30:

	2013	2012	2011
Net cash provided by continuing operations	$777	$620	$690
Net cash (used for) provided by investing activities	(55)	(277)	544
Net cash used for financing activities	(685)	(321)	(1,078)

The Company’s cash position includes amounts held by foreign subsidiaries, and as a result the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries’ books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in other (income) expense, net. The Company’s cash holdings were as follows as of June 30:

	2013	2012	2011
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	$115	$81	$98
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	36	35	15
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	18	20	26
U.S. dollar balances held by U.S. dollar functional currency subsidiaries	130	131	120
Total	$299	$267	$259

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THE CLOROX COMPANY - 2013 Proxy Statement	A-11

The Company’s total cash balance was $299 as of June 30, 2013, as compared to $267 as of June 30, 2012. The increase of $32 was primarily attributable to $777 of net cash provided by continuing operations, $593 of net proceeds from the September 2012 long-term debt issuance, $135 of proceeds from the sale-leaseback of the Company’s general office building in Oakland, Calif. and former Technical and Data Center in Pleasanton, Calif., and $133 of proceeds from the issuance of common stock for employee stock plans and other. These increases were partially offset by $850 of repayments of long-term debt, $335 of dividend payments, $194 of capital expenditures, $128 of share repurchases and $98 of repayments of commercial paper borrowings.

The Company’s total cash balance remained essentially flat as of June 30, 2012, as compared to June 30, 2011.

As of June 30, 2013, total current assets exceeded total current liabilities by $286, and, as of June 30, 2012, total current liabilities exceeded total current assets by $685. The year-over-year change was primarily attributable to $850 of current maturities of long-term debt as of June 30, 2012.

Operating Activities

Net cash provided by continuing operations increased to $777 in fiscal year 2013 from $620 in fiscal year 2012. The increase was primarily due to favorable changes in working capital, driven by lower tax payments in fiscal year 2013 as a result of favorable tax settlements; the prior year settlement of interest rate forward contracts; and higher earnings.

Net cash provided by continuing operations decreased to $620 in fiscal year 2012 from $690 in fiscal year 2011. The decrease was primarily due to lower tax payments in fiscal year 2011, resulting from favorable tax depreciation rules and the timing of tax payments in the current year; and the settlement of interest rate forward contracts.

Investing Activities

Capital expenditures were $194, $192 and $228, respectively, in fiscal years 2013, 2012 and 2011. Capital spending as a percentage of net sales was 3.5%, 3.5% and 4.4% for fiscal years 2013, 2012 and 2011, respectively. The increase in fiscal year 2013 capital spending was driven by investments in the Company’s new Pleasanton, Calif. facility. The decrease in fiscal year 2012 capital spending was primarily associated with higher spending for manufacturing efficiencies in the prior fiscal year.

In fiscal year 2013, the Company completed sale-leaseback transactions under which it sold its general office building in Oakland, Calif. and former Technical and Data Center in Pleasanton, Calif. to unrelated parties for combined net proceeds of $135. The Company entered into operating lease agreements with the respective buyers for portions of the buildings for up to 15 years, all of which contain renewal options.

In December 2011, the Company acquired HealthLink, Aplicare, Inc. and Soy Vay Enterprises, Inc., including each business’ workforce, for purchase prices aggregating $97, funded through commercial paper borrowings. The cash amount paid of $93 represents the aggregate purchase prices less cash acquired. Results for HealthLink and Aplicare, Inc., providers of infection control products for the health care industry, are reflected in the Cleaning reportable segment. Results for Soy Vay Enterprises, Inc., a California-based operation that provides the Company a presence in the market for Asian sauces, are reflected in the Lifestyle reportable segment. These acquisitions added a modest benefit of approximately 1% to the Company’s net sales and volume, respectively, for the fiscal years ended June 30, 2013 and 2012.

In fiscal year 2011, investing activities included $747 of proceeds from the sale of the Auto Businesses, net of transaction costs.

Financing Activities

Capital Resources and Liquidity

Net cash used for financing activities was $685 in fiscal year 2013, as compared to $321 in fiscal year 2012. The change was primarily due to a reduction in total debt and higher dividends paid during fiscal year 2013, partially offset by fewer share repurchases and an increase in employee stock option exercises.

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Appendix A

Net cash used for financing activities was $321 in fiscal year 2012, as compared to $1,078 in fiscal year 2011. The decrease in net cash used for financing activities was primarily due to the use of proceeds from the sale of the Auto Businesses to repay commercial paper in fiscal year 2011.

In March 2013, $500 in senior notes with an annual fixed interest rate of 5.00% became due and were repaid. The repayment was funded in part with commercial paper borrowings and in part with a portion of the proceeds from the sale-leaseback transaction of the Company’s Oakland, Calif. general office building.

In October 2012, $350 in senior notes with an annual fixed interest rate of 5.45% became due and were repaid. The repayment was funded with a portion of the proceeds from the September 2012 issuance of $600 in senior notes with an annual fixed interest rate of 3.05%, payable semi-annually in March and September, and a maturity date of September 15, 2022. The remaining proceeds from notes were used to repay commercial paper.

In November 2011, the Company issued $300 in senior notes with an annual fixed interest rate of 3.80%, payable semi-annually in May and November, and a maturity date of November 15, 2021. Proceeds from the notes were used to repay commercial paper.

The senior notes issued in September 2012 and November 2011 rank equally and ratably in right of payment with all of the Company’s existing and future senior unsecured indebtedness and senior to any future subordinated unsecured indebtedness. These notes were issued under the Company’s shelf registration statement filed in November 2011, which allows the Company to offer and sell an unlimited amount of its senior unsecured indebtedness from time to time and expires in November 2014.

In fiscal year 2011, $300 in senior notes became due and were repaid. The Company funded the debt repayments with commercial paper borrowings and operating cash flows.

Credit Arrangements

As of June 30, 2013, the Company had a $1.1 billion revolving credit agreement with an expiration date of May 2017. There were no borrowings under the agreement, and the Company believes that borrowings under the revolving credit agreement are and will continue to be available for general corporate purposes. The agreement includes certain restrictive covenants and limitations. The primary restrictive covenant is a maximum ratio of total debt to earnings before interest, taxes, depreciation and amortization (EBITDA) for the trailing four quarters (EBITDA ratio), as defined in the Company’s revolving credit agreement, of 3.50. The following table sets forth the calculation of the EBITDA ratio as of June 30, using EBITDA for the trailing four quarters, as contractually defined:

	2013	2012
Earnings from continuing operations	$574	$543
Add back:
Interest expense	122	125
Income tax expense	279	248
Depreciation and amortization	182	178
Deduct:
Interest income	3	3
EBITDA	$1,154	$1,091
Total debt	$2,372	$2,721
EBITDA ratio	2.06	2.49

The Company is in compliance with all restrictive covenants and limitations in the credit agreement as of June 30, 2013, and anticipates being in compliance with all restrictive covenants for the foreseeable future. The Company continues to monitor the financial markets and assess its ability to fully draw on its revolving credit agreement, and currently expects that any drawing on the agreement will be fully funded.

The Company had $45 of foreign and other credit lines as of June 30, 2013, of which $3 was outstanding and $42 was available for borrowing.

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Based on the Company’s working capital requirements, anticipated ability to generate positive cash flows from operations in the future, investment-grade credit ratings, demonstrated access to long- and short-term credit markets and current borrowing availability under credit agreements, the Company believes it will have the funds necessary to meet its financing requirements and other fixed obligations as they become due. Should the Company undertake other transactions requiring funds in excess of its current cash levels and available credit lines, it would consider the issuance of additional debt or other securities to finance acquisitions, repurchase shares, refinance debt or fund other activities for general business purposes. The Company’s access to or cost of such additional funds could be adversely affected by any decrease in credit ratings, which were the following as of June 30:

	2013		2012
	Short-term	Long-term	Short-term	Long-term
Standard and Poor’s	A-2	BBB+	A-2	BBB+
Moody’s	P-2	Baa1	P-2	Baa1

Share Repurchases and Dividend Payments

On May 13, 2013, the Company’s board of directors terminated the share repurchase programs previously authorized on May 13, 2008 and May 18, 2011, and authorized a share repurchase program for an aggregate purchase amount of up to $750. This reduces the total dollar value of shares that the Company can repurchase under its open market share repurchase program from $821 to $750. This open market share repurchase program is in addition to the Company’s evergreen repurchase program (Evergreen Program), the purpose of which is to offset the impact of share dilution related to share-based awards. The Evergreen Program has no authorization limit as to amount or timing of repurchases.

Share repurchases under authorized programs were as follows during the fiscal years ended June 30:

	2013		2012		2011
	Amount	Shares (000)	Amount	Shares (000)	Amount	Shares (000)
Open-market purchase programs	$—	—	$158	2,429	$521	7,654
Evergreen Program	128	1,500	67	990	134	2,122
Total	$128	1,500	$225	3,419	$655	9,776

During fiscal years 2013, 2012 and 2011, the Company declared dividends per share of $2.63, $2.44 and $2.25, respectively. During fiscal years 2013, 2012 and 2011, the Company paid dividends per share of $2.56, $2.40 and $2.20, respectively, equivalent to $335, $315 and $303, respectively.

Contractual Obligations

The Company had contractual obligations as of June 30, 2013, payable or maturing in the following fiscal years:

	2014	2015	2016	2017	2018	Thereafter	Total
Long-term debt maturities including interest payments (See Note 9)	$93	$668	$359	$53	$442	$1,022	$2,637
Notes and loans payable (See Note 9)	202	—	—	—	—	—	202
Purchase obligations(1)	357	141	62	46	41	24	671
Operating leases (See Note 16)	45	38	36	33	29	117	298
Contributions to non-qualified supplemental postretirement plans(2)	17	15	15	17	17	76	157
Venture Agreement terminal obligation
(See Note 11)	—	—	—	—	—	284	284
Total	$714	$862	$472	$149	$529	$1,523	$4,249

(1)	Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. Approximately 19% of the Company’s purchase obligations relate to service contracts for

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Appendix A

information technology that have been outsourced. The raw material contracts included above are entered into during the regular course of business based on expectations of future purchases. Many of these raw material contracts are flexible to allow for changes in the Company’s business and related requirements. If such changes were to occur, the Company believes its exposure could differ from the amounts listed above. Any amounts reflected in the consolidated balance sheets as accounts payable and accrued liabilities are excluded from the table above.
(2)	Represents expected payments through 2023. Based on the accounting rules for retirement and postretirement benefit plans, the liabilities reflected in the Company’s consolidated balance sheets differ from these expected future payments (see Note 19 of the Notes to Consolidated Financial Statements).

As of June 30, 2013, the liability recorded for uncertain tax positions, excluding associated interest and penalties, was approximately $69. In the twelve months succeeding June 30, 2013, audit resolutions could potentially reduce total unrecognized tax benefits by up to $2, primarily as a result of cash settlement payments. Since the ultimate amount and timing of further cash settlements cannot be predicted due to the high degree of uncertainty, liabilities for uncertain tax positions are excluded from the contractual obligations table (see Note 18 of the Notes to Consolidated Financial Statements).

Off-Balance Sheet Arrangements

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

As of June 30, 2013, the Company was a party to a letter of credit of $14, related to one of its insurance carriers, of which $0 had been drawn upon.

The Company had not recorded any liabilities on any of the aforementioned guarantees as of June 30, 2013.

CONTINGENCIES

The Company is involved in certain environmental matters, including response actions at various locations. The Company had a recorded liability of $13 and $14 as of June 30, 2013 and 2012, respectively, for its share of aggregate future remediation costs related to these matters. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounted for a substantial majority of the recorded liability as of both June 30, 2013 and 2012. The Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Currently, the Company cannot accurately predict the timing of future payments that may be made under this obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the future availability of alternative clean-up technologies. Although it is reasonably possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

In October 2012, a Brazilian appellate court issued an adverse decision in a lawsuit pending in Brazil against the Company and one of its wholly-owned subsidiaries, The Glad Products Company (Glad). The lawsuit was initially filed in a Brazilian lower court in 2002 by two Brazilian companies and one Uruguayan company (collectively Petroplus) related to joint venture agreements for the distribution of STP auto-care products in Brazil with three companies that became subsidiaries of the Company as a result of the Company’s merger with First Brands Corporation in January 1999 (collectively, Clorox Subsidiaries). The pending lawsuit seeks indemnification for damages and losses for alleged breaches of the joint venture agreements and abuse of economic power by the Company and Glad. Petroplus had previously unsuccessfully raised the same claims and sought damages from the Company and the Clorox Subsidiaries in an International Chamber of Commerce (ICC) arbitration proceeding in Miami filed in 2001. The ICC arbitration panel unanimously ruled against Petroplus in a final decision in November 2003 (Final ICC Arbitration Award). The Final ICC Arbitration Award was ratified by the Superior Court of Justice of Brazil in May 2007 (Foreign Judgment), and the

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United States District Court for the Southern District of Florida subsequently confirmed the Final ICC Arbitration Award and recognized and adopted the Foreign Judgment as a judgment of the United States District Court for the Southern District of Florida (U.S. Judgment). Despite this, in March 2008 a Brazilian lower court ruled against the Company and Glad in the pending lawsuit and awarded Petroplus R$23 ($13) plus interest. The value of that judgment, including interest and foreign exchange fluctuations as of June 30, 2013, was approximately $35.

Among other defenses, because the Final ICC Arbitration Award, the Foreign Judgment and the U.S. Judgment relate to the same claims as those in the pending lawsuit, the Company believes that Petroplus is precluded from re-litigating these claims. Based on the unfavorable appellate court decision, the Company believes that it is reasonably possible that a loss could be incurred in this matter in excess of amounts accrued, and that the estimated range of such loss in this matter is from $0 to $29. The Company continues to believe that its defenses are meritorious, and has appealed the decision to the highest courts of Brazil, which could take years to resolve. Expenses related to this litigation and any potential additional loss would be reflected in discontinued operations, consistent with the Company’s classification of expenses related to its discontinued Brazil operations.

In a separate action filed in 2004 by Petroplus, a lower Brazilian court in January 2013 nullified the Final ICC Arbitration Award. The Company believes this judgment is inconsistent with the Foreign Judgment and the U.S. Judgment and that it is without merit. The Company has appealed this decision.

Glad and the Clorox Subsidiaries have also filed separate lawsuits against Petroplus alleging misuse of the STP trademark and related matters, which are currently pending before Brazilian courts, and have taken other legal actions against Petroplus, which are pending.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, and employee and other matters. Based on management’s analysis of these claims and litigation, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk.

In the normal course of business, where available at a reasonable cost, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases and futures contracts. Derivative contracts are entered into for non-trading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

Sensitivity Analysis for Derivative Contracts

For fiscal years 2013 and 2012, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrate the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, commodity prices or interest rates. The results of the sensitivity analyses for foreign currency derivative contracts, commodity derivative contracts and interest rate contracts are summarized below. Actual changes in foreign exchange rates, commodity prices or interest rates may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly to fully offset by an inverse change in the value of the underlying hedged items.

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Appendix A

The changes in the fair value of derivatives are recorded as either assets or liabilities in the consolidated balance sheets with an offset to net earnings or other comprehensive income, depending on whether or not, for accounting purposes, the derivative is designated and qualified as a cash flow hedge. During the fiscal years ended June 30, 2013, 2012 and 2011, the Company had no hedging instruments designated as fair value hedges. In the event the Company has contracts not designated as hedges for accounting purposes, the Company recognizes the changes in the fair value of these contracts in other (income) expense, net.

Foreign Currency Risk

The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign currency forward contracts. As of June 30, 2013, the Company’s foreign currency transactional exposures pertaining to derivative contracts existed with the Canadian, Australian and New Zealand dollars. As of June 30, 2012, the Company’s foreign-currency transactional exposure pertaining to derivative contracts existed with the Canadian dollar. Based on a hypothetical decrease or increase of 10% in the value of the U.S. dollar against the Canadian, Australian, and New Zealand dollars as of June 30, 2013, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would decrease or increase by $4, with the corresponding impact included in accumulated other comprehensive net losses. Based on a hypothetical decrease or increase of 10% in the value of the U.S. dollar against the Canadian dollar as of June 30, 2012, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would decrease or increase by $1, with the corresponding impact included in accumulated other comprehensive net losses or other (income) expense, net, as appropriate.

Commodity Price Risk

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts, where available at a reasonable cost. During fiscal years 2013 and 2012, the Company’s raw materials exposures pertaining to derivative contracts existed with jet fuel, soybean oil and crude oil. Based on a hypothetical decrease or increase of 10% in these commodity prices as of June 30, 2013 and June 30, 2012, the estimated fair value of the Company’s then-existing commodity derivative contracts would decrease or increase by $5 and $4, respectively, with the corresponding impact included in accumulated other comprehensive net losses.

Interest Rate Risk

The Company is exposed to interest rate volatility with regard to existing and anticipated future issuances of debt. Primary exposures related to existing debt include movements in U.S. commercial paper rates. Weighted average interest rates for commercial paper have been less than 1% during fiscal years 2013 and 2012. Assuming average variable rate debt levels during fiscal years 2013 and 2012, a 100 basis point increase in interest rates would increase interest expense from commercial paper by approximately $2 and $4, respectively. Assuming average variable rate debt levels in fiscal years 2013 and 2012, a decrease in interest rates to zero percent would decrease interest expense from commercial paper by approximately $1 and $2, respectively.

The Company is also exposed to interest rate volatility with regard to anticipated future issuances of debt. Primary exposures include movements in U.S. Treasury rates. The Company used interest rate forward contracts to reduce interest rate volatility on fixed rate long-term debt during fiscal years 2013 and 2012. The Company had no outstanding interest rate forward contracts as of June 30, 2013. Based on a hypothetical decrease or increase of 100 basis points on the underlying U.S. Treasury rates as of June 30, 2012, the estimated fair value of the Company’s then-existing interest rate derivative contracts would have decreased or increased by $21, with the corresponding impact included in accumulated other comprehensive net losses.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On February 5, 2013, the Financial Accounting Standards Board (FASB) issued an update to current accounting standards to improve disclosures related to reclassifications out of accumulated other comprehensive income. Substantially all of the information that these amendments require already is required to be disclosed elsewhere in the financial statements. The

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amendments require an entity to report the effect of significant reclassifications on respective line items in net earnings or cross-reference other required disclosures, depending on the nature of the reclassification. The presentation requirements will be adopted by the Company beginning the first quarter of fiscal year 2014, as required.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas requiring the application of management’s estimates and judgment include, among others, assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Accordingly, a different financial presentation could result depending on the judgments, estimates, or assumptions that are used. The most critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make the most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of intangible assets and property, plant and equipment; employee benefits, including estimates related to share-based compensation; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for trade-promotions and other discounts. The Company routinely commits to one-time or ongoing trade-promotion programs with customers. Programs include shelf-price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s estimated costs of trade-promotions incorporate historical sales and spending trends by customer and category. The determination of these estimated costs requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of a promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade spending accruals depending on how actual results of the programs compare to original estimates. If the Company’s trade spending accrual estimates as of June 30, 2013, were to differ by 10%, the impact on net sales would be approximately $11.

Valuation of Intangible Assets and Property, Plant and Equipment

The Company tests its goodwill and other indefinite-lived intangible assets for impairment annually in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired.

Goodwill

Consistent with the prior year, the Company’s reporting units for goodwill impairment testing purposes are its domestic Strategic Business Units (SBUs), Canada, Latin America and Rest of World. These reporting units are components of the Company’s business that are either operating segments or one level below an operating segment and for which discrete financial information is available that is reviewed by the managers of the respective operating segments. No instances of impairment were identified during the fiscal year 2013 impairment review and all of the Company’s reporting units had fair values that significantly exceeded recorded values. However, future changes in the judgments, assumptions and estimates that are used in the impairment testing for goodwill and indefinite-lived intangible assets as described below could result in significantly different estimates of the fair values.

In its evaluation of goodwill impairment, the Company performs either an initial qualitative or quantitative evaluation for each of its reporting units. Factors considered in the qualitative test include reporting unit operating results as well as new events and circumstances impacting the operations. If the result of a qualitative test indicates a potential

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Appendix A

for impairment, a quantitative test is also performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of each reporting unit to its carrying value. If the estimated fair value of any reporting unit is less than its carrying value, the Company performs a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill.

To determine the fair value of a reporting unit as part of its quantitative test, the Company uses a discounted cash flow (DCF) approach, as it believes that this approach is the most reliable indicator of the fair value of its businesses and the fair value of their future earnings and cash flows. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with the Company’s three-year long-range plan, which is presented to the Board and gives consideration to actual business trends experienced, and the broader business strategy for the long term. The other key estimates and factors used in the DCF include, but are not limited to, future sales volumes, revenue and expense growth rates, changes in working capital, foreign exchange rates, currency devaluation, inflation, and a perpetuity growth rate. Changes in such estimates or the application of alternative assumptions could produce different results.

Trademarks and Other Indefinite-Lived Intangible Assets

For trademarks and other intangible assets with indefinite lives, the Company performs either a qualitative or quantitative analysis to test for impairment. When a quantitative test is performed, the estimated fair value of an asset is compared to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value. The Company uses an income approach, the relief-from-royalty method, to estimate the fair value of its trademarks and other intangible assets with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and other intangible assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results. There were no instances of impairment identified during fiscal years 2013, 2012 and 2011.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment, including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts quarterly reviews of idle and underutilized equipment, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s book value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a DCF model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Employee Benefits

The Company has various individual and group compensation and retirement income programs.

Incentive Compensation and 401(k) Programs

The Clorox Company 401(k) Plan provides for both a matching contribution that is paid every pay period and a fixed and non-discretionary contribution paid annually in the third quarter.

The Company’s payouts under the annual incentive compensation program are based on the Company achieving certain financial targets.

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The Company accrues for the 401(k) contributions and annual incentive compensation program costs quarterly. Annual incentive compensation is based on estimated annual results versus targets established by the Company’s board of directors and is adjusted to actual results at the end of the fiscal year. As of June 30, 2013 and 2012, the Company accrued $14 and $15, respectively, for the 401(k) contribution; and $57 and $65, respectively, for the annual incentive compensation program.

Share-Based Compensation

The Company grants various nonqualified stock-based compensation awards, including stock options, performance units and restricted stock. The share-based compensation expense and related income tax benefit recognized in the consolidated statement of earnings in fiscal year 2013 were $35 and $13, respectively. As of June 30, 2013, there was $44 of unrecognized compensation costs related to non-vested stock options, restricted stock, and performance unit awards, which is expected to be recognized over a weighted average remaining vesting period of two years.

The Company estimates the fair value of each stock option award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping and the estimated forfeiture rate is adjusted to reflect actual forfeitures upon vesting of such grouping. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed. During fiscal year 2013, adjustments totaled less than $1.

The use of different assumptions in the Black-Scholes valuation model could lead to a different estimate of the fair value of each stock option. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. If the Company’s assumption for the volatility rate increased by one percentage point, the fair value of options granted in fiscal year 2013 would have increased by $1. The expected life of the stock options is based on observed historical exercise patterns. If the Company’s assumption for the expected life increased by one year, the fair value of options granted in fiscal year 2013 would have increased by less than $1.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and the initial assumption that performance goals will be achieved. Compensation expense is adjusted based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is trued-up in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of target.

Retirement Income Plans

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, the long-term rate of return on plan assets, employee compensation rates and demographic assumptions to determine the probability and timing of benefit payments. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. The long-term rate of return on plan assets assumption is based on historical returns for similar classes of assets for each asset class and the current asset allocation. The rate is a summation of the estimated return of each asset class weighted by each class’ proportion to the total plan assets. The actual net periodic pension cost could differ from the expected results because actuarial assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2013, the Company used a beginning-of-year discount rate assumption of 3.8% and a long-term rate of return on plan assets assumption of 7.6%. The use of a different discount rate or long-term rate of return on domestic plan assets can significantly impact pension expense. For example, as of June 30, 2013, a decrease of 100 basis points in the discount rate would increase pension liability by approximately $58, and decrease fiscal year 2013 pension expense by $1. A 100 basis point decrease in the long-term rate of return on plan assets would increase fiscal year 2013 pension expense by $4. At the end of fiscal year 2013, the long-term rate of return is assumed to be 6.7% for the domestic plan

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Appendix A

assets. This change is a result of the change in the plan’s target investment allocation. The Company also has defined benefit pension plans for eligible international employees, including Canadian and Australian employees, and different assumptions are used in the determination of pension expense for those plans, as appropriate. Refer to Note 19 of the Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

Income Taxes

The Company’s effective tax rate is based on income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, statutory carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s currently anticipated inability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. A change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. Changes in the Company’s determination would likely require an adjustment to the income tax provision in the quarter in which the determination is made.

SUMMARY OF NON-GAAP FINANCIAL MEASURES

The non-GAAP financial measures included in this MD&A and Exhibit 99.3 and the reasons management believes they are useful to investors are described below. These measures should be considered supplemental in nature and are not intended to be a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these measures may not be the same as similarly named measures presented by other companies.

Where indicated, each of the following non-GAAP financial measures excludes the fiscal year 2011 noncash goodwill impairment charge:

  Adjusted diluted net earnings per share from continuing operations
  Earnings from continuing operations before income taxes and noncash goodwill impairment charge

The Company’s management believes measures excluding the fiscal year 2011 noncash goodwill impairment charge are reflective of its sustainable results and trends and that this non-GAAP information provides investors with a more comparable measure of year-over-year financial performance. Refer to “Executive Summary,” “Diluted net earnings per share from continuing operations,” “Segment results from continuing operations – Lifestyle” and “Segment results from continuing operations – International” for reconciliations to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Free cash flow is calculated as net cash provided by continuing operations less capital expenditures. The Company’s management uses this measure and free cash flow as a percentage of net sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow

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THE CLOROX COMPANY - 2013 Proxy Statement	A-21

does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. Refer to “Free cash flow” and “Free cash flow as a percentage of net sales” above for a reconciliation of these non-GAAP measures.

Economic profit (EP) is defined by the Company as earnings from continuing operations before income taxes, noncash restructuring related and asset impairment costs, noncash goodwill impairment and interest expense; less an amount of tax based on the effective tax rate before any noncash goodwill impairment charge, and less a charge equal to average capital employed multiplied by the weighted-average cost of capital. The Company’s management uses EP to evaluate business performance and allocate resources, and is a component in determining management’s incentive compensation. The Company’s management believes EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit. Refer to Exhibit 99.3 for a reconciliation of EP to earnings from continuing operations before income taxes.

EBIT represents earnings from continuing operations before income taxes, interest income and interest expense. EBIT margin is the ratio of EBIT to net sales. The Company’s management believes these measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons.

CAUTIONARY STATEMENT

This Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed below, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed below. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Report, as updated from time to time in the Company’s Securities and Exchange Commission (SEC) filings. These factors include, but are not limited to:

  worldwide, regional and local economic conditions and financial market volatility;
  risks related to international operations, including political instability, foreign currency exchange rate fluctuations and government-imposed price controls or other regulations, particularly in Venezuela and Argentina;
  intense competition in the Company’s markets;
  volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy or transportation costs;
  the ability of the Company to drive sales growth, increase market share, grow its product categories and achieve favorable product and geographic mix;
  dependence on key customers and risks related to customer ordering patterns;
  the ability of the Company to implement and generate anticipated cost savings and efficiencies;
  costs resulting from government regulations;
  the ability of the Company to successfully manage global political, legal, tax and regulatory risks;
  the impact of product liability claims and other legal proceedings, including in foreign jurisdictions;
  the success of the Company’s business strategies;
  the ability of the Company to develop and introduce commercially successful products;
  risks relating to acquisitions, new ventures and divestitures, and associated costs;
  supply disruptions and other risks inherent in reliance on a limited base of suppliers;
  the Company’s ability to attract and retain key personnel;
  the Company’s ability to maintain its business reputation and the reputation of its brands;
  environmental matters including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances;

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Appendix A

  the impact of natural disasters and other events beyond the Company’s control;
  the Company’s ability to maximize, assert and defend its intellectual property rights;
  any infringement by the Company of third-party intellectual property rights;
  the effect of the Company’s indebtedness on its operations and financial results;
  changes to the Company’s credit rating;
  the sufficiency of the Company’s cash flow;
  the Company’s ability to maintain an effective system of internal controls;
  risks related to reliance on information technology systems, including potential security breaches or service interruptions;
  uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate;
  the accuracy of the Company’s estimates and assumptions on which its financial statement projections are based; and
  the Company’s ability to declare dividends or repurchase its stock in the future.

The Company’s forward-looking statements in this Report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

In this Report, unless the context requires otherwise, the terms “the Company” and “Clorox” refer to The Clorox Company and its subsidiaries.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework published in 1992. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of June 30, 2013 and concluded that it is effective.

The Company’s independent registered public accounting firm, Ernst & Young LLP has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2013.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of The Clorox Company and subsidiaries

We have audited the accompanying consolidated balance sheets of The Clorox Company and subsidiaries as of June 30, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended June 30, 2013. Our audits also included the financial statement schedule in Exhibit 99.2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company and subsidiaries at June 30, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Clorox Company’s internal control over financial reporting as of June 30, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated August 23, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, CA
August 23, 2013

A-24       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of The Clorox Company and subsidiaries

We have audited The Clorox Company and subsidiaries internal control over financial reporting as of June 30, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). The Clorox Company and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, The Clorox Company and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of June 30, 2013, based on the COSO criteria.

We also have audited, accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Clorox Company and subsidiaries as of June 30, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2013 of The Clorox Company and subsidiaries and our report dated August 23, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, CA
August 23, 2013

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THE CLOROX COMPANY - 2013 Proxy Statement	A-25

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company

Years ended June 30 Dollars in millions, except per share amounts	2013	2012	2011
Net sales	$5,623	$5,468	$5,231
Cost of products sold	3,211	3,164	2,958
Gross profit	2,412	2,304	2,273

Selling and administrative expenses	807	798	735
Advertising costs	500	482	502
Research and development costs	130	121	115
Goodwill impairment	—	—	258
Interest expense	122	125	123
Other (income) expense, net	—	(13)	(23)
Earnings from continuing operations before income taxes	853	791	563
Income taxes on continuing operations	279	248	276
Earnings from continuing operations	574	543	287
(Losses) earnings from discontinued operations, net of tax	(2)	(2)	270
Net earnings	$572	$541	$557

Net earnings (losses) per share
Basic
Continuing operations	$4.38	$4.15	$2.09
Discontinued operations	(0.01)	(0.01)	1.97
Basic net earnings per share	$4.37	$4.14	$4.06

Diluted
Continuing operations	$4.31	$4.10	$2.07
Discontinued operations	(0.01)	(0.01)	1.95
Diluted net earnings per share	$4.30	$4.09	$4.02
Weighted average shares outstanding (in thousands)
Basic	131,075	130,852	136,699
Diluted	132,969	132,310	138,101

See Notes to Consolidated Financial Statements

A-26       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
The Clorox Company

Years ended June 30 Dollars in millions	2013	2012	2011
Net earnings	$572	$541	$557
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $8, $5 and $12, respectively	(11)	(41)	54
Net unrealized gains (losses) on derivatives, net of tax of $1, $4 and $3, respectively	3	(37)	5
Pension and postretirement benefit adjustments, net of tax of $22, $37 and $39, respectively	37	(68)	64
Other	—	—	(2)
Total other comprehensive income (loss), net of tax	29	(146)	121
Comprehensive income	$601	$395	$678

See Notes to Consolidated Financial Statements

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THE CLOROX COMPANY - 2013 Proxy Statement	A-27

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30 Dollars in millions, except per share amounts	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$299	$267
Receivables, net	580	576
Inventories, net	394	384
Other current assets	147	149
Total current assets	1,420	1,376
Property, plant and equipment, net	1,021	1,081
Goodwill	1,105	1,112
Trademarks, net	553	556
Other intangible assets, net	74	86
Other assets	138	144
Total assets	$4,311	$4,355

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Notes and loans payable	$202	$300
Current maturities of long-term debt	—	850
Accounts payable	413	412
Accrued liabilities	490	494
Income taxes payable	29	5
Total current liabilities	1,134	2,061
Long-term debt	2,170	1,571
Other liabilities	742	739
Deferred income taxes	119	119
Total liabilities	4,165	4,490
Commitments and contingencies

Stockholders’ equity (deficit)
Preferred stock: $1.00 par value; 5,000,000 shares authorized; none
issued or outstanding	—	—
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 shares issued at June 30, 2013 and 2012; and 130,366,911 and 129,562,082
shares outstanding at June 30, 2013 and 2012, respectively	159	159
Additional paid-in capital	661	633
Retained earnings	1,561	1,350
Treasury shares, at cost: 28,374,550 and 29,179,379 shares
at June 30, 2013 and 2012, respectively	(1,868)	(1,881)
Accumulated other comprehensive net loss	(367)	(396)
Stockholders’ equity (deficit)	146	(135)
Total liabilities and stockholders’ equity (deficit)	$4,311	$4,355

See Notes to Consolidated Financial Statements

A-28       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
The Clorox Company

	Common Stock				Treasury Shares
Dollars in millions	Shares (000)	Amount	Additional Paid-in Capital	Retained Earnings	Shares (000)	Amount	Accumulated Other Comprehensive Net (Loss) Income	Total
Balance at June 30, 2010	158,741	$159	$617	$ 920	(19,977)	$(1,242)	$(371)	$83
Net earnings				557				557
Other comprehensive income							121	121
Accrued dividends				(306)				(306)
Share-based compensation			32					32
Other employee stock plan activities			(17)	(28)	2,078	127		82
Treasury stock purchased					(9,776)	(655)		(655)
Balance at June 30, 2011	158,741	159	632	1,143	(27,675)	(1,770)	(250)	(86)
Net earnings				541				541
Other comprehensive loss							(146)	(146)
Accrued dividends				(320)				(320)
Share-based compensation			27					27
Other employee stock plan activities			(26)	(14)	1,915	114		74
Treasury stock purchased					(3,419)	(225)		(225)
Balance at June 30, 2012	158,741	159	633	1,350	(29,179)	(1,881)	(396)	(135)
Net earnings				572				572
Other comprehensive income							29	29
Accrued dividends				(348)				(348)
Share-based compensation			35					35
Other employee stock plan activities			(7)	(13)	2,304	141		121
Treasury stock purchased					(1,500)	(128)		(128)
Balance at June 30, 2013	158,741	$159	$661	$1,561	(28,375)	$(1,868)	$(367)	$146

See Notes to Consolidated Financial Statements

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THE CLOROX COMPANY - 2013 Proxy Statement	A-29

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30 Dollars in millions	2013	2012	2011
Operating activities:
Net earnings	$572	$541	$557
Deduct: (Losses) earnings from discontinued operations, net of tax	(2)	(2)	270
Earnings from continuing operations	574	543	287
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	182	178	173
Share-based compensation	35	27	32
Deferred income taxes	(11)	(12)	73
Goodwill impairment	—	—	258
Other	20	(36)	12
Changes in:
Receivables, net	(8)	(52)	(33)
Inventories, net	(11)	1	(37)
Other current assets	11	(3)	21
Accounts payable and accrued liabilities	(30)	10	(52)
Income taxes payable	15	(36)	(44)
Net cash provided by continuing operations	777	620	690
Net cash (used for) provided by discontinued operations	(2)	(8)	8
Net cash provided by operations	775	612	698

Investing activities:
Capital expenditures	(194)	(192)	(228)
Proceeds from sale of businesses, net of transaction costs	—	—	747
Proceeds from sale-leasebacks, net of transaction costs	135	—	—
Businesses acquired, net of cash acquired	—	(93)	—
Other	4	8	25
Net cash (used for) provided by investing activities	(55)	(277)	544

Financing activities:
Notes and loans payable, net	(98)	(164)	87
Long-term debt borrowings, net of issuance costs	593	297	—
Long-term debt repayments	(850)	—	(300)
Treasury stock purchased	(128)	(225)	(655)
Cash dividends paid	(335)	(315)	(303)
Issuance of common stock for employee stock plans and other	133	86	93
Net cash used for financing activities	(685)	(321)	(1,078)
Effect of exchange rate changes on cash and cash equivalents	(3)	(6)	8
Net increase in cash and cash equivalents	32	8	172
Cash and cash equivalents:
Beginning of year	267	259	87
End of year	$299	$267	$259

Supplemental cash flow information:
Interest paid	$129	$123	$131
Income taxes paid, net of refunds	263	292	295
Noncash financing activities:
Cash dividends declared and accrued, but not paid	93	85	80

See Notes to Consolidated Financial Statements

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Appendix A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Clorox Company
(Dollars in millions, except per share amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The Company is principally engaged in the production, marketing and sales of consumer products through mass merchandisers, retail outlets, e-commerce channels, distributors and medical supply providers. The consolidated financial statements include the statements of the Company and its wholly-owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain prior year reclassifications were made in the consolidated financial statements and related notes to consolidated financial statements to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas requiring the application of management’s estimates and judgments include assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, the credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Actual results could materially differ from estimates and assumptions made.

Recently Issued Accounting Pronouncements

On February 5, 2013, the Financial Accounting Standards Board (FASB) issued an update to current accounting standards to improve disclosures related to reclassifications out of accumulated other comprehensive income. Substantially all of the information that these amendments require already is required to be disclosed elsewhere in the financial statements. The amendments require an entity to report the effect of significant reclassifications on respective line items in net earnings or cross-reference other required disclosures, depending on the nature of the reclassification. The presentation requirements will be adopted by the Company beginning the first quarter of fiscal year 2014, as required.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments, time deposits and money market funds with an initial maturity at purchase of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.

The Company’s cash position includes amounts held by foreign subsidiaries, and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries’ books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in other (income) expense, net. The Company’s cash holdings were as follows as of June 30:

	2013	2012
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	$115	$81
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	36	35
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	18	20
U.S. dollar balances held by U.S. dollar functional currency subsidiaries	130	131
Total	$299	$267

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THE CLOROX COMPANY - 2013 Proxy Statement	A-31

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives of the related assets. The table below provides estimated useful lives of property, plant and equipment by asset classification.

Estimated Useful Lives
Buildings	10 - 40 years
Land improvements	10 - 30 years
Machinery and equipment	3 - 15 years
Computer equipment	3 years
Capitalized software costs	3 - 7 years

Property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review is based on an estimate of the undiscounted cash flows at the lowest level for which identifiable cash flows exist. Impairment occurs when the book value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the book value of the asset and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model, or by reference to estimated selling values of assets in similar condition.

Capitalization of Software Costs

The Company capitalizes certain significant costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, consultants, interest and payroll and payroll-related costs for employees during the application development stage. Costs incurred prior to the application development stage, costs incurred once the application is substantially complete and ready for its intended use, and other costs not qualifying for capitalization, including training and maintenance costs, are charged to expense. Capitalized software amortization was $21, $18 and $19, in fiscal years 2013, 2012 and 2011, respectively.

Impairment Review of Goodwill and Indefinite-Lived Intangible Assets

The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired. With respect to goodwill, the Company performs either a qualitative or quantitative evaluation for each of its reporting units. Factors considered in the qualitative test include reporting unit specific operating results as well as new events and circumstances impacting the operations at the reporting unit level. If the result of a qualitative test indicates a potential for impairment, a quantitative test is performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of each reporting unit to its carrying value. If the estimated fair value of any reporting unit is less than its carrying value, the Company performs a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For trademarks and other intangible assets with indefinite lives, the Company performs either a qualitative or quantitative analysis to test for impairment. When a quantitative test is performed, the estimated fair value of an asset is compared to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value.

A-32       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s estimates of fair value are based primarily on a discounted cash flow approach that requires significant management judgment with respect to future sales volumes, revenue and expense growth rates, changes in working capital, foreign exchange rates, currency devaluation, inflation, and a perpetuity growth rate.

Share-Based Compensation

The Company grants various nonqualified stock-based compensation awards, including stock options and performance units.

For stock options, the Company estimates the fair value of each award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping and the estimated forfeiture rate is adjusted to reflect actual forfeitures upon vesting of such grouping. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed. The expense is recorded by amortizing the grant date fair values on a straight-line basis over the vesting period, adjusted for estimated forfeitures.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and the initial assumption that performance goals will be achieved. Compensation expense is adjusted based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is trued-up in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of target.

Cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for share-based payment arrangements (excess tax benefits) are primarily classified as financing cash flows.

Employee Benefits

The Company accounts for its defined benefit retirement income and retirement health care plans using actuarial methods. These methods use an attribution approach that generally spreads “plan events” over the service lives of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, rate of compensation increase, and certain employee-related factors, such as retirement age and mortality. The principle underlying the attribution approach is that employees render service over their employment period on a relatively “smooth” basis, and, therefore, the statement of earnings effects of retirement income and retirement health care plans are recognized in the same pattern.

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The Company uses a market-related value method for calculating plan assets for purposes of determining the amortization of actuarial gains and losses. This method employs an asset smoothing approach. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period of the plan participants using the corridor approach. Under this approach, only actuarial gains (losses) that exceed 5% of the greater of the projected benefit obligation or the market-related value of assets are amortized to pension expense by the Company. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-33

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment, but before retirement, that include medical, dental, vision, life and other benefits.

Environmental Costs

The Company is involved in certain environmental remediation and ongoing compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The aggregate accrual for environmental matters is included in other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to uncertainty regarding the timing of future payments.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for returns, trade-promotions, coupons and other discounts. The Company routinely commits to one-time or ongoing trade-promotion programs with customers and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include shelf price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities at the end of each period for the estimated expenses incurred, but unpaid for these programs. Trade-promotion and coupon costs are recorded as a reduction of sales. The Company provides an allowance for doubtful accounts based on its historical experience and ongoing assessment of its customers’ credit risk. Receivables were presented net of an allowance for doubtful accounts of $5 and $7 as of June 30, 2013 and 2012, respectively. The Company’s provision for doubtful accounts was $0, $3 and $0 in fiscal years 2013, 2012 and 2011, respectively.

Receivables, net, included non-customer receivables of $13 and $25 as of June 30, 2013 and 2012, respectively.

Cost of Products Sold

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract packer fees, shipping and handling, warehousing, package design, depreciation, amortization and direct and indirect labor and operating costs for the Company’s manufacturing facilities including salary, benefit costs and incentive compensation.

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films and labeling. Expenses for fiscal years ended June 30, 2013, 2012 and 2011 were $10, $10, and $11, respectively, of which $10 were classified as cost of products sold each fiscal year, with the remainder classified as selling and administrative expenses.

Selling and Administrative Expenses

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

A-34       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising and Research and Development Costs

The Company expenses advertising and research and development costs in the period incurred.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

U.S. income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for U.S. income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for U.S. income taxes and foreign withholding taxes attributable to the anticipated remittance.

Foreign Currency Transactions and Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other (income) expense, net. In addition, certain assets and liabilities denominated in currencies different than a foreign subsidiary’s functional currency are reported on the subsidiary’s books in its functional currency, with the impact from exchange rate differences recorded in other (income) expense, net. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average monthly exchange rates during the year. Gains and losses on foreign currency translations are reported as a component of other comprehensive income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign subsidiaries and joint ventures for which earnings are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to other comprehensive income.

Venezuela

The financial statements of the Company’s subsidiary in Venezuela are consolidated under the rules governing the preparation of financial statements in a highly inflationary economy. As such, the subsidiary’s non-U.S. dollar (non-USD) monetary assets and liabilities are remeasured into USD each reporting period with the resulting gains and losses reflected in other (income) expense, net.

On February 8, 2013, the Venezuelan government announced a devaluation of the official currency exchange rate (CADIVI) from 4.3 to 6.3 bolívares fuertes (VEF) per USD and the elimination of the alternative currency exchange system, SITME. Prior to February 8, 2013, the Company had been utilizing the rate at which it had been obtaining USD through SITME to remeasure its Venezuelan financial statements, which was 5.7 VEF per USD at the announcement date. In response to these developments, the Company began utilizing the CADIVI rate of 6.3 VEF per USD. The Company recorded a remeasurement loss of $4 related to the devaluation in fiscal year 2013, which was reflected in other (income) expense, net.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-35

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In March 2013, the Venezuelan government announced the creation of a new alternative currency exchange system (SICAD), which is intended to complement CADIVI. Based on a number of factors, including the limited number of SICAD auctions held to date, restrictions placed on eligible participants, the amount of USD available to purchase through the auction process, and the lack of official information about the resulting exchange rate, the Company does not believe it is appropriate to use the SICAD rate as the official remeasurement rate at this time.

Derivative Instruments

The Company’s use of derivative instruments, principally swaps, futures and forward contracts, is limited to non-trading purposes and is designed to partially manage exposure to changes in commodity prices, interest rates and foreign currencies. The Company’s contracts are hedges for transactions with notional amounts and periods consistent with the related exposures and do not constitute investments independent of these exposures.

Most commodity, interest rate and foreign exchange derivative contracts are designated as cash flow hedges of certain forecasted raw material purchases, interest payments and finished goods inventory purchases, based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are: (a) whether the designation of the hedge is to an underlying exposure and (b) whether there is sufficient correlation between the value of the derivative instrument and the underlying obligation. The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income depending on whether, for accounting purposes, the derivative is designated and qualifies as a hedge. The Company de-designates cash flow hedge relationships when it determines that the hedge relationships are no longer highly effective or that the forecasted transaction is no longer probable. Upon de-designation of a hedge, the portion of gains or losses on the derivative instrument that was previously accumulated in other comprehensive income remains in accumulated other comprehensive income until the forecasted transaction is recognized in net earnings, or is recognized in net earnings immediately if the forecasted transaction is no longer probable. From time to time, the Company may have contracts not designated as hedges for accounting purposes, for which it recognizes changes in the fair value in other (income) expense, net. Cash flows from hedging activities are classified as operating activities in the consolidated statements of cash flows.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

NOTE 2. SALE OF GLOBAL AUTO CARE BUSINESSES

In September 2010, the Company entered into a definitive agreement to sell its global auto care businesses (Auto Businesses) to an affiliate of Avista Capital Partners in an all-cash transaction. In November 2010, the Company completed the sale pursuant to the terms of a Purchase and Sale Agreement (Purchase Agreement) and received cash consideration of $755. The Company also received cash flows of approximately $30 related to net working capital that was retained by the Company as part of the sale. Included in earnings from discontinued operations for the fiscal year ended June 30, 2011, was an after-tax gain on the transaction of $247.

The following table includes financial results included in discontinued operations for the fiscal year ended June 30, 2011:

Net sales	$95
Earnings before income taxes	$34
Income tax expense on earnings	(11)
Gain on sale, net of tax	247
Earnings from discontinued operations, net of tax	$270

A-36       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 3. BUSINESSES ACQUIRED

In December 2011, the Company acquired HealthLink, Aplicare, Inc. and Soy Vay Enterprises, Inc., including each business’ workforce, for purchase prices aggregating $97, funded through commercial paper borrowings. The cash amount paid of $93 represents the aggregate purchase prices less cash acquired. Results for HealthLink and Aplicare, Inc., providers of infection control products for the health care industry, are reflected in the Cleaning reportable segment. Results for Soy Vay Enterprises, Inc., a California-based operation that provides the Company a presence in the market for Asian sauces, are reflected in the Lifestyle reportable segment. Pro forma results reflecting the acquisitions were not presented because the acquisitions were not significant, individually or when aggregated, to the Company’s consolidated financial results.

NOTE 4. INVENTORIES, NET

Inventories, net, consisted of the following as of June 30:

	2013	2012
Finished goods	$321	$307
Raw materials and packaging	121	120
Work in process	3	4
LIFO allowances	(40)	(37)
Allowances for obsolescence	(11)	(10)
Total	$394	$384

The last-in, first-out (LIFO) method was used to value approximately 37% and 39% of inventories as of June 30, 2013 and 2012, respectively. The carrying values for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (FIFO) method. The effect on earnings of the liquidation of LIFO layers was a benefit of $3, $2 and $1 for the fiscal years ended June 30, 2013, 2012 and 2011, respectively.

During fiscal years 2013, 2012 and 2011, the Company’s inventory obsolescence expense was $12, $13 and $15, respectively.

NOTE 5. OTHER CURRENT ASSETS

Other current assets consisted of the following as of June 30:

	2013	2012
Deferred tax assets	$87	$92
Prepaid expenses	41	43
Other	19	14
Total	$147	$149

As of June 30, 2013 and 2012, Other in the table above included $13 and $9 of restricted cash, respectively. As of June 30, 2013 and 2012, restricted cash of $10 and $3, respectively, was held by a foreign subsidiary as a prepayment received for intercompany services. Restrictions on this balance are being released as those services are performed. As of June 30, 2013 and 2012, $0 and $10, respectively, of related restricted cash was included in other assets (long-term). Additionally, as of June 30, 2013 and 2012, the Company had restricted cash of $3 and $6, respectively, held in escrow related to prior year acquisitions. As of June 30, 2013 and 2012, $0 and $2, respectively, of related restricted cash was included in other assets (long-term).

As of June 30, 2013 and 2012, Other in the table above included assets held for sale of $2 and $1, respectively. The assets held for sale as of June 30, 2013 related to two manufacturing facilities and a warehouse expected to be sold in fiscal year 2014.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-37

NOTE 6. PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net, consisted of the following as of June 30:

	2013	2012
Machinery and equipment	$1,590	$1,533
Buildings	485	646
Capitalized software costs	362	328
Land and improvements	119	142
Construction in progress	96	149
Computer equipment	80	87
	2,732	2,885
Less: accumulated depreciation and amortization	(1,711)	(1,804)
Total	$1,021	$1,081

Depreciation and amortization expense related to property, plant and equipment, net, was $162, $158 and $153 in fiscal years 2013, 2012 and 2011, respectively.

NOTE 7. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill, trademarks and other intangible assets for the fiscal years ended June 30, 2013 and 2012, were as follows:

	Goodwill
	Cleaning	Lifestyle	Household	International	Total
Balance June 30, 2011	$275	$235	$85	$475	$1,070
Acquisitions	48	8	—	—	56
Translation adjustments and other	—	1	—	(15)	(14)
Balance June 30, 2012	$323	$244	$85	$460	$1,112
Translation adjustments and other	—	—	—	(7)	(7)
Balance June 30, 2013	$323	$244	$85	$453	$1,105

	Trademarks			Other intangible assets subject to amortization
	Subject to amortization	Not subject to amortization	Total	Technology and Product formulae	Other	Total
Balance June 30, 2011	$23	$527	$550	$31	$52	$83
Acquisitions	—	10	10	—	18	18
Amortization	(3)	—	(3)	(8)	(6)	(14)
Translation adjustments and other	(1)	—	(1)	—	(1)	(1)
Balance June 30, 2012	19	537	556	23	63	86
Amortization	(3)	—	(3)	(9)	(6)	(15)
Translation adjustments and other	—	—	—	5	(2)	3
Balance June 30, 2013	$16	$537	$553	$19	$55	$74

Intangible assets subject to amortization were net of total accumulated amortization of $275 and $257 as of June 30, 2013 and 2012, respectively, of which $21 and $18, respectively, related to trademarks. Total accumulated amortization included $136 and $131 as of June 30, 2013 and 2012, respectively, related to intangible assets subject to amortization that were fully amortized, of which $13 and $7, respectively, related to trademarks. Estimated amortization expense for these intangible assets is $16, $12, $7, $7 and $6 for fiscal years 2014, 2015, 2016, 2017 and 2018.

A-38       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 7. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS (Continued)

During the fourth quarter of fiscal year 2013 and 2012, the Company completed its annual impairment test of goodwill and indefinite-lived intangible assets and no instances of impairment were identified.

During fiscal year 2011, the Company identified challenges in increasing sales for the Burt’s Bees business in certain international markets in accordance with projections. Additionally, during fiscal year 2011, the Company initiated its process for updating the three-year long-range financial and operating plan for the Burt’s Bees business. In addition to slower than projected growth of international sales and challenges in the timing of certain international expansion plans, the domestic natural personal care category had not recovered in accordance with the Company’s projections. Following a comprehensive reevaluation, the Company recognized a noncash goodwill impairment charge of $258 during fiscal year 2011, of which $164 and $94 was reflected in the Lifestyle and International reportable segments, respectively.

The impairment charge was a result of changes in the assumptions used to determine the fair value of the Burt’s Bees business based on slower than forecasted category growth as well as challenges in international expansion plans, which adversely affected the original assumptions for international growth and the estimates of expenses necessary to achieve that growth. The revised assumptions reflected somewhat higher cost levels than previously projected. As a result of this assessment, the Company determined that the book value of the Burt’s Bees reporting unit exceeded its fair value, resulting in a noncash goodwill impairment charge of $258 recognized in fiscal year 2011. The noncash goodwill impairment charge was based on the Company’s estimates regarding the future financial performance of the Burt’s Bees business and macroeconomic factors. There was no substantial tax benefit associated with this noncash charge.

To determine the fair value of the Burt’s Bees reporting unit, the Company used a discounted cash flow (DCF) approach, as it believed this approach was the most reliable indicator of the fair value of the business. Under this approach, the Company estimated the future cash flows of the Burt’s Bees reporting unit and discounted these cash flows at a rate of return that reflected its relative risk.

The Company’s trademarks and indefinite-lived intangible assets for the Burt’s Bees reporting unit were tested for impairment in fiscal year 2011, and the Company concluded that these assets were not impaired. No other instances of impairment were identified during fiscal year 2011.

NOTE 8. ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of June 30:

	2013	2012
Compensation and employee benefit costs	$152	$165
Trade and sales promotion	116	105
Dividends	96	85
Interest	27	34
Other	99	105
Total	$490	$494

NOTE 9. DEBT

Notes and loans payable, which mature in less than one year, included the following as of June 30:

	2013	2012
Commercial paper	$200	$289
Foreign borrowings	2	11
Total	$202	$300

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THE CLOROX COMPANY - 2013 Proxy Statement	A-39

NOTE 9. DEBT (Continued)

The weighted average interest rates incurred on average outstanding notes and loans payable during the fiscal years ended June 30, 2013, 2012 and 2011, including fees associated with the Company’s revolving credit facilities, were 1.68%, 0.85% and 0.73%, respectively. The weighted average effective interest rates on commercial paper balances as of June 30, 2013 and 2012 were 0.31% and 0.46%, respectively. The carrying value of notes and loans payable as of June 30, 2013 and 2012 approximated its fair value due to its short maturity.

Long-term debt, carried at face value net of unamortized discounts or premiums, included the following as of June 30:

	2013	2012
Senior unsecured notes and debentures:
5.45%, $350 due October 2012	$—	$350
5.00%, $500 due March 2013	—	500
5.00%, $575 due January 2015	575	575
3.55%, $300 due November 2015	300	300
5.95%, $400 due October 2017	399	399
3.80%, $300 due November 2021	298	297
3.05%, $600 due September 2022	598	—
Total	2,170	2,421
Less: Current maturities of long-term debt	—	(850)
Long-term debt	$2,170	$1,571

The weighted average interest rates incurred on average outstanding long-term debt during the fiscal years ended June 30, 2013, 2012 and 2011, were 4.76%, 5.21% and 5.22%, respectively. The weighted average effective interest rates on long-term debt balances as of June 30, 2013 and 2012 were 4.56% and 5.18%, respectively. The estimated fair value of long-term debt, including current maturities, was $2,263 and $2,606 as of June 30, 2013 and 2012, respectively. The fair value of long-term debt was determined using secondary market prices quoted by corporate bond dealers, and was classified as Level 2.

In March 2013, $500 in senior notes with an annual fixed interest rate of 5.00% became due and were repaid. The repayment was funded in part with commercial paper borrowings and in part with a portion of the proceeds from the sale-leaseback transaction of the Company’s Oakland, Calif. general office building (Note 11).

In October 2012, $350 in senior notes with an annual fixed interest rate of 5.45% became due and were repaid. The repayment was funded with a portion of the proceeds from the September 2012 issuance of $600 in senior notes with an annual fixed interest rate of 3.05%, payable semi-annually in March and September, and a maturity date of September 15, 2022. The remaining proceeds from notes were used to repay commercial paper.

In November 2011, the Company issued $300 in senior notes with an annual fixed interest rate of 3.80%, payable semi-annually in May and November, and a maturity date of November 15, 2021. Proceeds from the notes were used to repay commercial paper.

The senior notes issued in September 2012 and November 2011 rank equally and ratably in right of payment with all of the Company’s existing and future senior unsecured indebtedness and senior to any future subordinated unsecured indebtedness. These notes were issued under the Company’s shelf registration statement filed in November 2011, which allows the Company to offer and sell an unlimited amount of its senior unsecured indebtedness from time to time and expires in November 2014.

In fiscal year 2011, $300 in senior notes became due and were repaid. The Company funded the debt repayments with commercial paper borrowings and operating cash flows.

A-40       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 9. DEBT (Continued)

The Company’s borrowing capacity under other financing arrangements as of June 30 was as follows:

	2013	2012
Revolving credit facility	$1,100	$1,100
Foreign credit lines	32	31
Other credit lines	13	13
Total	$1,145	$1,144

During fiscal year 2012, the Company entered into a new $1.1 billion revolving credit agreement, which expires in May 2017 and concurrently terminated its prior $1.1 billion revolving credit agreement, which was due to mature in April 2013. No termination fees or penalties were incurred by the Company in connection with the termination of the prior credit agreement. As of June 30, 2013, there were no borrowings under the agreement, and the Company believes that borrowings under the revolving credit facility are and will continue to be available for general corporate purposes. The agreement includes certain restrictive covenants and limitations, with which the Company was in compliance as of June 30, 2013.

Of the $45 of foreign and other credit lines as of June 30, 2013, $3 was outstanding and the remainder of $42 was available for borrowing.

Long-term debt maturities as of June 30, 2013, are $0, $575, $300, $0, $400 and $900 in fiscal years 2014, 2015, 2016, 2017, 2018 and thereafter, respectively.

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Financial assets and liabilities carried at fair value in the consolidated balance sheets are required to be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.

As of both June 30, 2013 and 2012, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the year included derivative financial instruments, which were all classified as Level 2.

Financial Risk Management and Derivative Instruments

The Company is exposed to certain commodity, interest rate and foreign currency risks related to its ongoing business operations and uses derivative instruments to mitigate its exposure to these risks.

Commodity Price Risk Management

The Company may use commodity exchange traded futures and over-the-counter swap contracts to fix the price of a portion of its forecasted raw material requirements. Contract maturities, which are generally no longer than 18 months, are matched to the length of the raw material purchase contracts. Commodity purchase contracts are measured at fair value using market quotations obtained from commodity derivative dealers.

As of June 30, 2013, the notional amount of commodity derivatives was $51, of which $32 related to jet fuel and $19 related to soybean oil. As of June 30, 2012, the notional value of commodity derivatives was $39, of which $22 related to jet fuel, $14 related to soybean oil, and $3 related to crude oil.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-41

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Interest Rate Risk Management

The Company may enter into over-the-counter interest rate forward contracts to fix a portion of the benchmark interest rate prior to the anticipated issuance of fixed rate debt. These interest rate forward contracts generally have durations of less than 12 months. The interest rate contracts are measured at fair value using information quoted by U.S. government bond dealers. During fiscal years 2013 and 2012, the Company paid $4 and $36 to settle interest rate forward contracts, respectively, which were reflected in operating cash flows.

As of June 30, 2013 and 2012, the notional amount of interest rate forward contracts was $0 and $250, respectively. The contracts outstanding as of June 30, 2012 were related to the anticipated issuance of long-term debt issued in September 2012.

Foreign Currency Risk Management

The Company may also enter into certain over-the-counter foreign currency-related derivative contracts to manage a portion of the Company’s foreign exchange risk associated with the purchase of inventory and certain intercompany transactions. These foreign currency contracts generally have durations of no longer than 20 months. The foreign exchange contracts are measured at fair value using information quoted by foreign exchange dealers.

The notional amount of outstanding foreign currency forward contracts used by the Company’s subsidiaries in Canada, Australia and New Zealand to hedge forecasted purchases of inventory were $18, $22 and $4, respectively, as of June 30, 2013, and $28, $0 and $0, respectively, as of June 30, 2012. The notional amount of outstanding foreign currency forward contracts used by the Company to economically hedge foreign exchange risk associated with certain intercompany transactions was $0 and $17 as of June 30, 2013 and 2012, respectively.

Counterparty Risk Management

Certain terms of the agreements governing the Company’s over-the-counter derivative instruments require the Company or the counterparty to post collateral when the fair value of the derivative instruments exceeds contractually defined counterparty liability position limits. The $3 and $4 of derivative instruments reflected in accrued liabilities as of June 30, 2013 and 2012, respectively, contained such terms. As of June 30, 2013, the Company was not required to post any collateral.

Certain terms of the agreements governing the Company’s over-the-counter derivative instruments require the credit ratings, as assigned by Standard & Poor’s and Moody’s to the Company and its counterparties, to remain at a level equal to or better than the minimum of an investment grade credit rating. If the Company’s credit ratings were to fall below investment grade, the counterparties to the derivative instruments could request full collateralization on derivative instruments in net liability positions. As of June 30, 2013, the Company and each of its counterparties had been assigned investment grade ratings with both Standard & Poor’s and Moody’s.

Fair Value of Derivative Instruments

The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as an accounting hedge, and, if so, on the type of hedging relationship. For those derivative instruments designated and qualifying as hedging instruments, the Company must designate the hedging instrument as a fair value hedge or a cash flow hedge. The Company designates its commodity forward and future contracts for forecasted purchases of raw materials, interest rate forward contracts for forecasted interest payments, and foreign currency forward contracts for forecasted purchases of inventory as cash flow hedges. The Company does not designate its foreign currency forward contracts for intercompany transactions as accounting hedges. During the fiscal years ended June 30, 2013, 2012 and 2011, the Company had no hedging instruments designated as fair value hedges.

A-42       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 10. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The Company’s derivative instruments designated as hedging instruments were recorded at fair value in the consolidated balance sheets as of June 30 as follows:

	Balance sheet classification	2013	2012
Assets
Foreign exchange contracts	Other current assets	$4	$1
Liabilities
Commodity purchase contracts	Accrued liabilities	$3	$1
Interest rate contracts	Accrued liabilities	—	3
		$3	$4

For derivative instruments designated and qualifying as cash flow hedges, the effective portion of gains or losses is reported as a component of other comprehensive income (OCI) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The estimated amount of the existing net loss in OCI as of June 30, 2013, expected to be reclassified into earnings within the next twelve months is $2. Gains and losses on derivative instruments representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. During each of the fiscal years ended June 30, 2013, 2012 and 2011, hedge ineffectiveness was not material.

The effects of derivative instruments designated as hedging instruments on OCI and the consolidated statements of earnings were as follows during the fiscal years ended June 30:

	Gains (losses) recognized in OCI			Gains (losses) reclassified from OCI and recognized in earnings
	2013	2012	2011	2013	2012	2011
Commodity purchase contracts	$(1)	$(1)	$8	$—	$4	$3
Interest rate contracts	(1)	(39)	3	(3)	(2)	—
Foreign exchange contracts	3	3	(4)	—	2	(3)
Total	$1	$(37)	$7	$(3)	$4	$—

The gains (losses) reclassified from OCI and recognized in earnings during the fiscal years ended June 30, 2012 and 2011 for commodity purchase contracts and foreign exchange contracts were included in cost of products sold.

The losses reclassified from OCI and recognized in earnings during the fiscal years ended June 30, 2013 and 2012 for interest rate contracts were included in interest expense.

The gain or loss from derivatives not designated as accounting hedges was $0 for each of the fiscal years ended June 30, 2013, 2012 and 2011. Changes in the value of derivative instruments after de-designation were included in other (income) expense, net, and amounted to $0, $0 and $6 for fiscal years 2013, 2012 and 2011, respectively.

Other

During fiscal year 2011, the Company determined that the book value of the Burt’s Bees reporting unit exceeded its fair value and recognized a noncash goodwill impairment charge of $258 (Note 7). The implied fair value was based on significant unobservable inputs, and as a result, the fair value measurement was classified as Level 3. During the fiscal years ended June 30, 2013, 2012 and 2011, the Company did not recognize any other significant fair value measurements classified as Level 3.

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values as of June 30, 2013 and 2012, due to their short maturity and nature.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-43

NOTE 11. OTHER LIABILITIES

Other liabilities consisted of the following as of June 30:

	2013	2012
Employee benefit obligations	$270	$312
Venture agreement net terminal obligation	284	281
Taxes	74	82
Other	114	64
Total	$742	$739

Venture Agreement

The Company has an agreement with The Procter & Gamble Company (P&G) for its Glad® plastic bags, wraps and containers business. The Company maintains a net terminal obligation liability, which reflects the estimated value of the contractual requirement to repurchase P&G’s interest at the termination of the agreement. As of June 30, 2013 and 2012, P&G had a 20% interest in the venture. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business, which is included in cost of products sold.

The agreement, entered into in 2003, has a 20-year term, with a 10-year renewal option and can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company, or, at either party’s option, upon the sale of the Glad® business by the Company. Upon termination of the agreement, the Company will purchase P&G’s interest for cash at fair value as established by predetermined valuation procedures. Following termination, the Glad® business will retain the exclusive core intellectual property licenses contributed by P&G on a royalty free basis for the licensed products marketed.

Deferred Gain on Sale-leaseback Transaction

In December 2012, the Company completed a sale-leaseback transaction under which it sold its general office building in Oakland, Calif. to an unrelated party for net proceeds of $108 and entered into a 15-year operating lease agreement with renewal options with the buyer for a portion of the building. In December 2012, the Company recorded a liability of $52 ($3 of which was included in accrued liabilities) for the portion of the total gain on the sale that is equivalent to the present value of the lease payments and will continue to amortize such amount to earnings ratably over the lease term. The Company recorded a gain upon sale in December 2012 of $(6), which was included in other (income) expense, net, in the consolidated statements of earnings. As of June 30, 2013, the total deferred gain was $50, of which $47 was included in Other in the table above and $3 was included in accrued liabilities.

NOTE 12. OTHER CONTINGENCIES AND GUARANTEES

Contingencies

The Company is involved in certain environmental matters, including response actions at various locations. The Company had a recorded liability of $13 and $14 as of June 30, 2013 and 2012, respectively, for its share of aggregate future remediation costs related to these matters. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounted for a substantial majority of the recorded liability as of both June 30, 2013 and 2012. The Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Currently, the Company cannot accurately predict the timing of future payments that may be made under this obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the future availability of alternative clean-up technologies. Although it is reasonably possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time. In October 2012, a Brazilian appellate court issued an adverse decision in a lawsuit pending in Brazil against the Company and one of its wholly-owned subsidiaries, The Glad Products Company (Glad). The lawsuit was initially filed in a Brazilian lower court in 2002 by

A-44       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 12. OTHER CONTINGENCIES AND GUARANTEES (Continued)

two Brazilian companies and one Uruguayan company (collectively Petroplus) related to joint venture agreements for the distribution of STP auto-care products in Brazil with three companies that became subsidiaries of the Company as a result of the Company’s merger with First Brands Corporation in January 1999 (collectively, Clorox Subsidiaries). The pending lawsuit seeks indemnification for damages and losses for alleged breaches of the joint venture agreements and abuse of economic power by the Company and Glad. Petroplus had previously unsuccessfully raised the same claims and sought damages from the Company and the Clorox Subsidiaries in an International Chamber of Commerce (ICC) arbitration proceeding in Miami filed in 2001. The ICC arbitration panel unanimously ruled against Petroplus in a final decision in November 2003 (Final ICC Arbitration Award). The Final ICC Arbitration Award was ratified by the Superior Court of Justice of Brazil in May 2007 (Foreign Judgment), and the United States District Court for the Southern District of Florida subsequently confirmed the Final ICC Arbitration Award and recognized and adopted the Foreign Judgment as a judgment of the United States District Court for the Southern District of Florida (U.S. Judgment). Despite this, in March 2008 a Brazilian lower court ruled against the Company and Glad in the pending lawsuit and awarded Petroplus R$23 ($13) plus interest. The value of that judgment, including interest and foreign exchange fluctuations as of June 30, 2013, was approximately $35.

Among other defenses, because the Final ICC Arbitration Award, the Foreign Judgment and the U.S. Judgment relate to the same claims as those in the pending lawsuit, the Company believes that Petroplus is precluded from re-litigating these claims. Based on the unfavorable appellate court decision, the Company believes that it is reasonably possible that a loss could be incurred in this matter in excess of amounts accrued, and that the estimated range of such loss in this matter is from $0 to $29. The Company continues to believe that its defenses are meritorious, and has appealed the decision to the highest courts of Brazil, which could take years to resolve. Expenses related to this litigation and any potential additional loss would be reflected in discontinued operations, consistent with the Company’s classification of expenses related to its discontinued Brazil operations.

In a separate action filed in 2004 by Petroplus, a lower Brazilian court in January 2013 nullified the Final ICC Arbitration Award. The Company believes this judgment is inconsistent with the Foreign Judgment and the U.S. Judgment and that it is without merit. The Company has appealed this decision.

Glad and the Clorox Subsidiaries have also filed separate lawsuits against Petroplus alleging misuse of the STP trademark and related matters, which are currently pending before Brazilian courts, and have taken other legal actions against Petroplus, which are pending.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, and employee and other matters. Based on management’s analysis of these claims and litigation, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

Guarantees

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

As of June 30, 2013, the Company was a party to a letter of credit of $14, related to one of its insurance carriers, of which $0 had been drawn upon.

The Company had not recorded any liabilities on the aforementioned guarantees as of June 30, 2013.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-45

NOTE 13. STOCKHOLDERS’ EQUITY (DEFICIT)

On May 13, 2013, the Company’s board of directors terminated the share repurchase programs previously authorized on May 13, 2008 and May 18, 2011, and authorized a share repurchase program for an aggregate purchase amount of up to $750. This reduces the total dollar value of shares that the Company can repurchase under its open market share repurchase program from $821 to $750. This open market share repurchase program is in addition to the Company’s evergreen repurchase program (Evergreen Program), the purpose of which is to offset the impact of share dilution related to share-based awards. The Evergreen Program has no authorization limit as to amount or timing of repurchases.

Share repurchases under authorized programs were as follows during the fiscal years ended June 30:

	2013		2012		2011
	Amount	Shares (000)	Amount	Shares (000)	Amount	Shares (000)
Open-market purchase programs	$—	—	$158	2,429	$521	7,654
Evergreen Program	128	1,500	67	990	134	2,122
Total	$128	1,500	$225	3,419	$655	9,776

During fiscal year 2013, 2012 and 2011, the Company declared dividends per share of $2.63, $2.44 and $2.25, respectively, and paid dividends per share of $2.56, $2.40 and $2.20, respectively.

Accumulated other comprehensive net losses as of June 30, 2013, 2012 and 2011 included the following (losses) gains, net of tax:

	2013	2012	2011
Foreign currency translation adjustments	$(209)	$(198)	$(157)
Net derivative unrealized (losses) gains	(30)	(33)	4
Pension and postretirement benefit adjustments	(128)	(165)	(97)
Total	$(367)	$(396)	$(250)

NOTE 14. NET EARNINGS PER SHARE

The following is the reconciliation of net earnings to net earnings applicable to common stock:

	2013	2012	2011
Earnings from continuing operations	$574	$543	$287
(Losses) earnings from discontinued operations, net of tax	(2)	(2)	270
Net earnings	572	541	557
Less: Earnings allocated to participating securities	—	—	2
Net earnings applicable to common stock	$572	$541	$555

The following is the reconciliation of the weighted average number of shares outstanding (in thousands) used to calculate basic net earnings per share (EPS) to those used to calculate diluted net EPS:

	2013	2012	2011
Basic	131,075	130,852	136,699
Dilutive effect of stock options and other	1,894	1,458	1,402
Diluted	132,969	132,310	138,101

During fiscal year 2013, the Company included all stock options to purchase shares of the Company’s common stock in the calculation of diluted net EPS because the average market price of all outstanding grants was greater than the exercise price.

A-46       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 14. NET EARNINGS PER SHARE (Continued)

During fiscal years 2012 and 2011, the Company did not include stock options to purchase approximately 1.8 million and 2.0 million shares, respectively, of the Company’s common stock in the calculations of diluted net EPS because their exercise price was greater than the average market price, making them anti-dilutive.

NOTE 15. SHARE-BASED COMPENSATION PLANS

In November 2012, the Company’s stockholders voted to approve the amended and restated 2005 Stock Incentive Plan (Plan). The Plan permits the Company to grant various nonqualified, share-based compensation awards, including stock options, restricted stock, performance units, deferred stock units, restricted stock units, stock appreciation rights and other stock-based awards. The primary amendment reflected in the Plan is an increase of approximately 3 million in the number of common shares that may be issued under the Plan. As of June 30, 2013, the Company is authorized to grant up to approximately 7 million common shares under the Plan, and, as of June 30, 2013, approximately 6 million common shares were available for grant under the Plan.

Compensation cost and the related income tax benefit recognized for share-based compensation plans were classified as indicated below in the fiscal years ended June 30.

	2013	2012	2011
Cost of products sold	$4	$3	$4
Selling and administrative expenses	28	22	26
Research and development costs	3	2	2
Total compensation cost	$35	$27	$32
Related income tax benefit	$13	$10	$12

Cash received during fiscal years 2013, 2012 and 2011 from stock options exercised under all share-based payment arrangements was $121, $79 and $84, respectively. The Company issues shares for share-based compensation plans from treasury stock. The Company may repurchase shares under its Evergreen Program to offset the estimated impact of share dilution related to share-based awards (Note 13).

Details regarding the valuation and accounting for stock options, restricted stock awards, performance units and deferred stock units for non-employee directors follow.

Stock Options

The fair value of each stock option award granted during fiscal years 2013, 2012 and 2011 was estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2013	2012	2011
Expected life	5.7 years	4.9 - 5.7 years	4.9 - 5.9 years
Weighted-average expected life	5.7 years	5.7 years	5.4 years
Expected volatility	18.7% to 19.2%	21.9% to 25.9%	20.6% to 21.0%
Weighted-average volatility	19.1%	23.5%	20.6%
Risk-free interest rate	0.6% to 0.8%	0.9% to 1.1%	1.5%
Weighted-average risk-free interest rate	0.70%	0.9%	1.5%
Dividend yield	3.2%-3.6%	3.5%-3.8%	3.4%-3.6%
Weighted-average dividend yield	3.6%	3.5%	3.4%

The expected life of the stock options is based on observed historical exercise patterns. Groups of employees having similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each separate employee grouping, and adjusts the rate to expected forfeitures periodically. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period

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THE CLOROX COMPANY - 2013 Proxy Statement	A-47

NOTE 15. SHARE-BASED COMPENSATION PLANS (Continued)

the forfeiture estimate is changed. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant. Details of the Company’s stock option plan as of June 30 are summarized below:

	Number of Shares	Weighted- Average Exercise Price per Share	Average Remaining Contractual Life	Aggregate Value Intrinsic
	(In thousands)
Outstanding as of June 30, 2012	10,104	$62	6 years	$108
Granted	2,644	72
Exercised	(2,119)	57
Cancelled	(372)	68
Outstanding as of June 30, 2013	10,257	$65	7	$184
Options vested as of June 30, 2013	5,401	$62	5	$116

The weighted-average fair value per share of each option granted during fiscal years 2013, 2012, and 2011, estimated at the grant date using the Black-Scholes option pricing model, was $6.96, $9.24 and $8.27, respectively. The total intrinsic value of options exercised in fiscal years 2013, 2012 and 2011 was $45, $29 and $38, respectively.

Stock option awards outstanding as of June 30, 2013, have been granted at prices that are either equal to or above the market value of the stock on the date of grant. Stock option grants generally vest over four years and expire no later than ten years after the grant date. The Company recognizes compensation expense ratably over the vesting period. As of June 30, 2013, there was $18 of total unrecognized compensation cost related to non-vested options, which is expected to be recognized over a remaining weighted-average vesting period of two years, subject to forfeiture changes.

Restricted Stock Awards

The fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally three to four years. The total number of restricted stock awards expected to vest is adjusted by estimated forfeiture rates. Restricted stock grants receive dividend distributions earned during the vesting period upon vesting.

As of June 30, 2013, there was less than $1 of total unrecognized compensation cost related to non-vested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of one year. The total fair value of the shares that vested in fiscal years 2013, 2012 and 2011 was $1, $3 and $4, respectively. The weighted-average grant-date fair value of awards granted was $72.28, $68.52 and $67.58 per share for fiscal years 2013, 2012 and 2011, respectively.

A-48       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 15. SHARE-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Company’s restricted stock awards as of June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Restricted stock awards as of June 30, 2012	22	$65
Granted	1	72
Vested	(11)	63
Forfeited	(1)	68
Restricted stock awards as of June 30, 2013	11	$68

Performance Units

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves certain performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. Performance unit grants receive dividends earned during the vesting period upon vesting.

The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted, as necessary, on a quarterly basis based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is trued-up in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of target.

The number of shares issued will be dependent upon vesting and the achievement of specified performance targets. As of June 30, 2013, there was $26 in unrecognized compensation cost related to non-vested performance unit grants that is expected to be recognized over a remaining weighted-average performance period of two years. The weighted-average grant-date fair value of awards granted was $72.11, $68.17 and $66.48 per share for fiscal years 2013, 2012 and 2011, respectively.

A summary of the status of the Company’s performance unit awards as of June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Performance unit awards as of June 30, 2012	1,370	$62
Granted	416	72
Distributed	(238)	57
Forfeited	(213)	62
Performance unit awards as of June 30, 2013	1,335	$66
Performance units vested and deferred as of June 30, 2013	219	$53

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THE CLOROX COMPANY - 2013 Proxy Statement	A-49

NOTE 15. SHARE-BASED COMPENSATION PLANS (Continued)

The non-vested performance units outstanding as of June 30, 2013 and 2012 were 1,116,000 and 1,160,000, respectively, and the weighted average grant date fair value was $69.01 and $64.04 per share, respectively. Total shares vested during fiscal year 2013 were 246,000, which had a weighted average grant date fair value per share of $57.25. The total fair value of shares vested was $14, $34 and $27 during fiscal years 2013, 2012 and 2011, respectively. Upon vesting, the recipients of the grants receive the distribution as shares or, if previously elected by eligible recipients, as deferred stock. During fiscal years 2013 and 2012, $13 and $33, respectively, of the vested awards were paid by the issuance of shares. During both fiscal years 2013 and 2012, $1 of the vested awards was deferred. Deferred shares continue to earn dividends, which are also deferred.

Deferred Stock Units for Nonemployee Directors

Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the termination of a director’s service.

During fiscal year 2013, the Company granted 18,000 deferred stock units, reinvested dividends of 7,000 units and distributed 15,000 shares, which had a weighted-average fair value on grant date of $74.52, $78.16 and $62.14 per share, respectively. As of June 30, 2013, 233,000 units were outstanding, which had a weighted-average fair value on the grant date of $60.43 per share.

NOTE 16. LEASES AND OTHER COMMITMENTS

The Company leases transportation equipment, certain information technology equipment and various manufacturing, warehousing, and office facilities. The Company’s leases are classified as operating leases, and the Company’s existing contracts will expire by 2027. The Company expects that, in the normal course of business, existing contracts will be renewed or replaced by other leases. Rental expense for all operating leases was $71, $68 and $62 in fiscal years 2013, 2012 and 2011, respectively. The future minimum rental payments required under the Company’s existing non-cancelable lease agreements as of June 30, 2013, are expected to be $45, $38, $36, $33, $29 and $117 in fiscal years 2014, 2015, 2016, 2017, 2018 and thereafter, respectively.

In the fourth quarter of fiscal year 2012, the Company began the process of relocating certain employees from its general office building in Oakland, Calif. to a new facility located in Pleasanton, Calif., which the Company has leased since 2011. Employees from its Technical and Data Center in Pleasanton, Calif. were also relocated to this new facility in fiscal year 2013. The facility consists of approximately 343,000 square feet of leased space and houses the Company’s research and development group, as well as other administrative and operational support personnel. The future minimum rental payments required under the Company’s existing non-cancelable lease agreement for the Pleasanton facility as of June 30, 2013, are expected to be $6, $6, $6, $7, $7 and $36 in fiscal years 2014, 2015, 2016, 2017, 2018 and thereafter, respectively. These amounts are included in the Company’s future minimum rental payments disclosed above.

The Company is also a party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. The raw material contracts are entered into during the regular course of business based on expectations of future purchases. Approximately 19% of the Company’s purchase obligations relate to service contracts for information technology that have been outsourced. As of June 30, 2013, the Company’s purchase obligations, including the services related to information technology, totaled $357, $141, $62, $46, $41 and $24 for fiscal years 2014 through 2018, and thereafter, respectively.

A-50       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 17. OTHER (INCOME) EXPENSE, NET

The major components of other (income) expense, net, for the fiscal years ended June 30 were:

	2013	2012	2011
Income from equity investees	$(12)	$(11)	$(8)
Gains on fixed asset sales, net	(4)	(2)	(1)
Low-income housing partnership gains	(4)	(2)	(13)
Income from transition and related services	(3)	(6)	(9)
Interest income	(3)	(3)	(3)
Foreign exchange transaction losses (gains), net (Note 1)	11	1	(2)
Amortization of trademarks and other intangible assets (Note 7)	9	9	9
Other, net	6	1	4
Total	$—	$(13)	$(23)

Investment in Low-Income Housing Partnerships

The Company owns, directly or indirectly, limited partnership interests of up to 99% in 20 low-income housing partnerships, which are accounted for on the equity basis. The Company’s investment balance as of June 30, 2013 and 2012 was $6 and $5, respectively. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. The partnerships provided the Company with tax benefits from low-income housing tax credits through fiscal year 2012. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than for the capital requirements. Recovery of the Company’s investments in the partnerships is accomplished through the tax benefits of partnership losses and proceeds from the disposition of the properties. The risk that previously claimed low-income housing tax credits might be recaptured or otherwise retroactively invalidated is considered very low. The Company does not consolidate the investment in low-income housing partnerships.

NOTE 18. INCOME TAXES

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following as of June 30:

	2013	2012	2011
Current
Federal	$247	$200	$139
State	23	12	19
Foreign	20	48	45
Total current	290	260	203
Deferred
Federal	(10)	—	71
State	(2)	1	2
Foreign	1	(13)	—
Total deferred	(11)	(12)	73
Total	$279	$248	$276

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THE CLOROX COMPANY - 2013 Proxy Statement	A-51

NOTE 18. INCOME TAXES (Continued)

The components of earnings from continuing operations before income taxes, by tax jurisdiction, consisted of the following as of June 30:

	2013	2012	2011
United States	$731	$655	$446
Foreign	122	136	117
Total	$853	$791	$563

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows as of June 30:

	2013	2012	2011
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	1.7	1.1	2.3
Tax differential on foreign earnings	(1.3)	(2.5)	(1.0)
Domestic manufacturing deduction	(2.3)	(2.2)	(3.5)
Noncash goodwill impairment	—	—	16.0
Other differences	(0.4)	—	0.2
Effective tax rate	32.7%	31.4%	49.0%

The lower effective tax rate for fiscal year 2012 compared to fiscal year 2013 was primarily due to lower taxes on foreign earnings and higher uncertain tax position releases. The effective tax rates for fiscal years 2013 and 2012 also reflected benefits from tax settlements. The substantially different effective tax rate in fiscal year 2011 primarily resulted from the 16.0% impact of the non-deductible noncash goodwill impairment charge of $258 related to the Burt’s Bees reporting unit as there was no substantial tax benefit associated with this noncash charge.

Applicable U.S. income taxes and foreign withholding taxes have not been provided on approximately $158 of undistributed earnings of certain foreign subsidiaries as of June 30, 2013, because these earnings are considered indefinitely reinvested. The net federal income tax liability that would arise if these earnings were not indefinitely reinvested is approximately $42. Applicable U.S. income and foreign withholding taxes are provided on these earnings in the periods in which they are no longer considered indefinitely reinvested.

Tax benefits resulting from share-based payment arrangements that are in excess of the tax benefits recorded in net earnings over the vesting period of those arrangements (excess tax benefits) are recorded as increases to additional paid-in capital. Excess tax benefits of approximately $11, $10, and $9, were realized and recorded to additional paid-in capital for the fiscal years 2013, 2012 and 2011, respectively.

A-52       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 18. INCOME TAXES (Continued)

The components of deferred tax assets (liabilities) as of June 30 are shown below:

	2013	2012
Deferred tax assets
Compensation and benefit programs	$176	$203
Basis difference related to Venture Agreement	30	30
Accruals and reserves	55	49
Inventory costs	20	22
Net operating loss and tax credit carryforwards	33	21
Other	51	23
Subtotal	365	348
Valuation allowance	(36)	(20)
Total deferred tax assets	329	328
Deferred tax liabilities
Fixed and intangible assets	(273)	(268)
Low-income housing partnerships	(23)	(29)
Unremitted foreign earnings	(18)	(4)
Other	(24)	(28)
Total deferred tax liabilities	(338)	(329)
Net deferred tax liabilities	$(9)	$(1)

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance were as follows as of June 30:

	2013	2012
Valuation allowance at beginning of year	$(20)	$(14)
Net decrease in realizability of foreign deferred tax assets	(9)	(3)
Net increase in foreign net operating loss carryforward and other	(7)	(3)
Valuation allowance at end of year	$(36)	$(20)

As of June 30, 2013, the Company had no foreign tax credit carryforwards for U.S. income tax purposes. Tax credit carryforwards in foreign jurisdictions of $13 have expiration dates between fiscal years 2016 and 2022. Tax benefits from foreign net operating loss carryforwards of $15 have expiration dates between fiscal years 2014 and 2023. Tax benefits from foreign net operating loss carryforwards of $5 may be carried forward indefinitely.

The Company files income tax returns in the U.S. federal and various state, local and foreign jurisdictions. In the first quarter of fiscal year 2011, certain issues relating to 2003, 2004 and 2006 were effectively settled by the Company and the IRS Appeals Division. Tax and interest payments of $18 were made with respect to these issues in the second quarter of fiscal year 2011. Interest payments of $4 were made with respect to these issues in the third quarter of fiscal year 2011. No tax benefits had previously been recognized for the issues related to the 2003, 2004 and 2006 tax settlements. The federal statute of limitations has expired for all tax years through June 30, 2009. Various income tax returns in state and foreign jurisdictions are currently in the process of examination.

Certain issues relating to fiscal years 1996 through 2000 were effectively settled by the Company and the Canadian Revenue Agency in the first quarter of fiscal year 2012, resulting in a net benefit of tax and interest of $7. No tax benefits had previously been recognized for these issues in the Company’s consolidated financial statements.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-53

NOTE 18. INCOME TAXES (Continued)

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of June 30, 2013 and 2012, the total balance of accrued interest and penalties related to uncertain tax positions was $8 and $7, respectively. Interest and penalties included in income tax expense resulted in a net expense of $1, a net benefit of $3, and a net benefit of $3 in fiscal years 2013, 2012 and 2011, respectively. The following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits:

	2013	2012	2011
Unrecognized tax benefits - July 1	$80	$97	$84
Gross increases - tax positions in prior periods	3	4	3
Gross decreases - tax positions in prior periods	(19)	(17)	(9)
Gross increases - current period tax positions	7	5	45
Gross decreases - current period tax positions	—	(1)	—
Lapse of applicable statute of limitations	(2)	(2)	—
Settlements	—	(6)	(26)
Unrecognized tax benefits - June 30	$69	$80	$97

Included in the balance of unrecognized tax benefits as of June 30, 2013, 2012 and 2011, are potential benefits of $56, $56 and $68, respectively, which if recognized, would affect the effective tax rate on earnings.

In the twelve months succeeding June 30, 2013, audit resolutions could potentially reduce total unrecognized tax benefits by up to $2, primarily as a result of cash settlement payments. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

NOTE 19. EMPLOYEE BENEFIT PLANS

Retirement Income Plans

Effective July 1, 2011, and as part of a set of long-term, cost-neutral enhancements to the Company’s overall employee benefit plans, the domestic qualified plan was frozen for service accrual and eligibility purposes for most participants, however, interest credits have continued to accrue on participant balances. As of June 30, 2013 and 2012, the benefits of the domestic qualified plan are based on either employee years of service and compensation or a stated dollar amount per years of service. The Company is the sole contributor to the plan in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plan consist primarily of investments in cash equivalents, mutual funds and common collective trusts.

The Company did not make any contributions to its domestic qualified retirement income plan during fiscal years 2013 and 2012, and contributed $15 in fiscal year 2011. Contributions made to the domestic non-qualified retirement income plans were $11, $11 and $8 in fiscal years 2013, 2012 and 2011, respectively. The Company has also contributed $1 to its foreign retirement income plans in each of the fiscal years ended June 30, 2013, 2012 and 2011. The Company’s funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate.

Retirement Health Care

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare for the domestic plan. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain plans.

The assumed domestic health care cost trend rate used in measuring the accumulated postretirement benefit obligation (APBO) was 7.6% for medical and 8.2% for prescription drugs for fiscal year 2013. These rates have been assumed to gradually decrease each year until an assumed ultimate trend of 4.5% is reached in 2028. The health care cost trend rate assumption has an effect on the amounts reported. The effect of a hypothetical 100 basis point increase or

A-54       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

decrease in the assumed domestic health care cost trend rate on the total service and interest cost components, and the postretirement benefit obligation would have been $0, $1, $0 for the fiscal years ended June 30, 2013, 2012 and 2011, respectively.

Financial Information Related to Retirement Income and Retirement Health Care

Summarized information for the Company’s retirement income and retirement health care plans at and for the fiscal years ended June 30 is as follows:

	Retirement Income		Retirement Health Care
	2013	2012	2013	2012
Change in benefit obligations:
Projected benefit obligation at beginning of year	$646	$566	$63	$58
Service cost	4	—	1	1
Interest cost	24	29	2	3
Employee contributions to deferred compensation plans	—	5	—	—
Actuarial (gain) loss	(27)	82	(9)	3
Plan amendments	—	—	(5)	—
Translation adjustment	—	—	—	(1)
Benefits paid	(35)	(36)	(1)	(1)
Projected benefit obligation at end of year	612	646	51	63
Change in plan assets:
Fair value of assets at beginning of year	394	410	—	—
Actual return on plan assets	37	9	—	—
Employer contributions to nonqualified plans	12	12	1	1
Translation adjustment	—	(1)	—	—
Benefits paid	(35)	(36)	(1)	(1)
Fair value of plan assets at end of year	408	394	—	—
Accrued benefit cost, net funded status	$(204)	$(252)	$(51)	$(63)
Amount recognized in the balance sheets consists of:
Current accrued benefit liability	$(17)	$(14)	$(4)	$(6)
Non-current accrued benefit liability	(187)	(238)	(47)	(57)
Accrued benefit cost, net	$(204)	$(252)	$(51)	$(63)

Retirement income plans with an accumulated benefit obligation (ABO) in excess of plan assets as of June 30 were as follows:

	Pension Plans		Other Retirement Plans
	2013	2012	2013	2012
Projected benefit obligation	$529	$561	$80	$84
Accumulated benefit obligation	528	561	80	84
Fair value of plan assets	405	393	—	—

The ABO for all pension plans was $530, $561 and $490 as of June 30, 2013, 2012 and 2011, respectively. The ABO for all retirement income plans decreased by $35 in fiscal year 2013, primarily due to an increase in the discount rate.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-55

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

The net costs of the retirement income and health care plans for the fiscal years ended June 30 included the following components:

	Retirement Income			Retirement Health Care
	2013	2012	2011	2013	2012	2011
Service cost	$4	$—	$12	$1	$1	$2
Interest cost	24	29	29	2	3	4
Expected return on plan assets	(29)	(31)	(33)	—	—	—
Curtailment gain	—	—	(1)	—	—	—
Amortization of unrecognized items	12	8	17	(2)	(3)	(2)
Total	$11	$6	$24	$1	$1	$4

Items not yet recognized as a component of postretirement expense as of June 30, 2013, consisted of:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain)	$239	$(29)
Prior service cost (benefit)	1	(8)
Net deferred income tax (assets) liabilities	(89)	14
Accumulated other comprehensive loss (income)	$151	$(23)

Net actuarial loss (gain) recorded in accumulated other comprehensive net losses for the fiscal year ended June 30, 2013, included the following:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain) at beginning of year	$286	$(22)
Amortization during the year	(12)	2
Gain during the year	(35)	(9)
Net actuarial loss (gain) at end of year	$239	$(29)

The Company uses the straight-line amortization method for unrecognized prior service costs and benefits. In fiscal year 2014, the Company expects to recognize, on a pre-tax basis, approximately $0 of the prior service cost and $9 of the net actuarial loss as a component of net periodic benefit cost for the retirement income plans; and approximately $1 of the prior service credit and $2 of the net actuarial gain as a component of net periodic benefit cost for the retirement health care plans.

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations as of June 30 were as follows:

	Retirement Income		Retirement Health Care
	2013	2012	2013	2012
Discount rate	4.39%	3.87%	4.33%	3.86%
Rate of compensation increase	3.44%	3.71%	n/a	n/a

A-56       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the net periodic pension and other postretirement benefit costs as of June 30 were as follows:

	Retirement Income
	2013	2012	2011
Discount rate	3.87%	5.31%	5.34%
Rate of compensation increase	3.71%	3.93%	4.20%
Expected return on plan assets	7.50%	8.12%	8.11%

	Retirement Health Care
	2013	2012	2011
Discount rate	3.86%	5.29%	5.36%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation.

Expected benefit payments for the Company’s pension and other postretirement plans as of June 30, 2013 were as follows:

	Retirement Income	Retirement Health Care
2014	$37	$4
2015	37	4
2016	37	3
2017	38	3
2018	39	3
Fiscal years 2019 — 2023	194	14

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

The target allocations and weighted average asset allocations by asset category of the investment portfolio for the Company’s domestic retirement income plans as of June 30 were:

	% Target Allocation		% of Plan Assets
	2013	2012	2013	2012
U.S. equity	20%	29%	20%	29%
International equity	21	30	21	29
Fixed income	54	36	54	37
Other	5	5	5	5
Total	100%	100%	100%	100%

The target asset allocation is determined based on the optimal balance between risk and return and, at times, may be adjusted to achieve the plan’s overall investment objective to generate sufficient resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-57

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

The following table sets forth by level within the fair value hierarchy, the retirement income plans’ assets carried at fair value as of June 30:

	2013
	Level 1	Level 2	Total
Cash equivalents	$3	$—	$3
Common collective trusts
Bond funds	—	217	217
International equity funds	—	93	93
Domestic equity funds	—	77	77
Real Estate fund	—	18	18
Total common collective trusts	—	405	405
Total assets at fair value	$3	$405	$408

	2012
	Level 1	Level 2	Total
Cash equivalents	$2	$—	$2
Common collective trusts
Bond funds	—	149	149
International equity funds	—	116	116
Domestic equity funds	—	106	106
Real Estate fund	—	21	21
Total common collective trusts	—	392	392
Total assets at fair value	$2	$392	$394

The carrying value of cash equivalents approximates its fair value as of June 30, 2013 and 2012.

Common collective trust funds are not publicly traded and, therefore, are classified as Level 2. They are valued at a net asset value unit price determined by the portfolio’s sponsor based on the fair value of underlying assets held by the common collective trust fund on June 30, 2013 and 2012.

The common collective trusts are invested in various trusts that attempt to achieve their investment objectives by investing primarily in other collective investment funds which have characteristics consistent with each trust’s overall investment objective and strategy.

Defined Contribution Plans

The Company has defined contribution plans for most of its domestic employees. The plans include The Clorox Company 401(k) Plan. Effective July 1, 2011, The Clorox Company 401(k) Plan was amended to enhance the matching of employee contributions and to provide for a fixed and non-discretionary annual contribution in place of the profit sharing component. Prior to July 1, 2011, Company contributions to the profit sharing component above 3% of employee eligible earnings were discretionary and were based on certain Company performance targets for eligible employees. The aggregate cost of the defined contribution plans was $40, $46, and $21 in fiscal years 2013, 2012 and 2011, respectively. Included in the fiscal year 2011 costs was $17 of profit sharing contributions. The Company also has defined contribution plans for certain international employees. The aggregate cost of these foreign plans was $1 for each of the fiscal years ended June 30, 2013, 2012 and 2011.

A-58       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 20. SEGMENT REPORTING

The Company operates through strategic business units that are aggregated into four reportable segments: Cleaning, Household, Lifestyle and International.

  Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning and disinfecting products under the Clorox®, Dispatch®, Aplicare®, HealthLink® and Clorox Healthcare™ brands.

  Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States. Products within this segment include plastic bags, wraps and containers under the Glad® brand; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; and charcoal products under the Kingsford® and Match Light® brands.

  Lifestyle consists of food products, water-filtration systems and filters, and natural personal care products marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; and natural personal care products under the Burt’s Bees® and güd® brands.

  International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, charcoal and cat litter products, dressings and sauces, plastic bags, wraps and containers and natural personal care products, primarily under the Clorox®, Javex®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Nevex®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley® and Burt’s Bees® brands.

Certain non-allocated administrative costs, interest income, interest expense and various other non-operating income and expenses are reflected in Corporate. Corporate assets include cash and cash equivalents, property and equipment, other investments and deferred taxes.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-59

NOTE 20. SEGMENT REPORTING (Continued)

	Fiscal Year	Cleaning	Household	Lifestyle	International	Corporate	Total Company
Net sales	2013	$1,783	$1,693	$929	$1,218	$—	$5,623
	2012	1,692	1,676	901	1,199	—	5,468
	2011	1,619	1,611	849	1,152	—	5,231
Earnings (losses) from continuing
operations before income taxes	2013	420	336	259	96	(258)	853
	2012	381	298	265	119	(272)	791
	2011	356	278	91	55	(217)	563
Income from equity investees	2013	—	—	—	12	—	12
	2012	—	—	—	11	—	11
	2011	—	—	—	8	—	8
Total assets	2013	905	799	878	1,202	527	4,311
	2012	942	818	887	1,219	489	4,355
Capital expenditures	2013	57	72	19	28	18	194
	2012	63	79	18	32	—	192
	2011	72	95	24	37	—	228
Depreciation and amortization	2013	52	69	19	28	14	182
	2012	45	73	18	25	17	178
	2011	44	73	18	22	16	173
Significant noncash charges included
in earnings before income taxes:
Share-based compensation	2013	10	9	5	1	10	35
	2012	13	12	6	1	(5)	27
	2011	14	13	6	2	(3)	32
Noncash goodwill impairment	2013	—	—	—	—	—	—
	2012	—	—	—	—	—	—
	2011	—	—	164	94	—	258

Fiscal year 2011 earnings from continuing operations before income taxes for the Lifestyle and International reportable segments included a noncash goodwill impairment charge of $164 and $94, respectively, related to the Burt’s Bees business. Fiscal year 2011 diluted net earnings per share from continuing operations included the impact of $1.86 from this noncash goodwill impairment charge.

All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.

Net sales to the Company’s largest customer, Walmart Stores, Inc. and its affiliates, were 26%, 26% and 27% for the fiscal years ended 2013, 2012 and 2011, respectively, of consolidated net sales and occurred in each of the Company’s reportable segments. No other customers accounted for more than 10% of consolidated net sales in any of these fiscal years. During fiscal years 2013, 2012 and 2011, the Company’s five largest customers accounted for 45%, 44% and 44% of its net sales, respectively.

A-60       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

NOTE 20. SEGMENT REPORTING (Continued)

The Company has three product lines that have accounted for 10% or more of consolidated net sales during each of the past three fiscal years. Sales of liquid bleach represented approximately 14% of the Company’s consolidated net sales in each of the fiscal years 2013, 2012 and 2011, approximately 26%, 26% and 27% of net sales in the Cleaning segment and approximately 28%, 27% and 27% of net sales in the International segment, respectively. Sales of trash bags represented approximately 13% of the Company’s consolidated net sales in each of the fiscal years 2013, 2012 and 2011, approximately 37%, 35% and 34% of net sales in the Household segment and approximately 10%, 10% and 11% of net sales in the International segment, respectively. Sales of charcoal represented approximately 10%, 11% and 11% of the Company’s consolidated net sales and approximately 32%, 35% and 34% of net sales in the Household segment in fiscal years 2013, 2012 and 2011, respectively.

Net sales and property, plant and equipment, net, by geographic area as of and for the fiscal years ended June 30 were as follows:

	Fiscal Year	United States	Foreign	Total Company
Net sales	2013	$4,448	$1,175	$5,623
	2012	4,316	1,152	5,468
	2011	4,125	1,106	5,231
Property, plant and equipment, net	2013	$860	$161	$1,021
	2012	906	175	1,081

NOTE 21. RELATED PARTY TRANSACTIONS

The Company holds various equity investments with ownership percentages of up to 50% in a number of consumer products businesses. Transactions with the Company’s equity investees typically represent payments for contract manufacturing and purchases of raw materials. Payments to equity investees for such transactions during the fiscal years ended June 30, 2013, 2012 and 2011 were $50, $49 and $47, respectively. Receipts from and ending accounts receivable and payable balances related to the Company’s equity investees were not significant during and as of each of the fiscal years presented.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-61

NOTE 22. UNAUDITED QUARTERLY DATA

	September 30	December 31	March 31	June 30	Total Year
Fiscal year ended June 30, 2013
Net sales	$1,338	$1,325	$1,413	$1,547	$5,623
Cost of products sold	$764	$762	$818	$867	$3,211
Earnings from continuing operations	$133	$123	$134	$184	$574
Losses from discontinued operations, net of tax	$—	$—	$(1)	$(1)	$(2)
Net earnings	$133	$123	$133	$183	$572
Per common share:
Basic
Continuing operations	$1.02	$0.94	$1.01	$1.40	$4.38
Discontinued operations	—	—	—	(0.01)	(0.01)
Basic net earnings per share	$1.02	$0.94	$1.01	$1.39	$4.37
Diluted
Continuing operations	$1.01	$0.93	$1.00	$1.38	$4.31
Discontinued operations	—	—	—	(0.01)	(0.01)
Diluted net earnings per share	$1.01	$0.93	$1.00	$1.37	$4.30
Dividends declared per common share	$0.64	$0.64	$0.64	$0.71	$2.63
Market price (NYSE)
High	$73.65	$76.74	$88.63	$90.10	$90.10
Low	69.67	71.00	73.50	81.12	69.67
Year-end					83.14
Fiscal year ended June 30, 2012
Net sales	$1,305	$1,221	$1,401	$1,541	$5,468
Cost of products sold	$759	$714	$808	$883	$3,164
Earnings from continuing operations	$130	$105	$134	$174	$543
Losses from discontinued operations, net of tax	$—	$—	$(2)	$—	$(2)
Net earnings	$130	$105	$132	$174	$541
Per common share:
Basic
Continuing operations	$0.99	$0.79	$1.03	$1.34	$4.15
Discontinued operations	—	—	(0.01)	—	(0.01)
Basic net earnings per share	$0.99	$0.79	$1.02	$1.34	$4.14
Diluted
Continuing operations	$0.98	$0.79	$1.02	$1.32	$4.10
Discontinued operations	—	—	(0.01)	—	(0.01)
Diluted net earnings per share	$0.98	$0.79	$1.01	$1.32	$4.09
Dividends declared per common share	$0.60	$0.60	$0.60	$0.64	$2.44
Market price (NYSE)
High	$75.44	$69.61	$70.89	$73.54	$75.44
Low	63.56	63.06	66.37	66.72	63.06
Year-end					72.46

A-62       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

FIVE-YEAR FINANCIAL SUMMARY
The Clorox Company

Dollars in millions, except share data	2013	2012	2011(1)(2)	2010(1)	2009(1)
OPERATIONS
Net sales	$5,623	$5,468	$5,231	$5,234	$5,158
Gross profit	2,412	2,304	2,273	2,319	2,204
Earnings from continuing operations	$574	$543	$287	$526	$472
(Losses) earnings from discontinued operations, net of tax	(2)	(2)	270	77	65
Net earnings	$572	$541	$557	$603	$537
COMMON STOCK
Earnings per share
Continuing operations
Basic	$4.38	$4.15	$2.09	$3.73	$3.36
Diluted	4.31	4.10	2.07	3.69	3.33
Dividends declared per share	$2.63	$2.44	$2.25	$2.05	$1.88
OTHER DATA
Total assets	$4,311	$4,355	$4,163	$4,548	$4,569
Long-term debt	2,170	1,571	2,125	2,124	2,151

(1)	In November 2010, the Company completed the sale of the Auto Businesses pursuant to the terms of a Purchase and Sale Agreement and received cash consideration of $755. Included in earnings from discontinued operations for fiscal year ended June 30, 2011, is an after-tax gain on the transaction of $247.

(2)	Earnings from continuing operations and net earnings included the $258 noncash goodwill impairment charge recognized in fiscal year 2011 related to the Burt’s Bees business. Diluted net earnings per share from continuing operations included the impact of $1.86 from this noncash goodwill impairment charge.

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THE CLOROX COMPANY - 2013 Proxy Statement	A-63

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (Dollars in millions)

Column A	Column B	Column C	Column D		Column E
		Additions	Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Credited to costs and expenses	Credited to other accounts	Balance at end of period
Allowance for doubtful accounts
Year ended June 30, 2013	$(7)	$—	$2	$—	$(5)
Year ended June 30, 2012	(5)	(3)	1	—	(7)
Year ended June 30, 2011	(6)	—	1	—	(5)
LIFO allowance
Year ended June 30, 2013	$(37)	$(3)	$—	$—	$(40)
Year ended June 30, 2012	(29)	(8)	—	—	(37)
Year ended June 30, 2011	(28)	(1)	—	—	(29)
Valuation allowance on deferred tax assets
Year ended June 30, 2013	$(20)	$(16)	$—	$—	$(36)
Year ended June 30, 2012	(14)	(6)	—	—	(20)
Year ended June 30, 2011	(12)	(2)	—	—	(14)
Allowance for inventory obsolescence
Year ended June 30, 2013	$(10)	$(12)	$—	$11	$(11)
Year ended June 30, 2012	(11)	(13)	—	14	(10)
Year ended June 30, 2011	(10)	(15)	—	14	(11)

A-64       THE CLOROX COMPANY - 2013 Proxy Statement

Appendix A

THE CLOROX COMPANY
RECONCILIATION OF ECONOMIC PROFIT

Dollars in millions	FY13	FY12	FY11
Earnings from continuing operations before income taxes	$853	$791	$563
Noncash restructuring-related and asset impairment costs		4	6
Noncash goodwill impairment	—	—	258
Interest expense	122	125	123
Earnings from continuing operations before income taxes,
noncash restructuring-related and asset impairment costs,
noncash goodwill impairment and interest expense	$975	$920	$950
Income taxes on earnings from continuing operations before
income taxes, noncash restructuring-related and asset
impairment costs, noncash goodwill impairment and interest expense(2)	319	289	321
Adjusted after tax profit	$656	$631	$629
Average capital employed(3)	2,552	2,544	2,618
Capital charge(4)	230	229	236
Economic profit(1) (Adjusted after tax profit less capital charge)	$426	$402	$393
% change over prior year	+6.0%	+2.3%	+0.3%

(1)	Economic profit (EP), a non-GAAP measure, is defined by the Company as earnings from continuing operations before income taxes, noncash restructuring-related and asset impairment costs, noncash goodwill impairment and interest expense; less an amount of tax based on the effective tax rate before any noncash goodwill impairment charge, and less a charge equal to average capital employed multiplied by the weighted-average cost of capital. Management uses EP to evaluate business performance and allocate resources, and it is a component in determining management’s incentive compensation. Management believes EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit.

(2)	The tax rate applied is the effective tax rate on continuing operations before any noncash goodwill impairment charge, which was 32.7%, 31.4% and 33.8% in fiscal years 2013, 2012 and 2011, respectively. The difference between the fiscal year 2011 effective tax rate on continuing operations before the noncash goodwill impairment charge and the effective tax rate on continuing operations of 49.0% is (16.0)% related to the non-deductible noncash goodwill impairment charge and 0.8% for other tax effects related to excluding this charge.

(3)	Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year noncash restructuring-related and asset impairment costs and noncash goodwill impairment. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

	FY13	FY12	FY11
Total assets	$4,311	$4,355	$4,163
Less:
Accounts payable	413	412	423
Accrued liabilities	490	494	442
Income taxes payable	29	5	41
Other liabilities	742	739	619
Deferred income taxes	119	119	140
Non-interest bearing liabilities	1,793	1,769	1,665
Total capital employed	2,518	2,586	2,498
Noncash restructuring-related and asset impairment costs	—	4	6
Noncash goodwill impairment	—	—	258
Adjusted capital employed	$2,518	$2,590	$2,762
Average capital employed	$2,552	$2,544	$2,618

(4)	Capital charge represents average capital employed multiplied by the weighted-average cost of capital. The weighted-average cost of capital used to calculate capital charge was 9% for all fiscal years presented.

THE CLOROX COMPANY - 2013 Proxy Statement       A-65

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on November 19, 2013.

Vote by Internet Go to www.envisionreports.com/CLX Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

A	The Board of Directors recommends a vote FOR the election of each of the following director nominees:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Daniel Boggan, Jr.	☐	☐	☐	05 - Donald R. Knauss	☐	☐	☐	09 - Rogelio Rebolledo	☐	☐	☐

	02 - Richard H. Carmona	☐	☐	☐	06 - Esther Lee	☐	☐	☐	10 - Pamela Thomas-Graham	☐	☐	☐

	03 - Tully M. Friedman	☐	☐	☐	07 - Robert W. Matschullat	☐	☐	☐	11 - Carolyn M. Ticknor	☐	☐	☐

	04 - George J. Harad	☐	☐	☐	08 - Jeffrey Noddle	☐	☐	☐

B	The Board of Directors recommends a vote FOR Proposal 2.				C	The Board of Directors recommends a vote FOR Proposal 3.

		For	Against	Abstain			For	Against	Abstain

2.	Advisory Vote on Executive Compensation.	☐	☐	☐	3.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

D	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Dear Stockholders:

Attached is the proxy for The Clorox Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote your shares. You may vote via telephone, the Internet or mail. If you wish to vote via telephone or the Internet, instructions are printed on this form. If you wish to vote by mail, please mark, sign, date and return the proxy using the enclosed envelope.

Only stockholders on the record date, September 30, 2013, or their legal proxy holders, may attend the Annual Meeting. To be admitted to the Annual Meeting, you must bring a current form of government-issued photo identification and proof that you owned Clorox common stock on the record date. Please see the “Attending the Annual Meeting” section of the proxy statement for further information.

Sincerely,

Angela C. Hilt
Vice President – Corporate Secretary
& Associate General Counsel

Annual Meeting of Stockholders
  Meeting Date: November 20, 2013
  Check – In Time: 8:30 a.m. Pacific Time
  Meeting Time: 9:00 a.m. Pacific Time
  Meeting Location: the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Building C, Pleasanton, CA 94588

Please note that cameras, recording equipment and other electronic devices will not be allowed in the meeting except for use by the Company. For your protection, briefcases, purses, packages, etc. may be inspected as you enter the meeting.

The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report — Executive Summary are available at www.envisionreports.com/CLX.

‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

Proxy — The Clorox Company
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

ANNUAL MEETING OF STOCKHOLDERS — NOVEMBER 20, 2013

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Donald R. Knauss, Stephen M. Robb and Laura Stein, and each of them individually, as proxies, each with full power of substitution, to vote as designated on the reverse side of this ballot, all of the shares of common stock of The Clorox Company that the stockholder(s) whose signature(s) appear(s) on the reverse side would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time on Wednesday, November 20, 2013, at the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Building C, Pleasanton, CA 94588 and any adjournment or postponement thereof. A majority of said proxies, including any substitutes, or if only one of them be present, then that one, may exercise all of the powers of said proxies hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Items to be voted appear on reverse side)